As filed with the Securities and Exchange Commission on June 13, 2006

Registration No. 333-132176

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOMANTA PHARMACEUTICALS, INC.

(Name of small business issuer as specified in its charter)

Delaware	2834	20-3559330
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

19200 Von Karman Avenue, Suite 400

Irvine, California 92612

(949) 477-8090

(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Terrance J. Bruggeman

Executive Chairman

Somanta Pharmaceuticals, Inc.

19200 Von Karman Avenue, Suite 400

Irvine, California 92612

(949) 477-8090

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Adam C. Lenain, Esq.

Foley & Lardner LLP

402 W. Broadway, 23rd Floor

San Diego, CA 92101

(619) 234-6655

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement as determined by the selling stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Shares of common stock, par value $0.001 per share	$5,634,192(2)	$602.86(3)

(1)	Estimated pursuant to Rule 457(o) solely for the purpose of calculating the amount of the registration fee.
(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor does it solicit an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

DATED JUNE 13, 2006

SOMANTA PHARMACEUTICALS, INC.

9,390,320 Shares of Common Stock

This prospectus relates solely to the offer and sale by the selling stockholders identified in this prospectus of up to 9,390,320 shares of our common stock. Of these shares, 2,385,345 are currently issued and outstanding 4,400,001 are issuable upon conversion of Series A Preferred Stock and 2,604,974 are issuable upon exercise of warrants held by the selling stockholders. The selling stockholders are offering all of the shares to be sold in the offering, but they are not required to sell any of these shares. If a selling stockholder chooses to offer or sell any shares of common stock to which this prospectus relates prior to the time at which our common stock is quoted for sale on the Over-the-Counter Bulletin Board, such selling stockholder must offer such shares at a price of $0.60 per share. After the time at which our common stock is quoted for sale on the Over-the-Counter Bulletin Board, the selling stockholders may offer and sell the shares of common stock to which this prospectus relates at prevailing market prices or privately negotiated prices. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders, although we will receive proceeds from the exercise of the warrants to the extent they are exercised for cash. We will bear all expenses (other than selling commissions and fees and expenses of counsel or other advisors to the selling stockholders) relating to this offering.

The selling stockholders may sell these shares from time to time in various types of transactions, including in the principal market on which the stock is traded or listed or in privately negotiated transactions. If any broker-dealers are used by the selling stockholders, any commissions paid to broker-dealers and, if broker-dealers purchase any shares of our common stock as principals, any profits received by such brokers-dealers on the resale of shares of our common stock, may be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended, or the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions if any such selling stockholder is deemed an “underwriter” as defined in the Securities Act.

We have not been issued a trading symbol by the Over-the-Counter Bulletin Board; and to date, our common stock has not been quoted for sale.

Investing in our common stock involves significant risks. See “ Risk Factors” beginning on page 7 to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Prospectus dated                     , 2006

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding us, the sale of our common stock in this offering by the selling stockholders, our consolidated financial statements and the notes to those consolidated financial statements that appear elsewhere in this prospectus.

Our Company

We were originally incorporated in the State of New Jersey in 1991 under the name PRS Sub I, Inc. We subsequently changed our name to Service Lube, Inc., then to Fianza Commercial Corp. and then to Hibshman Optical Corp. Our business plan since that time had been to seek to enter into a business combination with an entity that had ongoing operations through a reverse merger or other similar type of transaction.

In furtherance of our business plan, on January 31, 2006, we reincorporated into the State of Delaware under the name Somanta Pharmaceuticals, Inc., and acquired Somanta Incorporated, a Delaware corporation, through a merger of a wholly-owned subsidiary with and into Somanta Incorporated. The stockholders of Somanta Incorporated were issued a total of 13,697,834 shares of our common stock in this merger, representing approximately 97% of our outstanding shares calculated on a fully diluted basis. In this merger, each share of Somanta Incorporated common stock was exchanged for one share of our common stock. In connection with our merger with Somanta Incorporated, we have changed our fiscal year end from December 31 to April 30 which is the fiscal year end of Somanta Incorporated.

For financial reporting purposes, the merger with Somanta Incorporated has been reflected as a recapitalization of Somanta Incorporated and the historical financial statements of Somanta Incorporated are reported as our historical financial statements. Somanta Incorporated was formerly known as Bridge Oncology Products, Inc., a Delaware corporation, which was formed on February 10, 2005. On August 23, 2005, Bridge Oncology Products, Inc., entered into a Share Exchange Agreement with Somanta Limited, a company organized under the laws of England pursuant to which Somanta Limited became a wholly-owned subsidiary of Bridge Oncology Products, Inc., and Bridge Oncology Products, Inc., changed its name to Somanta Incorporated. Somanta Limited was formed on April 19, 2001.

We have not been issued a trading symbol by the Over-the-Counter Bulletin Board; and to date, our common stock has not been quoted for sale.

Our Business

As a result of the merger with Somanta Incorporated, we are a biopharmaceutical company engaged in the development of products primarily for the treatment of cancer. We license product candidates from third parties that are designed for anti-cancer therapy in order to advance them along the regulatory and clinical pathway toward commercial approval. We use our expertise to manage and perform what we believe are the most critical aspects of the product development process which include the design and conduct of clinical trials, the development and execution of strategies for the protection and maintenance of intellectual property rights and the interaction with regulatory authorities internationally. We concentrate on product development and engage in a very limited way in product discovery, avoiding the significant investment of time and financial resources that is generally required before a compound is identified and brought into clinical trials. In addition, we are currently engaged in pre-clinical testing of three of our product candidates and intend to out-source clinical trials, pre-clinical testing and the manufacture of clinical materials to third parties.

Our current portfolio of product candidates in academic-investigator-sponsored clinical development includes two anti-cancer agents (a small molecule and a monoclonal antibody) targeting four different tumors and/or stages of cancer. We have three additional product candidates (two small molecules and a monoclonal antibody) in pre-clinical development targeting eleven different tumor types. One of our product candidates, Sodium Phenylbutyrate, a small molecule that we intend to develop as a treatment for brain cancer, has been licensed to us by Virium Pharmaceuticals, Inc. One of our directors, Jeffrey Davis, is also a director of Virium Pharmaceuticals, Inc., and our largest single stockholder, SCO Capital Partners, LLC, is also the largest stockholder of Virium Pharmaceuticals, Inc. In addition, we have licensed the rights to our product candidate, Alchemix, a small molecule for use as a treatment for central nervous system cancers, colon cancer, non-small cell lung cancer, ovarian cancer and renal cancer, to Advanced Cardiovascular Devices, LLC, for use in the field of vascular disease. A former director of Somanta Limited, Balbir Brar, DVM, PhD, is a principal owner of Advanced Cardiovascular Devices, LLC, and one of our current directors, and our Executive Chairman, Terrance J. Bruggeman, serves as Chairman of the Advisory Board of Advanced Cardiovascular Devices, LLC.

We intend to license the rights to manufacture and market our product candidates to other pharmaceutical companies in exchange for license fees and royalty payments and to continue to seek other opportunities to license additional potential product candidates from third parties in pursuit of our business strategy. We do not currently intend to manufacture or market products, although we may if the opportunity is available on terms that are considered attractive, or we may retain co-development rights to specific product candidates.

Company Information

We were originally incorporated in New Jersey in 1991 under the name PRS Sub I, Inc. We subsequently changed our name to Service Lube, Inc., then to Fianza Commercial Corp. and then to Hibshman Optical Corp. We reincorporated into the State of Delaware on January 31, 2006 and changed our name to Somanta Pharmaceuticals, Inc. Our principal executive offices are located at 19200 Von Karman Avenue, Suite 400, Irvine, California 92612. Our telephone number is (949) 477-8090.

The Offering

Common stock offered in this offering	9,390,320 shares

Common stock to be outstanding after this offering	30,954,569 (1)

Offering Price

The selling stockholders will offer the shares of common stock to which this prospectus relates at a price of $0.60 per share until such time as our common stock is quoted on the Over-The-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Use of proceeds

All of the net proceeds from the sale of our common stock covered by this prospectus will be received by the selling stockholders who offer and sell shares of our common stock. We will not receive any proceeds from the sale of our common stock offered by the selling stockholders, although we will receive proceeds from the exercise of the warrants held by the selling stockholders to the extent they are exercised for cash (2). The proceeds we would receive if all the warrants were exercised for cash would be approximately $1,909,463. These proceeds, if any, will be used for general corporate purposes.

(1)	Unless the context indicates otherwise, all share and per-share information in this prospectus is based on 14,274,534 shares of our common stock outstanding as of January 31, 2006. Shares of common stock to be outstanding after this offering assumes that all shares registered under this prospectus are acquired and sold by the selling stockholders. Unless the context indicates otherwise, all other share and per-share information in this prospectus assumes no exercise of warrants or other rights to acquire our common stock outstanding as of January 31, 2006.
(2)	Please note that each warrant contains a cashless exercise provision whereby each holder, at its option, may exercise the warrant by surrender and cancellation of a portion of the shares of our common stock issuable upon the exercise of the warrant based on the then current market price of our common stock. If the holders of the warrants elected to exercise the warrants pursuant to this provision, we would not receive any proceeds from the exercise of the warrants but instead would issue fewer shares of our common stock.

Summary Financial Information

In the table below, we provide you with historical summary financial data for Somanta Incorporated for the two years ended April 30, 2005 and 2004, derived from our audited consolidated financial statements included elsewhere in this prospectus. We also provide below financial data for Somanta Incorporated for, and as of the end of, the nine months ended January 31, 2006 and 2005, derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Year ended April 30,		Nine months ended January 31,
	2005	2004	2006	2005
			(unaudited)	(unaudited)
Statement of Operations Data:
Revenue	$0	$0	$1,071	$0
Total Comprehensive Loss	(1,135,009)	(491,104)	(5,183,635)	(662,918)
Net loss per share—basic and diluted	(0.20)	(0.09)	(0.36)	(0.12)

The table below sets forth a summary of Somanta’s consolidated balance sheet data as of April 30, 2005, derived from our audited consolidated financial statements included elsewhere in this prospectus. We also provide below financial data for Somanta for, and as of, the end of the nine months ended January 31, 2006, derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

	April 30, 2005	January 31, 2006
		(unaudited)
Balance Sheet Data:
Cash	$102,885	$7,201
Working Capital	(202,800)	(309,492)
Total Assets	178,879	4,688,674
Total stockholders’ deficit	(199,296)	(617,249)

RISK FACTORS

Investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

In addition, this prospectus may contain forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. We wish to caution readers that these forward-looking statements are only predictions and that our business is subject to the risk factors described below. The registrant would also like to clarify that the risk factors described below relate to the business of Somanta Pharmaceuticals, Inc. and its wholly-owned operating subsidiary, Somanta Incorporated, on a combined and consolidated basis and that no inference should be drawn as to the magnitude of any particular risk from its position in the list. Somanta Pharmaceuticals, Inc. and Somanta Incorporated are referred to collectively throughout this prospectus as “we,” “us,” “our” and “ours.”

RISKS RELATED TO OUR BUSINESS

Our independent auditor’s report contains a going concern qualification which means there is substantial doubt about our ability to continue as a going concern.

The report of our independent registered public accounting firm for the fiscal year ended April 30, 2005, contains an explanatory paragraph which states that we have suffered recurring losses from operations and have a working capital deficiency that raises substantial doubt about our ability to continue as a going concern. We have incurred a net loss of $1,129,290 for the year ended April 30, 2005 and a net loss of $5,437,419 from the date of inception, April 19, 2001 through January 31, 2006.

At January 31, 2006, we had an accumulated deficit of $6,959,735, a working capital deficit of $309,492, a loss from operations of $3,661,319 and cash flows used in operations of $1,359,918. We expect our operating losses to increase for at least the next several years as we pursue the clinical development of our lead product candidates and expand our discovery and development pipeline.

We have not generated any significant revenues from product sales to date, and we do not expect to generate revenues from product sales for at least the next several years, if at all. We expect our revenues for the next several years to consist of payments under certain of our current agreements and any additional collaborations, including upfront payments upon execution of new agreements, research funding and related fees throughout the research term of the agreements and milestone payments contingent upon achievement of agreed-upon objectives. To date, we have received $10,000 in payments under such agreements.

We have consumed substantial amounts of capital since our inception. We do not expect to have sufficient cash to fund operations after the third fiscal quarter of our fiscal year beginning May 1, 2006, given the current and desired pace of clinical development of our product candidates, despite the net proceeds from the sale of shares of our Series A Convertible Preferred Stock and warrants to purchase common stock in a private placement in January 2006. Therefore, we will require significant additional financing in the future to fund our operations. Our future capital requirements will depend on, and could increase significantly as a result of, many factors, including:

•	progress in, and the costs of, our pre-clinical studies and clinical trials and other research and development programs;

•	the scope, prioritization and number of research and development programs;

•	the ability of our collaborators and us to reach the milestones, and other events or developments, under our future collaboration agreements;

•	the costs involved in filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

•	the costs of securing manufacturing arrangements for clinical or commercial production of product candidates; and

•	the costs of establishing, or contracting for, sales and marketing capabilities if we obtain regulatory clearances to market our product candidates.

Until we can generate significant continuing revenues, we expect to satisfy our future cash needs through strategic collaborations, private or public sales of our securities, debt financings or by licensing all or a portion of our product candidates or technology to third parties. However, investors may be reluctant to invest in an entity that has a going concern qualification included in the report of its independent auditors and as a result, we cannot be certain that additional funding will be available to us on acceptable terms, or at all. If funds are not available, we may be unable to continue as a going concern.

We are an early stage development company with a history of losses, and as a result, we are unable to predict whether we will ever become profitable.

Somanta Limited was founded in 2001, and since we have been primarily engaged in organizational activities, including the development of a strategic plan, and entering into various licensing agreements for the rights to certain product candidates. Through January 31, 2006, we have an accumulated deficit of $6,959,735 (unaudited). None of our licensed products candidates have received regulatory approval for sale in any jurisdiction in which we have the right to market and sell such product candidates. Accordingly, we have not generated any revenue from the commercialization of any licensed product. We expect expenditures and the accumulated deficit to increase as we proceed with our commercialization program. To obtain revenues from the sale of our products, or in the form of license fees or other payments from collaboration partners, we must succeed, either alone or with others, in developing, obtaining regulatory approval for, and manufacturing and marketing products with significant market potential. We may never succeed in these activities and may never generate revenues that are significant enough to achieve profitability.

In the near term, we will likely require additional funding for the development and commercialization of our existing product candidates.

We will require substantial additional funding for the development and commercialization of our existing product candidates. The amount of additional funding required depends on the status of each product or opportunity at any given time. We do not expect to have sufficient cash to fund our operations after the first fiscal quarter of our fiscal year beginning May 1, 2006, given the current and desired pace of clinical development of our product candidates, despite the net proceeds from our private placement of our shares of Series A Convertible Preferred Stock in January of 2006. We have no established bank financing arrangements, and do not expect to establish any such financing arrangement in the near future. Therefore, to the extent that we are unable to fund our development efforts from product sales, license fees and royalties, it will likely be necessary to reconsider the continuation of certain existing projects and to curtail entering into any new projects. In addition, we will likely have to seek additional funding through public or private financing; however, we do not know if such funding will be available, or that if available, if it will be available on favorable terms. If we are unable to obtain such additional funding, we may not be able to develop our products and the value of your investment will decrease.

We must incur substantial expenses and expend substantial resources developing products that we may never be able to sell.

Before obtaining regulatory approval for the commercial sale of a product, we must demonstrate through pre-clinical testing and clinical trials that a product candidate is safe and effective for use in humans. Conducting clinical trials is a lengthy, time-consuming and extremely expensive process. Completion of clinical trials for any product may take several years or more. The length of time generally varies substantially according to the type, complexity, novelty and intended use of the product candidate. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

•	Inability of vendors to manufacture sufficient quantities of materials for use in clinical trials;

•	Slower than expected rate of patient recruitment or variability in the number and type of patients in a study;

•	Inability to adequately follow patients after treatment;

•	Unforeseen safety issues or side effects;

•	Lack of efficacy during the clinical trial; or

•	Government or regulatory delays.

As a result, we will incur substantial expense for, and devote a significant amount of time to pre-clinical and clinical trials. Historically, the results from pre-clinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of new products have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations, which may delay, limit or prevent regulatory approvals. Regulatory delays or rejections may also be encountered as a result of other factors, including changes in regulatory policy during the period of product development. In addition, regulatory authorities may require additional clinical trials, which could result in increased additional costs and significant additional development delays. If the results of our clinical trials are significantly delayed or are ultimately not positive, we may never be able to seek marketing approval to sell our product candidates or generate revenue from product sales.

We rely on third parties to coordinate our research and clinical trials and perform data collection and analysis, which may result in costs and delays that prevent us from successfully commercializing our product candidates.

Although we use contracted consultants to design and manage our pre-clinical studies and clinical trials, we currently do not have the resources to coordinate clinical trials for our product candidates. We rely on contract research organizations, medical institutions, academic institutions, clinical investigators and contract laboratories to perform data collection and analysis and other aspects of our clinical trials. We also rely on third parties to assist with our pre-clinical studies, including studies regarding biological activity, safety, absorption, metabolism and excretion of product candidates.

Our pre-clinical development activities or clinical trials may be delayed, suspended or terminated if:

•	these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines;

•	these third parties need to be replaced; or

•	the quality or accuracy of the data obtained by third parties is compromised due to their failure to adhere to our clinical protocols or regulatory requirements or for other reasons.

Failure to perform by these third parties may increase our development costs, delay our ability to obtain regulatory approval and prevent the commercialization of our product candidates.

We have no experience in commercial manufacturing of our licensed products and may encounter problems or delays in having our products manufactured, which could result in delayed development, regulatory approval and marketing of our products.

We have not commercially launched any of our product candidates and have no commercial manufacturing experience. To be successful, our product candidates must be manufactured in commercial quantities in compliance with regulatory requirements and at an acceptable cost. We do not have and do not intend to acquire facilities for the production of our licensed product candidates. We intend to negotiate contract manufacturing agreements with third parties to provide the products for our development and commercialization activities, but we do not know if we will be able to enter into such agreements on commercially reasonable terms, if at all. We are in the process of negotiating such third party manufacture, formulation and supply agreements with several entities. All facilities and manufacturing techniques used in the manufacture of products for clinical use or for sale in the U.S. must be operated in conformity with current good manufacturing practices guidelines established by the U.S. Food and Drug Administration, or the FDA. We do not know whether the FDA will determine that any such third party facilities comply with such current good manufacturing practices. Our inability to enter into an agreement with any such third party, the inability of such a third party to manufacture our products in commercial quantities, or a delay in manufacturing due to a failure to comply with current good manufacturing practices by such a third party, would delay the marketing of our products and negatively impact our revenue and profitability.

In addition, we are developing a monoclonal antibody product candidates known as Angiolix. Angiolix is intended to be used in the treatment of recurrent colorectal and breast cancers. We have not yet completed testing of the Angiolix cell line that expresses this monoclonal antibody to ensure that the cell line expresses the desired monoclonal antibody or binds to the applicable antigen target. If this cell line cannot express the desired monoclonal antibody or bind to the applicable antigen target, we may not be able to further develop Angiolix, which could harm our business.

We are dependent on licenses from third parties and the maintenance of our licenses is necessary for our success.

We do not conduct our own initial research with respect to the identification of new product candidates. Instead, we rely upon research and development work conducted by others as a primary source for new product candidates. As such, we have obtained our rights to our product candidates through license agreements with various third party licensors as follows:

•	Exclusive Patent and Know-how Sub-license Agreement between us and Immunodex, Inc. dated August 18, 2005;

•	Patent and Know-how Assignment and License Agreement between us and De Montfort University dated March 20, 2003;

•	Patent and Know-how Assignment and License Option Agreement between us and The School of Pharmacy, University of London dated March 16, 2004, as amended on September 21, 2005; and

•	The Phenylbutyrate Co-Development and Sublicense Agreement between us and Virium Pharmaceuticals, Inc. dated February 16, 2005, as amended.

We are dependent upon these licenses for our rights to develop and commercialize our product candidates. While we believe we are in compliance with our obligations under the licenses, certain licenses may be terminated or converted to non-exclusive licenses by the licensor if we breach the terms of the license. We cannot guarantee you that the licenses will not be terminated or converted in the future. In addition, Virium Pharmaceuticals, Inc., our licensor and co-development partner with respect to our product candidate, Sodium Phenylbutyrate, has not obtained the approval of the National Institutes of Health Public Health Service for the sub-license it has granted to us. If the Public Health Service does not ultimately consent to this sub-license, or requires additional terms and conditions that are not satisfactory to us, our Phenylbutyrate Co-Development and Sublicense Agreement with Virium Pharmaceuticals, Inc., would not be enforceable and we would not be able to develop and commercialize any product candidates under this license. The termination or conversion of the licenses or our inability to enforce our rights under the Phenylbutyrate Sublicense would have a material adverse effect on us as we would not have products to develop.

While we expect that we will be able to continue to identify licensable product candidates or research suitable for licensing and commercialization by us, there can be no assurance that this will occur. For example, we are in discussions with the National Institutes of Health to obtain licenses to certain patents held by them that will be necessary for the manufacture of our product candidates known as Phoenix and Angiolix. Unless we obtain licenses on terms that are acceptable to us, we may not be able to manufacture and obtain product registrations on Phoenix or Angiolix. To date, the terms proposed by National Institutes of Health are not acceptable to us. In addition, we may require licenses from other third parties in connection with the manufacture of Phoenix and Angiolix. To date, we have negotiated terms which are acceptable to us with one patent holder for Angiolix. We have not yet identified a manufacturing system for Phoenix and have not negotiated terms that are acceptable to us.

We depend on collaborations with third parties to develop and commercialize our products and to provide the majority of our revenues.

A key aspect of our strategy is to selectively enter into collaborations with third parties and to license certain technology to such third parties. We intend to rely on our collaborators for financial resources and for development, commercialization and regulatory expertise. We have entered into our first license agreement with Advanced Cardiovascular Devices, LLC, for the use of our product candidate known as Alchemix for the treatment of vascular diseases worldwide. We are entitled to milestone payments and a royalty on net sales if product approvals are obtained by Advanced Cardiovascular Devices, LLC. We have not yet entered into a collaboration agreement with respect to any of our other product candidates.

In addition, our existing and future collaborators may fail to develop or effectively commercialize our product candidates or technologies because they:

•	do not have sufficient resources or decide not to devote the necessary resources due to internal constraints such as limited cash or human resources;

•	decide to pursue a competitive potential product developed outside of the collaboration; or

•	cannot obtain the necessary regulatory approvals.

If our collaboration partners fail to develop or effectively commercialize our product candidates, our results of operations will suffer.

If conflicts arise with our collaborators, they may act in their self-interests, which may be adverse to our interests.

Conflicts may arise in our collaborations due to one or more of the following:

•	disputes with respect to payments that we believe are due under a collaboration agreement;

•	disagreements with respect to ownership of intellectual property rights;

•	unwillingness on the part of a collaborator to keep us informed regarding the progress of its development and commercialization activities, or to permit public disclosure of these activities;

•	delay of a collaborator’s development or commercialization efforts with respect to our product candidates; or

•	termination or non-renewal of the collaboration.

Conflicts arising with our collaborators could harm our reputation, result in a loss of revenues, reduce our cash position and cause a decline in our stock price.

We may not be able to obtain necessary funding from product sales, license fees or royalties, and as a result, we may require additional funding through public or private financing, which may not be available on acceptable terms, if at all.

We assess our additional funding needs on a project-by-project basis from time-to-time. Our business strategy is to license rights to promising product candidates, further develop those product candidates by progressing the product candidates toward regulatory approval by conducting clinical trials, and finally to license rights to manufacture and/or market the resulting products to other pharmaceutical firms in exchange for royalties and license fees. Due to these licensing arrangements and our dependence on others for the manufacture, development and sale of our licensed products, we do not have consistent monthly or quarterly expenditures and cannot determine the amount and timing of required additional funding. To the extent that we are unable to fund our development efforts from product sales, license fees and royalties, it may be necessary to reconsider the continuation of certain existing projects and to curtail entering into any new projects. In addition, we will likely have to seek additional funding through public or private financing; however, we do not know if such funding will be available, or that if available, if it will be available on favorable terms. If we are unable to obtain such additional funding, we may not be able to develop our product candidates which will materially and adversely affect our business.

If we fail to keep up with rapid technological change and evolving therapies, our product candidates could become less competitive or obsolete.

The pharmaceutical industry is characterized by rapid and significant technological change. We expect that pharmaceutical technology will continue to develop rapidly, and our future success will depend on our ability to develop and maintain a competitive position. Technology development by others may result in product candidates developed by us becoming obsolete before they are marketed or before we have recovered a significant portion of the development and commercialization expenses incurred with respect to these product candidates. Alternative therapies or new medical treatments could alter existing treatment regimes, and thereby reduce the need for one or more of the product candidates developed by us, which would adversely affect our revenue and cash flow.

We are subject to extensive competition. If we are unsuccessful in establishing and maintaining a competitive advantage, our business will suffer.

The biopharmaceutical industry is intensely competitive. Many companies, including other biopharmaceutical companies and biotechnology companies, are actively engaged in activities similar to ours, including research and development of products for the treatment of cancer. More specifically, competitors for the development of new therapeutic products to treat cancer also focus on the same approach to delivering cancer therapeutics as we do. A 2005 survey by the Pharmaceutical Research and Manufacturers of America listed nearly 400 new treatments for cancer that are currently being tested by researchers.

To our knowledge, other companies that are involved in the development of monoclonal antibody cancer therapeutics directly related to our efforts include Abgenix/Amgen, Genmab, ImClone/Bristol-Myers Squibb, ImmunoGen, Schering AG, Biogen Idec, Roche, Antisoma, Genentech and Merck.

We expect to encounter significant competition for the pharmaceutical product candidates we are developing and plan to develop in the future. Many of our competitors have substantially greater financial and other resources, larger research and development capabilities and more extensive marketing and manufacturing organizations than we do. In addition, some such companies have considerable experience in pre-clinical testing, clinical trials and other regulatory approval procedures. There are also academic institutions, governmental agencies and other research organizations which are conducting research in areas in which we are working and they may also market commercial products, either on their own or through collaborative efforts. If any of these competitors were to complete clinical trials, obtain required regulatory approvals and commence commercial sales of their product candidates before we do, they would achieve a significant competitive advantage.

We conduct our business internationally and are subject to the laws and regulations of several countries which may affect our ability to access regulatory agencies and may affect the enforceability and value of our licenses.

We intend to conduct clinical trials in the U.S. and the European Union. In addition, we intend to license the rights to develop and commercialize our product candidates to third parties who may be located anywhere in the world. We do not know whether any sovereign government will establish laws or regulations that might be deleterious to our interests. Governments have, from time to time, established foreign exchange controls which could have a material adverse effect on us and our financial condition, since such controls may limit our ability to flow funds into a country to meet our obligations under certain licensing agreements and to flow funds out of a country which we may be entitled to, in the form of royalty and milestone pavements, under other licensing agreements. In addition, the value of our licenses will be dependent upon no punitive or prohibitive legislation being enacted with respect to biological materials.

Our business strategy involves obtaining orphan drug designation for certain of our product candidates. We may not be successful in receiving orphan drug status for certain of our product candidates or, if that status is obtained, fully enjoying the benefits of orphan drug status.

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition. A disease or condition that affects a population of fewer than 200,000 people in the U.S. generally constitutes a rare disease or condition. Orphan drug designation must be requested before submitting a new drug application. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are publicized by the FDA. Under current law, orphan drug status is conferred upon the first company to receive FDA approval to market the designated drug for the designated indication. Orphan drug status grants marketing exclusivity in the U.S. for a period of seven years following the approval of the new drug application, subject to limitations. Orphan drug designation does not provide an advantage in, or shorten the duration of, the FDA regulatory approval process. Although obtaining FDA approval to market a product with orphan drug status can be advantageous, the scope of protection or level of marketing exclusivity that is currently afforded by orphan drug status and marketing may not remain in effect in the future. Possible amendments of the Orphan Drug Act by the U.S. Congress have been the subject of frequent discussion. Although no significant changes to the Orphan Drug Act have been made for a number of years, members of Congress have proposed legislation that would limit the application of the Orphan Drug Act. The precise scope of protection afforded by orphan drug designation and marketing approval may be subject to change in the future.

The price we charge for our products and the level of third-party reimbursement may decrease, resulting in a decrease in our revenues.

Our ability to commercialize product candidates successfully depends in part on the price we may be able to charge for resulting products and on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health insurers and other third-party payors. We believe that government officials and private health insurers are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the pricing flexibility which distributors will have with respect to newly approved health care products as well as the reimbursement status for such approved products. Third-party payors may attempt to control costs further by selecting exclusive providers of their pharmaceutical products. The lack of reimbursement would diminish the market for our product candidates and would have a material adverse effect on our business.

We may face exposure from product liability claims, and product liability insurance may not be sufficient to cover the costs of our liability claims related to our products.

At such time as we have a product approved for commercial sale, we will face exposure to product liability claims if the use of any such products or those we license from third parties is alleged to have resulted in an adverse effect to the user of such product. Product liability claims may also be brought by clinical trial participants with respect to our product candidates. If such a claim is brought against us, the cost of defending such a claim may adversely affect our business. In addition, regulatory approval for the commercial sale of products does not mitigate product liability risk. Any precautions we take may not be sufficient to avoid significant product liability exposure. We have obtained product liability and clinical trial insurance at levels which management deems reasonable. However, our insurance coverage may not be adequate and may not cover all claims that may be brought against us. The pharmaceutical industry has experienced increasing difficulty in maintaining product liability insurance coverage at reasonable levels, and substantial increases in insurance premium costs may render coverage economically impractical. To the extent that product liability insurance, if available, does not cover potential claims, we will be required to self-insure the risks associated with those claims. The successful assertion of any uninsured product liability or other claim against us could limit our ability to sell the applicable product or develop the applicable product candidate or result in monetary damages, any of which would have a material adverse effect on our business. In addition, future product labeling may include disclosure of additional adverse events, precautions and contra indications, which may adversely impact product sales.

If we lose key management, our business may suffer.

We are highly dependent on our Chief Executive Officer and our Executive Chairman to develop our products. Dr. Epenetos and Mr. Bruggeman have entered into employment agreements with us for an initial term of one year, which term automatically extends for an additional one year period until either party gives the other written notice of termination at least 90 days prior to the end of the current term. To the best of our knowledge, neither of the officers is near retirement age and neither, to our knowledge, plans to leave the Company. If either of the executives was no longer employed by the Company, the development of our products could be delayed and otherwise would be adversely impacted. Dr. Epenetos is currently a practicing medical oncologist in the National Health Service in the United Kingdom. His practice is limited to one half day per week and this does not now, and we have no reason to believe that it will in the future, interfere with his responsibilities as our Chief Executive Officer.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

Our ability to compete may decline if we do not adequately protect our proprietary rights.

We believe that our success will depend largely on our ability to obtain and maintain patent protection for our own inventions, to license the use of patents owned by third parties when necessary, to protect trade secrets and to conduct our business without infringing the proprietary rights of others. We have obtained, or licensed the rights to, patents covering four of our five current product candidates.

The patents licensed to us expire at various times as follows:

•	between 2008 and 2016 for the Phoenix related patents;

•	in 2015 for the Angiolix related patents;

•	between 2011 and 2016 for the Phenylbutyrate related patents; and

•	in 2015 for the Alchemix related patents.

As patents expire, the products and processes described and claimed in those patents become generally available for use by the public, which will reduce our ability to realize revenues from making products derived from those patents due to increased competition and potential limitations and will result in our results of operations and cash flows relating to the future products being less favorable than they would be while the patent is valid. It is also possible that because of the extensive time required for development, testing and regulatory review of product candidates, before any of our product candidates or the products developed by our possible future collaborators can be commercialized, any related patent may expire or remain in force for only a short period of time following commercialization, thereby reducing any advantages of the patent. For example, the key patent related to our product candidate Phoenix expires in 2015. We do not expect to have product based on the Phoenix technology approved for commercial sale until approximately 2016. Therefore, we face substantial risk that after the expiration of the licensed patents, especially the patents related to our product candidate Phoenix, we could experience a decline in demand for our future products as our customers switch to substitute products or undertake manufacturing of such products on their own and competitors freely make use of the patented technology.

In addition, we have filed a patent application on our fifth product candidate, Prodrax, a small molecule for use in the treatment of lung, breast, ovarian, colon, pancreatic, and esophageal cancers, and when appropriate, will file other patent applications with respect to our products and processes in the U.S. and in foreign countries. We do not know, however, whether:

•	any of our current or future patent applications will result in the issuance of patents;

•	any of our issued patents will provide significant proprietary protection or commercial advantage; or

•	any of our issued patents will not be circumvented by others.

The patent positions of pharmaceutical medical products and biotechnology firms can be uncertain and involve complex legal and factual questions. It is possible that a third party may successfully challenge any of our patents or any of the patents licensed to us. If that were to happen, we would lose the right to prevent others from using the applicable technology.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could limit our ability to compete.

Because we operate in a highly technical field, we rely in part on trade secret protection in order to protect our proprietary technology and processes; however, trade secrets are difficult to protect. We enter into confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. These agreements also generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the U.S. may be less willing to protect trade secrets. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

A dispute concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time-consuming and costly, and an unfavorable outcome could harm our business.

There is significant litigation in our industry regarding patent and other intellectual property rights. If our product development activities are found to infringe any such intellectual property rights of others, we may have to pay significant damages. We may need to resort to litigation to enforce a patent issued to us, protect our trade secrets, or determine the scope and validity of third-party proprietary rights. From time to time, we may hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities conducted by us. Either we or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources, regardless of whether we win or lose. We may not be able to afford the costs of litigation. Any legal action against our company or our collaborators could lead to:

•	payment of damages, potentially treble damages, if we are found to have willfully infringed a party’s patent rights;

•	injunctive or other equitable relief that may effectively block our ability to further develop, commercialize and sell products; or

•	we or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all.

As a result, significant litigation with respect to our proprietary rights could prevent us from commercializing current or future product candidates.

RISKS RELATED TO OUR INDUSTRY

Our product candidates must go through a lengthy regulatory approval process before we can market or sell them, which could delay or prevent our ability to sell that product commercially.

We have a variety of product candidates under development. All new product candidates must be the subject of an FDA-approved new drug application before they can be marketed in the U.S. The FDA has the authority to determine what testing procedures are appropriate for a particular product candidate and, in some instances, has not published or otherwise identified guidelines as to the appropriate procedures. The required product candidate testing and approval process can take a number of years and require the expenditure of substantial resources. Testing of any product under development may not result in a commercially viable product. Further, we may decide to modify a product candidate in testing, which could materially extend the test period and increase the development cost of the product candidate in question. Even after the time and expenses associated with the approval process, regulatory approval by the FDA may not be obtained for any product we develop. In addition, delays or rejection may be encountered based upon changes in FDA policy during the period of product development and FDA review. Any delay or failure in obtaining required approval could have a material adverse effect on our ability to generate revenues from the particular product candidate. Even if regulatory approval is obtained, it may impose significant restrictions on the indicated uses, conditions for use, labeling, advertising, promotion and/or marketing of such products, and requirements for post-approval studies, including additional research and development and clinical trials.

Furthermore, even if the required FDA approval has been obtained with respect to a product in the U.S., foreign regulatory approval of a product must be obtained prior to our marketing the product internationally. Foreign approval procedures vary from country to country and the time required for approval may delay or prevent marketing. In certain instances, we or our collaborative partners may seek approval to market and sell our products outside the U.S. before submitting an application for approval to the FDA. Although there is now a centralized European Union approval mechanism for new pharmaceutical products in place, each European Union country may nonetheless impose its own procedures and requirements, many of which are time consuming and expensive, and some European Union countries require price approval as part of the regulatory process. Thus, there can be substantial delays in obtaining regulatory approval from both the FDA and foreign regulatory authorities after the relevant application is filed.

Our industry is subject to extensive government regulation in general, which makes it more expensive to operate our business.

Virtually all aspects of our business are regulated by federal and state statutes and governmental agencies in the U.S. and other countries. Failure to comply with applicable statutes and government regulations could have a material adverse effect on our ability to develop and sell product candidates which would have a negative impact on our cash flow. The development, testing, manufacturing, processing, quality, safety, efficacy, packaging, labeling, record-keeping, distribution, storage and advertising of pharmaceutical products, and disposal of waste products arising from these activities, are subject to regulation by one or more federal agencies. These activities are also regulated by similar state and local agencies and equivalent foreign authorities. In our agreements with vendors providing any portion of these types of services, we seek assurance that our vendors comply and will continue to maintain compliance with all applicable rules and regulations; however, we cannot be certain that our most significant vendors will continue to comply with these rules and regulations.

In addition, the regulatory requirements applicable to any aspect of our business may be modified in the future. We cannot determine what effect changes in regulations or statutes or legal interpretations may have on our business in the future. Such changes could require modifications to manufacturing methods, expanded or different labeling, the recall, replacement or discontinuation of certain products, additional record keeping and expanded documentation of the properties of certain products or added scientific substantiation. Any changes or new legislation could have a material adverse effect on our ability to develop and sell products and, therefore, to generate revenue and cash flow.

The use of our products may be limited or eliminated by professional guidelines which would decrease the sales of these products and therefore, our revenues and cash flow.

In addition to government agencies, private health/science foundations and organizations involved in various diseases may also publish guidelines or recommendations to healthcare and patient communities. These private organizations may make recommendations that affect the use of therapies, drugs or procedures, including products developed by us. These recommendations may relate to matters such as usage, dosage, route of administration and use of concomitant therapies. Recommendation or guidelines that are followed by patients and healthcare providers and that result in, among other things, decreased use or elimination of products developed by us could have a material adverse effect on our revenue and cash flow.

RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES

There is no existing market for our common stock.

Currently, there is no trading market for our common stock. Accordingly, we do not know whether any market in our securities may develop liquidity. Furthermore, if the holders of our securities are able to so sell our securities into a public market, we do not know the prices at which such sales may take place. Therefore, an investment in our securities should be considered a long-term investment and should only be considered by investors who can afford a total loss of their investment.

The initial offering price of $0.60 per share has been arbitrarily set by our board of directors and accordingly does not indicate the actual value of our business.

Until such time as our stock is quoted on the Over-The-Counter Bulletin Board, the selling stockholders will offer the shares of common stock to which this prospectus relates at a price of $0.60 per share. The initial offering price of $0.60 per share is not based upon earnings or operating history, does not reflect our actual value, and bears no relation to our earnings, book value, net worth or any other recognized criteria of value. No independent investment banking firm has been retained to assist in determining the offering price for the shares. Accordingly, the offering price should not be regarded as an indication of any future price of our common stock.

This registration statement registers a large number of shares that may be sold in the public market which may cause the price of our common stock to decline.

We are obligated under an agreement with certain of our investors to file this registration statement registering approximately 4.4 million shares of common stock issuable upon conversion of our Series A Convertible Preferred Stock, 2.4 million shares of common stock and 2.6 million shares of common stock issuable upon exercise of warrants. These shares of common stock, upon acquisition pursuant to this registration statement, unless held by “affiliates,” will be freely tradable without restriction or further registration under federal securities laws immediately following their sale pursuant to this registration statement. Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities or to enter into strategic acquisitions with third parties.

We have issued shares of our Series A Convertible Preferred Stock which carries with it a liquidation preference over our common stock.

We have issued 592.6318 shares of our Series A Convertible Preferred Stock which includes a liquidation preference over our common stock. If we are liquidated in a bankruptcy or otherwise wound down, the holders of our Series A Convertible Preferred Stock would receive the first $5.9 million in value of our assets and if the value of our assets is not enough to satisfy the foregoing amount, you will not receive any proceeds from such liquidation or winding down.

The market price of our common stock could be volatile and your investment could suffer a decline in value.

The market price for our common stock, as with many emerging biopharmaceutical companies, is likely to be volatile and could be susceptible to wide price fluctuations due to a number of internal and external factors, many of which are beyond our control, including:

•	quarterly variations in operating results and overall financial condition;

•	efficacy of our products or the products of our competitors;

•	economic and political developments affecting the economy as a whole;

•	short-selling programs;

•	the stock market’s perception of the biopharmaceutical industry as a whole;

•	changes in earnings estimates by analysts;

•	additions or departures of key personnel; and

•	sales of substantial numbers of shares of common stock or securities convertible into or exercisable for our common stock.

In addition, the price of our common stock is likely to be highly volatile since it may take many years before any of our licensed products will receive final regulatory approval to be marketed in the U.S. or elsewhere.

We have a small public float which results in a thin trading market for our shares.

The public float of our common stock is small in comparison to our total shares outstanding on a fully diluted basis, resulting in a very thin public market for the trading of our shares, and we expect limited trading volume for the foreseeable future. Limited trading volume entails a high degree of volatility in our stock price. This limited liquidity and volatile stock price will likely continue for the foreseeable future.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the “penny stock” rules. The penny stock rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1 million or annual income exceeding $200,000 or $300,000 together with their spouses). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity of our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.

Your ability to influence corporate decisions may be limited because our major stockholders own a large percentage of our common stock.

Our significant stockholders own a substantial portion of our outstanding stock. As a result of their stock ownership, if these stockholders were to choose to act together, they may be able to effectively control all matters submitted to our stockholders for approval, including the election of directors, approval of any merger or other business combination involving us, our acquisition or disposition of assets, future issuances of common stock or other securities by us, our incurrence of debt or obtaining other sources of financing, and the payment of dividends on our common stock. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire. In addition, as the interests of our majority and minority stockholders may not always be the same, this large concentration of voting power may lead to stockholder votes that may be inconsistent with your interests or what you perceive to be the best interest of our company as a whole.

Our charter documents and Delaware law may deter potential acquirers of our business and may thus depress our stock.

Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change of control of our company that our stockholders might consider favorable. In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may discourage, delay or prevent certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our charter documents may make it more difficult for stockholders or potential acquirers to initiate actions that are opposed by the then-current board of directors, including delaying or impeding a merger, tender offer, or proxy contest or other change of control transaction involving us. Any delay or prevention of a change of control transaction could cause stockholders to lose a substantial premium over the then current market price of their shares.

Our certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock and 20,000,000 shares of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors.

Pursuant to our certificate of incorporation, we may issue shares of common and preferred stock in the future that will dilute our existing stockholders without prior notice or approval of our stockholders. Additionally, our board of directors does not intend to solicit further approval from our stockholders prior to designating the rights, preferences or privileges of any such preferred stock, including, without limitation, rights as to dividends, conversion, voting, liquidation preference or redemption, which in each case may be superior to the rights of our common stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could also have the effect of discouraging, delaying or preventing a change of control, and preventing holders of common stock from realizing a premium on their shares.

We do not plan on declaring or paying dividends on our common stock; however, our Series A Convertible Preferred Stock has an accruing 8% per annum dividend.

We have never declared or paid a dividend on our common stock, nor do we have any plans to do so in the future. Dividends on our Series A Convertible Preferred Stock accrue at a rate of 8% per annum and are payable by us in cash or shares of our common stock.

FORWARD-LOOKING STATEMENTS

This document may contain forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

We wish to caution readers that these forward-looking statements are only predictions and that our business is subject to significant risks. The factors discussed herein, and other important factors, in some cases have affected, and in the future could affect, our actual results and could cause our actual consolidated results for 2006, and beyond, to differ materially from those expressed in any forward-looking statements made by us or on our behalf. These risks include, but are not limited to:

•	our ability to raise capital to finance our growth;

•	our ability to attract and retain key personnel;

•	general economic and business conditions;

•	the impact of technological developments and competition;

•	our expectations and estimates concerning future financial performance and financing plans; and

•	the impact of current, pending or future legislation and regulation on the biopharmaceutical industry and other risks disclosed from time to time in our filings with the Securities and Exchange Commission.

You should read this prospectus and the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of our common stock offered by this prospectus. Accordingly, we will not receive any proceeds from the sale of the common stock. We will, however, receive proceeds from the exercise of warrants to purchase 2,604,974 shares held by the selling stockholders to the extent they are exercised for cash. If all the warrants are exercised, we would receive approximately $1,909,463. We will use the proceeds from the exercise of these warrants, if any, for general corporate purposes. The warrants contain a cashless exercise provision that allows each holder, at its option, to exercise the warrant for a portion of the shares of our common stock issuable upon the exercise of the warrant based on the then current market price of our common stock. If the holders of the warrants were to elect to exercise the warrants pursuant to this provision, we would not receive any proceeds from the exercise of the warrants but instead would issue fewer shares of our common stock.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Until October 24, 2005, our common stock was quoted on the Over-The-Counter Bulletin Board under the symbol “HBSM.OB.” On October 24, 2005, the Over-the-Counter Bulletin Board removed our symbol from its file as an inactive security. Since the merger with Somanta Incorporated, we have not been issued a trading symbol by the Over-the-Counter Bulletin Board; and to date, our common stock has not been quoted for sale.

As of February 28, 2006, there were 712 stockholders of record of our common stock and 8 stockholders of record of our Series A Convertible Preferred Stock.

DETERMINATION OF OFFERING PRICE

If a selling stockholder chooses to offer or sell any shares of common stock to which this prospectus relates prior to the time at which our common stock is quoted for sale on the Over-the-Counter Bulletin Board, such selling stockholder must offer such shares at a price of $0.60 per share. After the time at which our common stock is quoted for sale on the Over-the-Counter Bulletin Board, the selling stockholders may offer and sell the shares of common stock to which this prospectus relates at prevailing market prices or privately negotiated prices. The price of the shares being offered was arbitrarily determined by our board of directors based upon the price at which our shares of Series A Convertible Preferred Stock convert into common stock. This conversion price was negotiated at arms-length between us and the investors in our private placement in January, 2006. We have no agreement, written or oral, with our selling stockholders with respect to this offering price. Based upon our oral conversations with our selling stockholders, we believe that none of our selling stockholders disagree with this price. However, we do not know if any selling stockholder will actually offer or sell any shares offered hereby at a price of $0.60 per share, and they are not obligated to do so.

Other than the value criteria set forth below, the offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value:

•	the price at which our shares of Series A Convertible Preferred Stock convert into our common stock; and

•	the price we believe a purchaser is willing to pay for our common stock.

Prior to this offering, there has been no public market for our securities.

DIVIDEND POLICY

We have never declared or paid a dividend on our common stock, nor do we have any plans to do so in the future. Dividends on our Series A Convertible Preferred Stock accrue at a rate of 8% per annum and are payable by us in cash or shares of our common stock. Additionally, we may not declare or pay a dividend, other than that set forth for shares of Series A Convertible Preferred Stock above, without the prior approval of the holders of a majority of our Series A Convertible Preferred Stock.

SELLING STOCKHOLDERS

Background

We are registering the shares of our common stock offered for resale pursuant to this prospectus in order to satisfy our obligations to the selling stockholders. The background for the registration for each class of selling stockholder is set forth below.

On January 31, 2006, we reincorporated from the State of New Jersey into the State of Delaware. In connection with this reincorporation, each share of Hibshman Optical Corp. common stock was exchanged for 0.1305340 shares of our common stock. As a result of the reincorporation, we issued a total of 576,700 shares of our common stock to the prior stockholders of Hibshman Optical Corp., 520,217 of which are held by ten of the selling stockholders listed in the table below, and changed our name to Somanta Pharmaceuticals, Inc.

On January 31, 2006, immediately following the completion of the reincorporation, we completed a merger between a wholly owned subsidiary of ours, formed solely for the purpose of effecting this merger, and Somanta Incorporated. At the effective time of this merger, each outstanding share of common stock of Somanta Incorporated was converted into the right to receive one (1) share of our common stock. We issued a total of 13,697,834 shares of our common stock to the prior stockholders of Somanta Incorporated in this merger, 1,875,115 of which are being offered for resale pursuant to this prospectus and are held by 24 selling stockholders listed in the table below.

On January 31, 2006, we also issued and sold 592.6318 shares of Series A Convertible Preferred Stock and warrants to purchase an additional 4,938,597 shares of common stock to eight investors in a private placement resulting in aggregate gross proceeds to the Company of $5,926,318 (including the conversion of an outstanding promissory note in the principal amount of $1,250,000) and net proceeds to the Company of $3,671,209. The warrants are immediately exercisable at an exercise price of $0.75 per share, subject to certain adjustments, and have a term of six years. Each share of Series A Convertible Preferred Stock is initially convertible into 16,666.67 shares of our common stock. The shares of Series A Convertible Preferred Stock are held by seven of the selling stockholders listed in the table below.

On January 31, 2006, we also issued a warrant to purchase 987,720 shares of common stock to SCO Securities, LLC, in consideration for services rendered in connection with the private placement. SCO Securities, LLC, in turn, transferred portions of such warrant to four of its affiliates on February 8, 2006. Three of such affiliates are set forth in the table below. These warrants are immediately exercisable at an exercise price of $0.60 per share, subject to certain adjustments, and have a term of six years.

Selling Stockholder Table

The following table provides information regarding the beneficial ownership of the outstanding shares of our common stock by the selling stockholders. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, we have included all shares of common stock owned or beneficially owned by that selling stockholder, all shares of common stock each selling stockholder shall be entitled to receive upon the conversion of the shares of Series A Convertible Preferred Stock owned or beneficially owned by such selling stockholder with each share of Series A Convertible Preferred Stock being initially convertible into 16,666.67 shares of our common stock, and the number of shares of common stock issuable upon exercise of all warrants owned or beneficially owned by such selling stockholder. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Each selling stockholders’ percentage of ownership in the following table is based on 14,274,534 shares of our common stock outstanding as of January 31, 2006. The selling stockholders may offer the shares for sale from time to time in whole or in part. Except where otherwise noted, the selling stockholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

To our knowledge, none of the selling stockholders is a registered broker-dealer. To our knowledge none of the selling stockholders is an affiliate of a broker-dealer, except Lake End Capital, LLC, Mark Alvino and Howard Fischer, each of whom has represented to us that it or he is an affiliate of a broker-dealer and has further represented to us that he has acquired our securities in the ordinary course of business and without any agreement or understanding to distribute our securities. Additionally, except as set forth below, none of the selling stockholders has had any position, office or other material relationship with us within the past three years. The table assumes that the selling stockholders will sell all of the shares offered by them in this offering. However, we are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. We will not receive any of the proceeds from the sale of the shares offered under this prospectus.

	Beneficial Ownership Before Offering		Number of Shares Being Registered (1)	Beneficial Ownership After Offering (2)
Name	Number of Shares			Number of Shares	Percent
Alpha Capital AG	1,000,000	(3)(4)(5)	1,000,000	—	—
BF Holding GmbH	600,000	(3)(4)(6)	600,000	—	—
Lake End Capital, LLC	1,609,044	(3)(4)(7)	822,544	786,500	3.32%
Whalehaven Capital Fund	1,875,000	(3)(8)	1,875,000	—	—
XMark Opportunity Fund Ltd.	2,500,000	(3)(9)	1,031,250	—	—
XMark Opportunity Fund, L.P.	2,500,000	(3)(9)	843,750	—	—
XMark JV Investment Partners, LLC	2,500,000	(3)(9)	625,000	—	—
Mark Alvino	98,722	(10)(11)	98,722	—	—
Howard Fischer	98,722	(10)(12)	98,722	—	—
Robyn Bognar	39,259	(13)(14)	39,259	—	—
Phyllis Calwhite	3,966	(13)(15)	3,966	—	—
Barbara Catizone	68,629	(13)(16)	68,629	—	—
Carmine Catizone	212,315	(13)(17)	107,789	—	—
Carmine Catizone and Sherri Catizone JTWROS	52,263	(13)(18)	52,263	—	—
Carmine Catizone and Carrie Catizone JTWROS	52,263	(13)(19)	52,263	—	—
Pasquale Catizone	130,633	(13)(20)	130,633	—	—
Teresa Catizone	32,683	(13)(21)	32,683	—	—
Gina Conforth	26,156	(13)(22)	26,156	—	—
Thomas Parillo	6,576	(13)	6,576	—	—
Christos Ashiotis	36,501	(23)	36,501	—	—
Brar Family Trust	39,422	(23)(24)	39,422	—	—
Gregory F. Brooks	35,596	(23)	35,596	—	—
Roger Jeremy Camrass	3,650	(23)	3,650	—	—
Cinnabar Consulting Limited	21,901	(23)(25)	21,901	—	—
De Montfort University	306,612	(23)(26)	306,612	—	—
David Fellows	77,383	(23)	77,383	—	—
Trevor Gordon Gibbs	120,455	(23)	120,455	—	—
Immunodex, Inc.	292,012	(23)(27)	292,012	—	—
Eleni Karnabakou	14,601	(23)	14,601	—	—
John Kenny	14,601	(23)	14,601	—	—
Jonathan King	14,601	(23)	14,601	—	—
Anastasis Leventis	86,953	(23)	86,953	—	—
Longfield Ltd.	77,383	(23)(28)	77,383	—	—
Costas Los	36,501	(23)	36,501	—	—
Papas United Software Association	36,501	(23)(29)	36,501	—	—
Laurence Patterson	146,006	(23)	146,006	—	—
Luiz Porto	146,006	(23)(30)	146,006	—	—
Ruegg & Co.	3,650	(23)(31)	3,650	—	—
The School of Pharmacy	131,405	(23)(32)	131,405	—	—
Marios St. Joannides	36,501	(23)	36,501	—	—
Andrew Simon Tivenan	109,504	(23)	109,504	—	—
VTD Trust	77,383	(23)(33)	77,383	—	—
Orange County Technology Action Network	9,987	(23)(34)	9,987	—	—

Total	15,281,346		9,390,320	786,500	3.32%

(1)	Represents the number of shares we are required to register pursuant to registration rights of the selling stockholders.
(2)	Assumes all of the shares being offered under this prospectus will be sold by the selling stockholders.
(3)	The shares being offered for sale by this stockholder in this prospectus were acquired in the private placement described above.
(4)	This selling stockholder beneficially owns shares of our Series A Convertible Preferred Stock. Pursuant to the terms of the Certificate of Designations for the Series A Convertible Preferred Stock, the number of shares of our common stock that may be acquired on less than 61 days notice by any holder of Series A Convertible Preferred Stock upon any conversion of the Series A Convertible Preferred Stock or the number of shares of our common stock that shall be entitled to voting rights upon any conversion of the Series A Convertible Preferred Stock is limited, to the extent necessary, to ensure that following such conversion, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of the Securities Exchange Act of 1934, as amended (“Exchange Act”) does not exceed 9.99% of the total number of shares of our common stock then outstanding. In addition, this holder of Series A Convertible Preferred Stock also owns warrants (the “Series A Warrants”) and certain holders own placement agent warrants issued in connection with the private placement of shares of our Series A Convertible Preferred Stock (the “PA Warrants”) which, in each case, also provide that the number of shares of our common stock that may be acquired on less than 61 days notice by any holder of the Series A Warrants or PA Warrants upon exercise of the Series A Warrants or PA Warrants is limited, to the extent necessary, to ensure that following such exercise, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of the Exchange Act does not exceed 9.99% of the total number of shares of our common stock then outstanding.
(5)	Consists of (i) 40 shares of our Series A Convertible Preferred Stock which are convertible into our common stock at any time; and (ii) a Series A Warrant to purchase 333,333 shares of our common stock. Konrad Ackermann is the Director of Alpha Capital AG and as such has the power to direct the vote and disposition of these shares. Mr. Ackermann disclaims beneficial ownership of these shares.
(6)	Consists of (i) 24 shares of our Series A Convertible Preferred Stock which are convertible into our common stock at any time; and (ii) a Series A Warrant to purchase 200,000 shares of our common stock. Bernd Foerisch is the Chief Executive Officer of BF Holding GmbH and as such has the power to direct the vote and disposition of these shares. Mr. Foerisch disclaims beneficial ownership of these shares.
(7)	Consists of (i) 25 shares of our Series A Convertible Preferred Stock which are convertible into our common stock at any time; (ii) a Series A Warrant to purchase 208,333 shares of our common stock; and (iii) a PA Warrant to purchase 197,544 shares of our common stock. Lake End also owns 786,500 shares of our common stock which are not being registered for resale pursuant to this registration statement. Mr. Jeffrey Davis is the managing member of Lake End. Mr. Davis disclaims beneficial ownership of these shares. Mr. Davis is a member of our board of directors.
(8)	Consists of (i) 75 shares of our Series A Convertible Preferred Stock which are convertible into our common stock at any time; and (ii) a Series A Warrant to purchase 625,000 shares of our common stock. Arthur Jones, Jennifer Kelly and Derek Wood are directors of Whalehaven Capital Fund Limited and as such have shared power to direct the vote and disposition of these shares. Mr. Jones, Ms. Kelly and Mr. Wood disclaim beneficial ownership of these shares.
(9)

Consists of (i) 41.25 shares of our Series A Convertible Preferred Stock acquired by XMark Opportunity Fund Ltd. (“XMark Ltd.”) which are convertible into shares of our common stock at any time; (ii) a Series A Warrant to purchase 343,750 shares of our common stock held by XMark Ltd.; (iii) 33.75 shares of our Series A Convertible Preferred Stock acquired by XMark Opportunity Fund, L.P. (“XMark L.P.”) which are convertible into shares of our common stock at any time; (iv) a Series A Warrant to purchase 281,250 shares of our common stock held by XMark L.P.; (v) 25 shares of our Series A Convertible Preferred Stock acquired by XMark JV Investment Partners, LLC (“XMark JV”), which are convertible into shares of our common stock at any time; and (vi) a Series A Warrant to purchase 208,333 shares of our common stock held by XMark JV. Mitchell D. Kaye is the Chief Investment Officer of each of XMark Ltd., XMark

L.P. and XMark JV and as such has the power to vote and dispose of these shares. Mr. Kaye disclaims beneficial ownership of these shares.
(10)	The shares being offered for sale by this stockholder in this prospectus were acquired pursuant to the transfer of PA Warrants from SCO Securities, LLC, described above. This selling stockholder owns PA Warrants which provide that the number of shares of our common stock that may be acquired on less than 61 days notice by any holder of the PA Warrants upon exercise of the PA Warrants is limited, to the extent necessary, to ensure that following such exercise, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of the Exchange Act does not exceed 9.99% of the total number of shares of our common stock then outstanding. Accordingly, while all shares that are issuable to a selling stockholder upon the exercise of the PA Warrants are included in the number of shares being offered in the table, shares which a selling stockholder is prevented from acquiring as a result of these provisions are not shown as beneficially owned.
(11)	Consists of a PA Warrant to purchase 98,722 shares of our common stock assigned by SCO Securities, LLC.
(12)	Consists of a PA Warrant to purchase 98,722 shares of our common stock assigned by SCO Securities, LLC.
(13)	The shares being offered for sale by this stockholder in this prospectus were acquired in the reincorporation, described above.
(14)	Consists of (i) 26,156 shares of our common stock held in the name of Robyn Bognar; and (ii) 13,103 shares of our common stock held in the name of Robyn Conforth, Ms. Bognar’s maiden name. Ms. Bognar is the step-daughter of Pasquale Catizone, a former of officer and director of Hibshman Optical Corp.
(15)	Ms. Calwhite is the wife of Carmine Catizone, a former officer and director of Hibshman Optical Corp.
(16)	Ms. Catizone is the wife of Pasquale Catizone, a former officer and director of Hibshman Optical Corp.
(17)	Consists of (i) 107,789 shares of our common stock held in the name of Carmine Catizone; (ii) 52,263 shares of our common stock held in the name of Carmine Catizone and Sherri Catizone JTWROS; and (iii) 52,263 shares of our common stock held in the name of Carmine Catizone and Carrie Catizone JTWROS. Mr. Catizone and Sherri Catizone share the power to vote and dispose of the shares held in the name of Carmine Catizone and Sherri Catizone JTWROS. Mr. Catizone and Carrie Catizone share the power to vote and dispose of the shares held in the name of Carmine Catizone and Carrie Catizone JTWROS. Mr. Catizone is a former officer and director of Hibshman Optical Corp. Sherri and Carrie Catizone are the daughters of Mr. Catizone.
(18)	Consists of 52,263 shares of our common stock held in the name of Carmine Catizone and Sherri Catizone JTWROS. Mr. Catizone and Sherri Catizone share the power to vote and dispose of these shares. Mr. Catizone is a former officer and director of Hibshman Optical Corp. Sherri Catizone is the daughter of Mr. Catizone.
(19)	Consists of 52,263 shares of our common stock held in the name of Carmine Catizone and Carrie Catizone JTWROS. Mr. Catizone and Carrie Catizone share the power to vote and dispose of these shares. Mr. Catizone is a former officer and director of Hibshman Optical Corp. Carrie Catizone is the daughter of Mr. Catizone.
(20)	Mr. Catizone is a former officer and director of Hibshman Optical Corp.
(21)	Ms. Catizone is the wife of Pasquale Catizone, a former officer and director of Hibshman Optical Corp.
(22)	Ms. Conforth is the step-daughter of Pasquale Catizone, a former officer and director of Hibshman Optical Corp.
(23)	The shares being offered for sale by this stockholder in this prospectus were acquired pursuant to the merger with Somanta Incorporated, described above.
(24)	Consists of 39,422 shares of our common stock held in the name of Brar Family Trust of which Dr. Brar, our former consultant and a former member of the Board of Directors of Somanta Limited, is the trustee and as such has the power to vote and dispose of these shares. Dr. Brar is also the principal owner of Advanced Cardiovascular Devices, LLC, to whom we have licensed the rights to our product candidate, Alchemix, pursuant to that certain Research Collaboration and License Agreement and our Executive Chairman, Terrance J. Bruggeman also serves as the Chairman of the Advisory Board of Advanced Cardiovascular Devices, LLC.
(25)	Consists of 21,901 shares of our common stock held in the name of Cinnabar Consulting Limited over which Vijayen Curthan, the former Chief Financial Officer of Somantis (a predecessor to Somanta

Limited), has power to vote and dispose of these shares. Mr. Curthan disclaims beneficial ownership of these shares.
(26)	Mark Hurley is the Director of International Property of De Montfort University and as such has the power to direct the vote and disposition of these shares. Mr. Hurley disclaims beneficial ownership of these shares. De Montfort University has assigned certain patents to us and licensed certain know-how to us pursuant to that certain Patent Know-how Assignment and License Agreement dated March 20, 2003.
(27)	Roberto Ceriani is the President of Immunodex, Inc. and as such has the power to direct the vote and disposition of these shares. Mr. Ceriani disclaims beneficial ownership of these shares. Immunodex, Inc. has licensed certain patents to us pursuant to that certain Patent and Know-how Exclusive Sublicense Agreement dated August 18, 2005.
(28)	Susanna Bik-Chu Lung is the Director of Fides Trust Limited which is the Director of Longfield Ltd. and as such has the power to direct the vote and disposition of these shares. Ms. Bik-Chu Lung disclaims beneficial ownership of these shares.
(29)	Paulina Gubiehdea is the Managing Director of Papas United Software Association and as such has the power to direct the vote and disposition of these shares. Ms. Gubiehdea disclaims beneficial ownership of these shares.
(30)	Dr. Porto provides services to us pursuant to that certain Services Agreement with Pharma Consultancy Limited, a company organized under the laws of the United Kingdom, that is controlled by Mr. Porto.
(31)	Brett Miller is the Managing Director of Ruegg & Co. and as such has the power to direct the vote and disposition of these shares. Mr. Miller disclaims beneficial ownership of these shares.
(32)	Dr. Julian Axe is the Clerk to the Council of The School of Pharmacy, University of London and as such has the power to direct the vote and disposition of these shares. Dr. Axe disclaims beneficial ownership of these shares. The School of Pharmacy has assigned certain patents to us and licensed certain know-how to us pursuant to that certain Patent and Know-how Assignment and License Option Agreement dated March 16, 2004, and our Chief Executive Officer, President and a member of our board of directors, Agamemnon A. Epenetos, holds a visiting professorship at The School of Pharmacy, University of London.
(33)	Diane Tang-Liu is the trustee of VTD Trust and as such has the power to direct the vote and disposition of these shares. Ms. Tang-Liu disclaims beneficial ownership of these shares.
(34)	Consists of a warrant to purchase shares of our common stock at an exercise price of $2.25 per share. Gary Augusta is the Executive Director of Orange County Technology Action Network and as such has the power to direct the vote and disposition of these shares. Mr. Augusta disclaims beneficial ownership of these shares.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling security holders. Sales of shares may be made by selling security holders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the Over-The-Counter Bulletin Board, any other exchange or market upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. Until such time as our common stock is quoted on the Over-The-Counter Bulletin Board, the selling stockholders will offer the shares of common stock to which this prospectus relates at a price of $0.60 per share. The shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

•	purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	through options, swaps or derivatives;

•	in privately negotiated transactions;

•	in making short sales or in transactions to cover short sales; and

•	put or call option transactions relating to the shares.

The selling security holders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

The selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling security holders. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The selling security holders and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify each of the selling security holders and each selling security holder has agreed, severally and not jointly, to indemnify us, against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

The selling security holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a post-effective amendment to the registration statement of which this prospectus forms a part, if required pursuant to Regulation S-B Item 512(a)(1)(iii) under the Securities Act, disclosing:

•	the name of each such selling security holder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the initial price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transactions.

In addition, if required under applicable law or the rules or regulations of the SEC, we will file a supplement to this prospectus when a selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

We are paying all expenses and fees customarily paid by the issuer in connection with the registration of the shares. The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

BUSINESS

Overview

We are a biopharmaceutical company engaged in the development of drugs primarily for the treatment of cancer. We in-license substances designed for anti-cancer therapy in order to advance them along the regulatory and clinical pathway toward commercial approval. Our licenses are generally worldwide in scope and territory, with the exception of our license for Sodium Phenylbutyrate which is worldwide, excluding the U.S. and Canada. We use our expertise to manage and perform what we believe are the most critical aspects of the drug development process which includes the design and conduct of clinical trials, the development and execution of strategies for the protection and maintenance of intellectual property rights and the interaction with drug regulatory authorities internationally. We concentrate on drug development and engage in a very limited way in drug discovery, avoiding the significant investment of time and financial resources that is generally required before a compound is identified and brought into clinical trials. We intend to out-source clinical trials, pre-clinical testing and the manufacture of clinical materials to experienced and qualified third parties.

We were originally incorporated in New Jersey in 1991 under the name PRS I, Inc. We subsequently changed our name to Service Lube, Inc., then to Fianza Commercial Corp. and then to Hibshman Optical Corp. Neither PRS I, Inc., nor Service Lube, Inc., nor Fianza Commercial Corp., nor Hibshman Optical Corp., ever engaged in any active business.

On January 31, 2006, we reincorporated into the State of Delaware under the name Somanta Pharmaceuticals, Inc. and acquired Somanta Incorporated through the merger of a wholly-owned subsidiary with and into Somanta Incorporated. Somanta Incorporated was formerly known as Bridge Oncology Products, Inc., which was formed on February 10, 2005. On August 22, 2005, Bridge Oncology Products, Inc., entered into a Share Exchange Agreement with Somanta Limited, a company organized under the laws of England pursuant to which Somanta Limited became a wholly-owned subsidiary of Bridge Oncology Products, Inc., and Bridge Oncology Products, Inc., changed its name to Somanta Incorporated. Somanta Limited was formed on April 19, 2001.

Prior to the date of the share exchange between Bridge Oncology Products, Inc., and Somanta Limited, each of Bridge Oncology Products, Inc., and Somanta Limited were engaged in a limited amount of business. Bridge Oncology Products, Inc., was formed in February 2005, and in March 2005, it entered into the Sodium Phenylbutyrate Co-development and Sub-license Agreement with Virium Pharmaceuticals, Inc., to develop Sodium Phenylbutyrate outside of North America for the treatment of cancer, autoimmune diseases and other clinical indications. It engaged in no other business during that period of time.

Although Somanta Limited was formed in April of 2001, its primary business prior to the date of the share exchange with Bridge Oncology Products, Inc., was to secure intellectual property rights to the various chemical entities that we now desire to develop as product candidates. To that end, in November 2001, Somanta Limited entered into an Exclusive License Agreement with De Montfort University related to our drug development candidate, Alchemix. In January 2002, Somanta Limited entered into an Exclusive Patent and Know-how License and Option Agreement with Immunodex, Inc. covering our drug product candidates know as Phoenix and Angiolix. In October 2003, Somanta Limited entered into an agreement with the Cancer Research Institute of Contra Costa for the support of an academic human clinical trial for Phoenix. In March 2004, Somanta Limited entered into an Exclusive Patent and Know-how Assignment and License Agreement with the School of Pharmacy, University of London related to our drug development candidate known as Prodrax. In March 2004, Somanta Limited entered into a Research and Development Agreement with The School of Pharmacy, University of London for the purpose of further developing Prodrax. In addition to securing the various intellectual property rights related to the agreements described above, in August of 2004, Somanta Limited also entered into a Research Collaboration and License Agreement with Advanced Cardiovascular Devices, LLC, pursuant to which Somanta Limited licensed Advanced Cardiovascular Devices, LLC, rights to our drug development candidate,

Alchemix, solely for use on drug eluting stents. In 2001 Somanta Limited entered into a shareholder and intellectual property rights agreement with Cypomics, Ltd. pursuant to which Somanta Limited was to fund a research and development program of Cypomics, Ltd. in exchange for a certain amount of capital stock of Cypomics, Ltd. However, neither party performed any of its obligations under the agreement and neither party is liable to the other party for any such failure to perform. In July 2005, this agreement was formally terminated.

Our current portfolio of product candidates in academic-investigator-sponsored clinical development includes two anti-cancer agents (a small molecule and a monoclonal antibody) targeting four different tumors and/or stages of cancer. We have three additional product development candidates (two small molecules and a monoclonal antibody) in pre-clinical development targeting eleven different tumor types.

The following table sets forth the eleven types of cancer targeted by each of our current product development candidates:

Phoenix	• Breast
• Prostate
• Ovarian
• Any other polymorphic expressing solid cancer which target the Muc-1 antigen

Sodium Phenylbutyrate	• Central nervous system cancers, particularly glioblastoma multiforme
• Myelodysplastic syndrome
• Acute leukemia
• Colon

Alchemix	• Central nervous system cancers
• Colon
• Non-small cell lung
• Ovarian
• Renal

Prodrax	• Lung
• Breast
• Ovarian
• Colon
• Pancreatic
• Esophageal

Angiolix	• Breast
• Colorectal

We intend to license the rights to manufacture and market our product candidates to other pharmaceutical companies in exchange for license fees and royalty payments and to continue to seek other in-licensing opportunities in pursuit of our business strategy. We do not currently intend to manufacture or market products, although we may if the opportunity is available on terms that are considered attractive, or we may retain co-development rights to specific drugs.

Strategy

We are principally focused on the development of drug candidates for the treatment of cancer. We seek to use our product development capabilities to bridge discoveries and research from scientific/academic institutions or other biopharmaceutical companies, on the one hand, with commercial manufacturing and marketing of biopharmaceutical products, on the other hand.

The main elements of our business strategy are described below:

Identification of Product Candidates. We directly perform the scientific evaluation and market assessment of biopharmaceutical product candidates and research developments in scientific/academic institutions and other biopharmaceutical companies. As a part of this process, we evaluate the related scientific research and pre-clinical and clinical research, if any, and the intellectual property rights in such products, with a view to determining the therapeutic and commercial potential of the product candidate.

In-Licensing. Upon identifying a promising product candidate, we seek to negotiate a license to the rights to such product from the holder of those rights, the developer or researcher. The terms of the licenses vary, but generally our goal is to secure licenses that permit us to engage in further development, clinical trials, intellectual property protection and further licensing of manufacturing and marketing rights to any resulting approved drug product. This process of securing license rights to drug products is commonly known as “in-licensing.”

Further Development. Upon in-licensing a product candidate, our strategy is to apply our skills and expertise to progress the product candidate toward regulatory approval and commercial production and sale in major markets. These activities include implementing intellectual property protection and registration strategies, performing or having performed, pre-clinical research and testing, the formulating or reformulating of product candidates, making regulatory submissions, identifying appropriate third parties to conduct clinical trials, and undertaking the collection, collation and interpretation of clinical data and the submission of data to the relevant drug regulatory authorities in compliance with applicable protocols and standards.

Out-licensing. We generally plan to further license manufacturing and marketing rights to our licensed product candidates to other pharmaceuticals companies. This is commonly known as “out-licensing.” Under our business model, licensees would be expected, to the extent necessary, to participate in the remaining clinical development required to obtain final regulatory approval for the product candidate. We expect that out-licensing would result in licensing fees in addition to royalties on any sale of the resulting licensed product. We believe this model is consistent with current biotechnology and pharmaceutical licensing practices. In addition, although out-licensing is our primary strategy, we may retain co-development or marketing rights to particular product candidates or territories. To date, we have exclusively out-licensed one of our product candidates, Alchemix, for application in vascular diseases.

We actively search for new product opportunities using the relationships of our management and scientific advisory board, and we continuously monitor the academic and biotechnology environment for cancer treatment developments.

In the last two fiscal years, we have spent $501,432 on research and development activities. From May 1, 2005 to January 31, 2006, we have spent $401,870 on research and development activities.

Cancer and Cancer Therapeutic Market

According to the International Agency for Research on Cancer, based on available data as of 2002, there were 10.9 million new cases of cancer worldwide, 6.7 million deaths, and 24.6 million persons who have been diagnosed with cancer in the previous five years. China has 20% of the world’s total of new cancer cases (2.2 million) and lung cancer is the most common cancer worldwide with 1.35 million new cases (12.4% of the total) and 1.18 million deaths (17.6% of the total).

In the U.S., the American Cancer Society estimates that for 2005 a total of 1.4 million new cases of cancer will occur and 570,000 deaths will occur from cancer. The most prevalent new cancers, which account for approximately 55% of all cancers, are:

Disease Site	Estimated New Cases
Prostate	232,000
Breast	211,000
Lung and bronchus	173,000
Colorectal	145,000
Total for All Sites:	1,373,000

Bladder, ovarian, brain and oral cancers, as well as lymphoma, leukemia and melanoma account for a majority of the balance of cancer deaths.

Surgery, radiation and chemotherapy remain the principal effective treatments for cancer. In addition, although the reason is not clearly understood, current chemotherapeutic drugs are effective in only subpopulations of individuals with the same disease. Revenues in the global oncology market were reported to be approximately $30 billion in 2004 and are expected to grow to approximately $45 billion by 2010.

Numerous new approaches to cancer are in clinical trials. As targets become validated and technologies improve, research is beginning to yield therapeutic approaches that appear to be more effective than existing ones. Monoclonal antibodies were first described in 1978 and are now beginning to yield commercially viable therapeutic products. At the current time there are eight monoclonal antibodies approved in the U.S. for the treatment of cancer including, Avastin ®, Rituxan ®, Campath ®, Herceptin ®, Erbitux ®, Myelotarg ®, Bexxar ® and Zevalin ® and five in late stage cancer trials. A second approach to cancer treatment, therapeutic cancer vaccines, has been under development for many years. Finally, advances in chemotherapeutic drugs have increased their ability to overcome chemo resistance.

Regulatory Approval Process

Our ability to market and sell products that may result from the development of our product candidates is dependent upon our ability to obtain governmental approval of such products in the U.S. and elsewhere. The regulatory approval process is administered by the FDA in the U.S., by the European Medicines Evaluation Agency, or EMEA, in the European Union and by similar agencies in other countries. None of our current product candidates has been approved for sale in the U.S. or any foreign market. The process of obtaining regulatory clearances or approvals is costly and time-consuming, and we cannot predict how long the necessary clearances or approvals will take or whether we will be successful in obtaining them.

Generally, all potential pharmaceutical products must successfully complete two major stages of development (pre-clinical and clinical testing) prior to receiving marketing approval by the applicable governing regulatory agency. In pre-clinical testing, potential compounds are tested both in vitro and in animal studies to gain important safety information prior to administration in humans. Knowledge is obtained regarding the effects of the compound on bodily functions as well as its absorption, distribution, metabolism and elimination.

Clinical trials are typically conducted in three sequential phases, although the phases may overlap. In Phase I, which frequently begins with the initial introduction of the drug into healthy human subjects prior to introduction into patients, the compound is tested for safety and dosage tolerance. Phase II typically involves studies in a larger patient population to identify possible adverse effects and safety risks, to begin gathering preliminary efficacy data, and to investigate potential dose sizes and schedules. Phase III trials are undertaken to further evaluate clinical efficacy and to further test for safety within an expanded patient population that will represent the intended clinical indication that is being pursued. Each trial is conducted in accordance with current good clinical practice standards under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the Investigational New Drug, or IND, application. Further, an independent Institutional Review Board, or IRB, or ethics committee at each clinical center at which the study will be conducted must evaluate and approve each clinical study. The review board will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution.

We cannot be certain that we will successfully complete Phase I, Phase II, or Phase III testing of our product candidates within any specific time period, if at all. Furthermore, the FDA, the IRB, or we may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

Following completion of these studies, a New Drug Application, or NDA, must be submitted to and approved by the FDA in order to market the product in the U.S. The FDA conducts an initial review of each NDA submitted to assess whether it is acceptable for filing. The FDA may refuse to file the NDA and may request additional information. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the FDA accepts the NDA for filing, the agency begins an in-depth review of the NDA. The FDA has substantial discretion in the approval process and may disagree with our interpretation of the data submitted in the NDA. The review process may be significantly extended by the FDA requests for additional information or clarification regarding information already provided. Also, as part of this review, the FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation. The FDA’s response to the NDA will be in the form of an approval letter, or a non-approvable letter. Any response from the FDA that is not approval of the NDA may require us to submit additional information, which may include additional clinical data. Even if the FDA approves the NDA, the agency may decide later to withdraw product approval if compliance with regulatory standards is not maintained or if safety problems occur after the product reaches the market. The FDA may require post-approval studies, also known as Phase IV studies, to develop additional information regarding the product. In addition, the FDA requires post-approval adverse event reporting, and the agency has the power to require changes in labeling or to prevent further marketing of a product. The agency may also decide later to withdraw product approval if compliance with regulatory standards is not maintained or if safety problems occur after the product reaches the market. If and when approval is obtained to market a product, the FDA’s regulations (or the applicable foreign agency’s) will then govern manufacturing and commercialization activities.

Satisfaction of the above FDA requirements or requirements of state, local and foreign regulatory agencies typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the pharmaceutical product. Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon our activities. We cannot be certain that the FDA or any other regulatory agency will grant approval for any of our product candidates on a timely basis, if at all. Success in preclinical or early-stage clinical trials does not assure success in later-stage clinical trials. Data obtained from pre-clinical and clinical activities are not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, the approval may be significantly limited to specific indications or uses. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining, or failures to obtain regulatory approvals would have a material adverse effect on our business.

In addition, whether or not FDA approval has been obtained, approval of a pharmaceutical product by comparable governmental regulatory authorities in foreign countries must be obtained prior to the commencement of clinical trials and subsequent sales and marketing efforts in those countries. The approval procedure varies in complexity from country to country, and the time required may be longer or shorter than that required for FDA approval. We may incur significant costs to comply with these laws and regulations now or in the future.

For example, in order to gain marketing approval in the E.U., we must submit a dossier to the relevant authority for review, which is known in the E.U. as a Marketing Authorization Application (“MAA”) and is

submitted to the European Medicines Evaluation Agency in Europe. The format is usually specific and laid out by each authority, although in general it will include information on the quality of the chemistry, manufacturing and pharmaceutical aspects of the product as well as the non-clinical and clinical data.

Approval can take several months to several years, or can be denied. The approval process can be affected by a number of factors. Additional studies or clinical trials may be requested during the review and may delay marketing approval and involve unbudgeted costs. The regulatory authorities may conduct an inspection of relevant facilities and review manufacturing procedures, operating systems and personnel qualifications. In addition to obtaining approval for each product, in many cases each drug manufacturing facility must be approved. Further inspections may occur over the life of the product. An inspection of the clinical investigation sites by a competent authority may be required as part of the regulatory approval procedure. As a condition of marketing approval, the regulatory agency may require post-marketing surveillance to monitor for adverse effects, or other additional studies as deemed appropriate. After approval for the initial indication, further clinical studies are usually necessary to gain approval for any additional indications. The terms of any approval, including labeling content, may be more restrictive than expected and could affect the marketability of a product.

Failure to comply with applicable regulatory requirements after obtaining regulatory approval can, among other things, result in the suspension of regulatory approval, as well as possible civil and criminal sanctions. Renewals in Europe may require additional data, which may result in a license being withdrawn. In the E.U., regulators have the authority to revoke, suspend or withdraw approvals of previously approved products, to prevent companies and individuals from participating in the drug approval process, to request recalls, to seize violative products and to obtain injunctions to close manufacturing plants not operating in conformity with regulatory requirements and to stop shipments of violative products.

The MAA review and approval process typically takes one to several years for approval, rejection, or approval subject to completion of additional requirements imposed on the corporation by the regulatory agencies at the time of review completion.

Products in Academic Investigator-Sponsored Clinical Development

Phoenix

Overview. Our product candidate known as Phoenix (huBrE-3 mAb tiuxetan) is a radiolabeled humanized monoclonal antibody. An antibody is a type of protein made by certain white blood cells in response to a foreign substance known as an antigen. Each antibody can bind to only a specific antigen. The purpose of this binding is to help destroy the antigen. Antibodies can work in several ways, depending on the nature of the antigen. Some antibodies destroy antigens directly. Others make it easier for white blood cells to destroy the antigen. Phoenix is a monoclonal antibody that targets the antigen known as PEM (polymorphic epithelial mucin). PEM occurs only in tumor cells and is encoded by a gene known as Muc-1. Phoenix is designed to deliver targeted pure high-energy radiation with local tissue penetration (5 to 10 mm) when it binds to PEM on the surface of a living cancer cell. This pure high-energy radiation once delivered into a living cancer cell is then intended to kill that cancer cell. Phoenix is radiolabeled with a radioactive material for imaging the disease sites and is also radiolabeled with a different radioactive material for delivering the radiation intended to kill tumor cells.

In-License For Phoenix. In August 2005, we entered into a Patent and Know-how Exclusive Sublicense Agreement with Immunodex, Inc. pursuant to which Immunodex granted us the exclusive worldwide rights to Phoenix and our product development candidate, Angiolix, another humanized monoclonal antibody that targets an antigen known as Lactadherin, for the development and commercialization of products in the field of the treatment of cancer. Pursuant to this agreement, we paid Immunodex an initial license fee of $300,000. In addition, in December, 2005, we paid Immunodex an additional $150,000 for the successful transfer of viable cell lines capable of expressing the Phoenix antibody.

Previously on January 25, 2002, we entered into a predecessor Patent Know-how and License Option Agreement with Immunodex which had essentially the same terms and conditions as our existing agreement with Immunodex but which was superseded by our existing agreement with Immunodex. Pursuant to the 2002 agreement, we paid Immunodex an initial license fee of $10,000 and sold Immunodex 292,012 shares of our common stock at a value of $5,638. Pursuant to the August 2005 agreement we are obligated to pay Immunodex an annual license maintenance fee with respect to each of Phoenix and Angiolix. Our obligation to pay this fee is reduced at such time as we begin to sell a product based on Phoenix or Angiolix, as the case may be, and terminates in its entirety at such time as we are selling products based on both Phoenix and Angiolix. This obligation also terminates if we terminate the agreement with respect to both product candidates, subject to our obligation to pay the termination fee described below. In addition, we are obligated to pay Immunodex an additional $150,000 upon the delivery of a viable cell line that is capable of producing the Angiolix antibody.

Assuming that we begin to sell products based on both Phoenix and Angiolix fifteen (15) years after the date of the August 2005 agreement, or August 2020, which is our anticipated development timetable, we would have to pay to Immunodex an additional $3,900,000 in maintenance fees and cell line transfer fees during that time period. In addition, we are obligated to pay Immunodex a royalty based on the net sales, if any, of products based on Phoenix and Angiolix. Further, we are obligated to develop both Phoenix and Angiolix on an agreed upon timetable. If we fail to achieve any of the agreed upon clinical development and regulatory milestones, Immunodex would then have the right to terminate the August 2005 agreement with respect to the product candidate for which the failure occurred, and if such a termination occurs, we would be obligated to pay Immunodex a termination fee of up to $500,000 for each product candidate so terminated. We are also entitled to terminate the agreement with respect to either Phoenix or Angiolix, or both, upon ninety (90) days advance notice to Immunodex. If we do so without cause, we would also be required to pay a termination fee of up to $500,000 for each product candidate so terminated. Notwithstanding the foregoing, we do not have to pay a termination fee with respect to Phoenix or Angiolix if the agreement is terminated due to: (i) negative results of toxicity testing for the applicable drug candidate that the FDA indicates would preclude further testing of such drug candidate, (ii) a third party being granted orphan drug status by the FDA for a drug that would preclude us from receiving orphan drug status with respect to the applicable drug candidate, or (iii) our inability to achieve commercially viable yields with respect to the manufacture of the applicable drug candidate.

If we sublicense our rights with respect to either Phoenix or Angiolix, we would be obligated to pay to Immunodex a sublicensing fee not to exceed $1,000,000 for each such sublicense granted based on payments received from each such sublicensee.

The term of the August 2005 agreement expires on the later to occur of: (i) the expiration of the last to expire licensed patent, or (ii) fifteen (15) years after the first commercial sale of a product covered by the licensed patents. The August 2005 agreement superceded prior agreements with Immunodex dated January 25, 2002, March 1, 2002 and September 17, 2002, in each case related to the same subject matter.

Additional Licenses Needed to Commercialize Phoenix and Angiolix. Each of Phoenix and Angiolix is humanized, a process by which genetic material from a mouse cell is made tolerable to humans, using a patented technology developed by the National Institutes of Health. The NIH previously granted to the Cancer Research Institute of Contra Costa a license to the applicable humanization technology. Pursuant to the Immunodex agreement, Immunodex and the Cancer Research Institute of Contra Costa are seeking to obtain for us the NIH’s consent to a sublicense to us of the Cancer Research Institute of Contra Costa right to use the NIH humanization technology.

On August 8, 2005, we made a direct application to NIH to obtain a non-exclusive commercial license to such humanization technology, and we are currently in discussions with NIH on the terms of such a license. To date, however, the terms proposed by NIH would not be acceptable to us since they are materially more costly than those that are contained in the Cancer Research Institute of Contra Costa sublicense. If the PHS does not consent to a sublicense to us of the rights NIH has granted to the Cancer Research Institute of Contra Costa with respect to the humanization technology or does not grant us a sub-license to this humanization technology directly, we would be unable to develop and commercialize either Phoenix or Angiolix under the Immunodex license in the future, unless we are able to identify and obtain rights to an alternative humanization technology.

In addition, we are in discussions with the holders of certain technology covering the commercial manufacturing processes necessary to make monoclonal antibodies. We have not yet entered into a license with the third party who holds a patent that may be relevant to the manufacturing process of either Phoenix or Angiolix, and we are currently evaluating other manufacturing technologies that would allow us to manufacture each of Phoenix and Angiolix which may be available from other third parties.

Clinical Status. Phoenix has previously been administered to 55 relapsed cancer patients in the following six Phase I/II human clinical trials:

•	Phase I/II trial of Phoenix, as a mouse antibody, in a 15 patient imaging study;

•	Phase I/II trial of Phoenix, as a mouse antibody, in a 9 patient therapy study;

•	Phase I/II trial of Phoenix, as a mouse antibody, in a 6 patient therapy study;

•	Phase I/II trial of Phoenix, as a humanized antibody, in a 7 patient imaging study;

•	Phase I/II trial of Phoenix, as a humanized antibody, in a 17 patient therapy study; and

•	An on-going Phase I/II study of Phoenix, as a humanized antibody, in a dose escalation study in combination with chemotherapy (capecitabine, Xeloda®); currently 1 patient enrolled.

Each of the first five clinical trials was conducted by the Cancer Research Institute of Contra Costa, funded primarily by the National Cancer Institute of the National Institutes of Health, at various research hospitals, principally at New York University/Bellevue Hospital and at the University of Colorado Health Sciences Hospital.

These studies have demonstrated that both the mouse and humanized BrE-3 antibody can be localized to the primary breast cancer tumor(s) and secondary metastatic tumors of other organs. In addition, none of the 55 patients dosed with Phoenix in these clinical trials suffered any adverse irreversible side effect. The only side effect which was suffered by patients in these studies was a reduction of new blood cell production, which was reversed with the introduction of stem cells harvested from the patient prior to chemotherapy or radiation therapy. Further, these trials demonstrated that localized radiation can be delivered to the tumor cells. In addition, approximately half of the patients dosed in the most recent 17 patient Phase I/II humanized antibody clinical trial referenced above experienced a partial response to treatment, meaning they experienced some tumor shrinkage as a result of the treatment and required less pain medication.

In August 2005, we entered into an Agreement Regarding Academic Clinical Study with the Cancer Research Institute of Contra Costa to provide financial support for the on-going Phase I-II clinical trial referenced above. In this trial, Phoenix is being administered to patients in combination with the chemotherapeutic drug, Xeloda®. This agreement superseded a similar agreement signed in October 2003, which related to the same subject matter.

Pursuant to this agreement, over the twenty-four months after the date of the agreement, we are obligated to reimburse the Cancer Research Institute of Contra Costa for the costs associated with the treatment of at least 10 patients with recurrent, metastatic breast cancer that are enrolled in the current Phase I/II clinical trial of Phoenix, which is being conducted at New York University/Bellevue Hospital. We do not expect these reimbursement payments to exceed $300,000 in the aggregate. Under this agreement, we will be entitled to use the data derived from this Phase I/II clinical trial as well as the data from the 17 patient Phase I/II humanized antibody clinical trial referenced in the table above, which was conducted at the University of Colorado Health Sciences Hospital, in future filings we make with regulatory authorities related to the development of Phoenix.

There is currently one patient enrolled in this clinical trial. We expect that there will be at least 5 patients enrolled in this study by the end of 2006 and that this study may be expanded to include other hospitals. We currently intend for this study to be complete by the end of 2007.

Rationale. In animal models, Phoenix has demonstrated increased efficacy when it was given in combination with topotecan and capecitabine, both FDA approved chemotherapeutic agents.

Xeloda®, or capecitabine, was selected for use in combination with Phoenix in connection with the on-going Phase I/II clinical trial because: (i) capecitabine is the standard of care for treating relapsed breast and other cancers, (ii) it is a convenient orally administered agent, (iii) it is only mildly myelotoxic, meaning that it is only mildly toxic to the bone marrow where new blood cells are produced, whereas Phoenix is expected to be primarily myelotoxic, thereby leading to a combination of Phoenix and capecitabine that is not expected to lead to cumulative toxicities, and (iv) there is published evidence of therapeutic synergy when Phoenix and capecitabine are used together.

Development Plan. In 2005, we prepared a detailed pre-clinical and clinical development plan related to Phoenix. Pursuant to this plan, we have outsourced the testing of the viability of the cell line necessary to manufacture Phoenix to a qualified contract manufacturing organization. We have also requested that this organization develop a process engineering scale up for the manufacture of Phoenix in accordance with current good manufacturing practices so that we are able to manufacture a quantity of Phoenix necessary to support the proposed clinical trials related to Phoenix.

In addition, since the clinical development of Phoenix will take many years, likely beyond 2015, and will be very expensive, our current plan with respect to Phoenix is to enter into a co-development agreement with one or more third party pharmaceutical partners prior to expending any further resources developing Phoenix. Therefore, we do not intend to initiate full scale manufacturing of Phoenix or to submit any further Phase I/II investigational new drug applications to the FDA with respect to Phoenix, until such time as we have identified and entered into an agreement with such a third party co-development partner. If we are unable to partner the Phoenix development program, we may decide to terminate our agreement with Immunodex with respect to Phoenix.

Competitive Position. We are aware of numerous products in development for recurrent breast cancer and other solid tumors. We are aware of one product being developed by Hoffman-LaRoche targeting the Muc-1 antigen. Our exclusive sublicense from Immunodex covers three U.S. patents related to Phoenix, and their foreign counterparts which cover the European Union and which are pending in Canada, Japan and Mexico. Each of the patents cover the composition of matter and various aspects of binding to the applicable antigens as well as the manufacture of Phoenix and Angiolix. The first of these patents expires in 2008. The second of these patents expires in 2008. The last of these key patents expires in 2015.

Sodium Phenylbutyrate

Overview. Sodium Phenylbutyrate, or PB, is a small molecule that was previously approved by the FDA for sale as a treatment for a rare genetic disorder in infants known as hyperuremia. PB has a number of additional mechanisms of action, including the inhibition of histone deacetylase. Histone deacetylase is a class of enzymes that remove acetyl groups from the amino acids in DNA. The inhibition of histone deacetylase allows the body’s cancer suppressing genes to work as intended. In addition, PB is not toxic to cells. These characteristics make PB a good candidate to become a chemopotentiator. A chemopotentiator is a substance that enhances the activity of a chemotherapeutic agent. As a result, PB is designed to be administered in conjunction with radiation and chemotherapy.

In-License for PB. In February 2005, we entered into a Phenylbutyrate Co-development and Sublicense Agreement with Virium Pharmaceuticals, Inc., pursuant to which Virium granted us an exclusive, worldwide sublicense to PB, excluding the U.S. and Canada, for the treatment of cancer, autoimmune diseases and other clinical indications. We paid Virium a license fee of $50,000. Virium has retained all rights with respect to PB inside the U.S. and Canada. Note that our single largest stockholder, SCO Capital Partners, LLC, is also the single largest stockholder of Virium Pharmaceuticals, Inc.

Virium is also a party to a sublicense agreement with VectraMed, Inc. for the rights to develop and commercialize PB worldwide for the treatment of cancer, autoimmune diseases and other clinical indications. VectraMed obtained its rights to the product under an Exclusive Patent License Agreement dated May 25, 1995 with the U.S. Public Health Service, representing the National Institutes of Health. VectraMed subsequently assigned all its rights to PB to Virium pursuant to a novation agreement dated May 10, 2005.

Pursuant to our agreement with Virium, we are responsible for the conduct of clinical trials and patent prosecution related to PB outside of the U.S. and Canada. The Virium agreement also requires us to pay Virium a royalty on the sales of PB products until such time as the patents covering such products expire. These patents expire at various times between 2011 and 2016.

Our agreement with Virium does not fully comply with the sublicensing requirements set forth in Virium’s agreement with the National Institutes of Health because it does not expressly incorporate by reference all of the relevant sections of Virium’s license with NIH. We are currently seeking to amend our agreement with Virium to bring it into full compliance with such sublicensing requirements and to permit us to become a direct licensee of the NIH should Virium default on its license with the NIH.

Clinical Status. To date, we have not been involved in any capacity in the conduct of any clinical trial related to PB.

Rationale. We believe that PB may be a candidate to become a biological-response modifier that acts as a dose-dependent inhibitor of cancer cell proliferation, migration, and invasiveness, possibly by inhibition of urokinase and c-myc pathways, which means that it inhibits the protease activity that irreversibly induces programmed cell death. In addition, we believe that PB shows potential for the treatment of malignant gliomas, which are cancers of the brain.

Competitive Position. We are aware of numerous products in development for brain cancers. We are aware of several products being developed by academic and commercial organizations targeting glioblastoma. Medicis Pharmaceuticals currently sells Sodium Phenylbutyrate (Buphenyl ®) for the treatment of a urea cycle disorder, hyperuremia.

There are thirteen key use patents related to PB which have been issued as follows:

•	A patent covering a method of inhibiting rapid tumor growth issued in the U.S. that expires on March 14, 2014 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, New Zealand and South Africa;

•	A patent covering a method of treating brain cancer, leukemia, prostate cancer, breast cancer, skin cancer and non-small cell lung cancer issued in the U.S. that expires on June 3, 2014 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

•	A patent covering a method of treating brain cancer, skin cancer, benign enlarged prostate and a cervical infection issued in the U.S. that expires on February 25, 2014 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

•	A patent covering a method of inducing the production of TGF alpha (which slows the growth of cancer cells) issued in the U.S. that expires on January 13, 2015 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

•	A patent covering a pharmaceutical composition for treating or preventing a cancerous condition issued in the U.S. that expires on January 20, 2015 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

•	A patent covering a method of inducing the differentiation of a cell issued in the U.S. that expires on June 3, 2014 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

•	A patent covering a method of treating brain cancer, non-small cell lung cancer, prostate cancer, skin cancer, brain tumors, cancers of the blood, lung cancer and breast cancer issued in the U.S. that expires on August 26, 2014 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

•	A patent covering a method of inhibiting the growth of rapidly growing nonmalignant or malignant tumor cells issued in the U.S. that expires on March 2, 2016 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

•	A patent covering a method of sensitizing a subject to radiation therapy or chemotherapy and a method of treating brain cancer, leukemia, non-small cell lung cancer, skin cancer, cancers of the blood, lung cancer, or renal cancer issued in the U.S. that expires on December 1, 2015 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

•	A patent covering a method of treating brain cancer, non-small cell lung cancer, prostate cancer, skin cancer, cancers of the blood, breast cancer, benign prostate enlargement, cervical infection, bladder cancer, kidney cancer, colon cancer, or nose cancer issued in the U.S. that expires on March 16, 2016 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

•	A patent covering a method of inducing the production of hemoglobin (blood) and a method of treating a pathology associated with abnormal hemoglobin (blood) activity issued in the U.S. that expires on January 27, 2015 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

•	A patent covering a method of preventing prostate cancer, brain cancer, skin cancer, cancers of the blood, breast cancer, non-small cell lung cancer, or renal cancer issued in the U.S. that expires on August 5, 2014 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa; and

•	A patent covering a method of inhibiting the production of cancer in a cell issued in the U.S. that expires on March 14, 2011, June 3, 2013 or March 7, 2014, depending on the subject matter disclosed in the priority applications with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa.

Development Plan. Our co-development partner, Virium has advised us that it intends to initiate a Phase I/II clinical trial using PB to treat glioblastoma in the near future. We intend to wait for the results of this Phase I/II clinical trial and the re-formulation of the PB compound to a sustained release version before initiating our own clinical trial related to PB in Europe. At this time, we do not know when Virium will initiate such clinical trial or when it will be completed, nor do we know when Virium will have completed the re-formulation of the PB compound to a sustained release version.

We also believe that further studies should be considered to identify a subset of patients that have tumors sensitive to PB, either as a single agent or in combination with radiation therapy or other chemotherapeutic agents, and that we should focus on this subset of patients in our future clinical trials related to PB.

Products in Pre-Clinical Development

Alchemix

Overview. Alchemix, or chloroethylaminoanthraquinone, is a small molecule that is toxic to cancer cells. Alchemix is intended to interrupt all phases of the cancer cell growth cycle by selectively binding to DNA and inhibiting many DNA processing enzymes to overcome drug resistant tumors. We believe that Alchemix is toxic to cancer cells due to its selective inhibition of many DNA processing enzymes and that it is as well tolerated in animals as a number of classes of approved chemotherapeutic drugs such as epirubicin and cisplatin, meaning that it resulted in no more adverse side effects than such approved chemotherapeutics.

Agreement Related to Alchemix. In November 2001, we entered into a Patent and Know-how Assignment and License Agreement with De Montfort University pursuant to which De Montfort University agreed to assign to us the key patent related to Alchemix and to exclusively license to us certain know-how related to Alchemix for use in field of the treatment of cancer. In March 2003, we amended and restated that agreement to extend the time period in which the assignment and license to us would be triggered. In October 2005, De Montfort University formally assigned the patent that covers Alchemix to us. Pursuant to our agreement with De Montfort University, we paid De Montfort an initial assignment fee of $42,815 and issued to De Montfort 219,010 shares of our common stock valued at $4,677. Although we are not obligated to make any royalty payments to De Montfort based on the sale of any product that is based on Alchemix, we are obligated to pay De Montfort certain milestone payments based on the achievement of agreed upon clinical milestones. If we successfully achieve each of these milestones, we would be obligated to pay De Montfort a total aggregate amount of milestone payments of GBP 250,000, or approximately $445,832. We are obligated to use our commercial best efforts to achieve these agreed upon clinical milestones. In addition, we have the right to terminate our agreement with the De Montfort on ninety (90) days advance notice, and either party has the right to terminate the agreement for breach by the other party upon ninety (90) days (sixty (60) days for payment failures) advance notice if such breach is not cured within the notice period.

Rationale. We believe that Alchemix selectively inhibits specific DNA processing enzymes that are required for cancer cells to divide and grow, which appears to be unique among anthraquinones, the class of small molecules to which Alchemix belongs. This leads us to believe that Alchemix may also react with certain other DNA processing enzymes required for the cell to progress through the cell life cycle, although the direct evidence only demonstrates its interaction with certain specific DNA processing enzymes.

Competitive Position. We are not aware of any other organization developing a drug similar to Alchemix. Several groups are developing agents against p-glycoprotein, which is only one of the identified mechanisms of drug resistance within cells, and other groups are developing agents that have the potential to become chemosensitisers, which means they will make cancer cells more sensitive to the effects of chemotherapy.

The key patent relating to Alchemix has been issued in the U.S. In general, it covers composition of matter. We have also obtained the foreign counterparts to this patent in the European Union and have foreign counterparts pending in Japan and Canada. This patent will expire in 2015.

Development Plan. In 2005, we prepared a detailed pre-clinical and clinical development plan related to Alchemix. We intend to manufacture, undertake pre-clinical studies and, based on the results of these studies, to initiate a Phase I/II clinical trial with respect to Alchemix within the next twelve months. To date, we have contacted a contract manufacturing organization to undertake the process development for the manufacture of Alchemix and have evaluated a number of qualified contract manufacturing organizations with respect to the production of sufficient quantities of Alchemix for our pre-clinical studies, formulation studies and for our proposed human clinical trial.

Out-License of Alchemix. In August 2004, we entered into a Research Collaboration and License Agreement with Advanced Cardiovascular Devices, LLC. Under this agreement, we granted Advanced Cardiovascular Devices an exclusive, worldwide license to Alchemix solely for use in the treatment of vascular disorders or proliferations using stents and other medical devices. The term of this agreement expires when the underlying patent expires in 2015. Pursuant to this agreement, Advanced Cardiovascular Devices paid us an upfront fee of $10,000. In addition, Advanced Cardiovascular Devices is obligated to develop a product based on Alchemix pursuant to an agreed upon timetable. If Advanced Cardiovascular Devices fails to achieve any of the agreed upon milestones, we would then have the right to terminate the agreement; provided, however, that Advanced Cardiovascular Devices could prevent us from so terminating the agreement with respect to the applicable failure by paying us a fee not to exceed $500,000 to reinstate its rights under the agreement. In addition, Advanced Cardiovascular Devices is also obligated to pay us a royalty based on net sales, if any, of products based on Alchemix. Either party may terminate this agreement on thirty (30) days advance notice for breach by the other party if the breach is not cured within such thirty (30) day period. In addition, Advance Cardiovascular Devices may terminate the agreement upon written notice to us and without any further obligation to us if the licensed technology does not perform to the reasonable satisfaction of Advanced Cardiovascular Devices or cannot be commercialized because of safety or efficacy reasons or because Advanced Cardiovascular Devices is unable to raise the funds necessary to develop a product based on the licensed technology.

Prodrax

Overview. Prodrax (di-N-oxides of chloroethylaminoanthraquinone) is a small molecule that is non-toxic in normally oxygenated healthy tissue but that becomes highly toxic in low oxygen tumors where it binds to the DNA in tumor cells and becomes irreversibly converted to its toxic form. It is in this state that tumor cells are killed by the Prodrax they are carried out through potent DNA damage.

Prodrax is both a specific chemical entity and a platform technology to make other drugs that are intended to induce cancer cell death more effective.

In-License for Prodrax. In March 2004, we entered into a Patent and Know-how Assignment and License Option Agreement with The School of Pharmacy, University of London pursuant to which The School of Pharmacy granted us an option to acquire the rights to the key patent application related to Prodrax and an exclusive worldwide license to the know-how related to Prodrax to develop and commercialize Prodrax in the field of the treatment of cancer. Pursuant to this agreement, we paid The School of Pharmacy an initial option fee of $44,575 and issued to The School of Pharmacy 131,505 shares of our common stock valued at $2,630. In September 2005, The School of Pharmacy formally assigned the rights to the key patent application to us and licensed to us the relevant know-how in the field of the treatment of cancer. We are currently pursuing the prosecution of this patent application. We are obligated to pay The School of Pharmacy certain milestone payments based on the achievement of agreed upon clinical milestones with respect to Prodrax. If we successfully achieve each of these milestones, we would be obligated to pay The School of Pharmacy a total aggregate amount of milestone payments of GBP 275,000, or approximately $490,415. We are obligated to use our commercial best efforts to achieve these agreed upon clinical milestones. If we fail to achieve any of these agreed upon clinical milestones, The School of Pharmacy would have the right to terminate our know-how license under the agreement. In addition, we are obligated to pay The School of Pharmacy a royalty on net sales, if any, of products based on Prodrax. In addition, we have the right to terminate our agreement with the The School of Pharmacy on ninety (90) days advance notice, and either party has the right to terminate the agreement for breach by the other party upon ninety (90) days (sixty (60) days for payment failures) advance notice if such breach is not cured within the notice period.

Rationale. Prodrax is inert in normally oxygenated cells and becomes toxic in low oxygen areas, enabling it to kill tumor cells. Many solid tumors have a low oxygen area that is resistant to radiation and conventional chemotherapy and that these cells repopulate the tumor with additional radiation- and conventional chemotherapy-resistant cells. These cells are often referred to as quiescent.

Prodrax becomes irreversibly converted to its toxic form in low oxygen tumor cells where it remains localized. When the surrounding oxygenated cells are killed by radiotherapy or chemotherapy, these Prodrax-containing quiescent cells move closer to the oxygen source and attempt to resume more active replication. It is in this state that they are killed by Prodrax, through potent DNA damage.

When given in conjunction with radiotherapy or chemotherapy we expect Prodrax to result in significant improvement of tumor clearance and to reduce the likelihood of tumor repopulation, improving disease free survival. It is estimated that over 50% of all solid tumors exhibit clinically significant hypoxia, or low oxygenation, and that over two million people in the U.S. and Europe suffer from solid tumor cancers. If successful, Prodrax could improve the prognosis for a significant number of cancer sufferers in a wide range of tumor types.

Competitive Position. We are aware that Novocea, Inc., has exclusively licensed from KuDOS Pharmaceuticals, a subsidiary of Astra Zeneca, a small molecule prodrug that is selectively activated by low oxygen tumors that is similar to our Prodrax, and that Novocea is developing this small molecule prodrug in a similar fashion to Prodrax.

The key composition of matter patent application relating to Prodrax was filed in December 2003 in the European Union and the U.S.

Development Plan. In 2004, we entered into a research and development agreement with The School of Pharmacy, University of London to further evaluate Prodrax in pre-clinical studies and funded research there in 2004 and 2005. In 2005, the applicable investigators left the School of Pharmacy and joined the University of Bradford. As a result, we terminated our agreement with The School of Pharmacy. In March 2006, we entered into an agreement with the University of Bradford to continue these pre-clinical studies.

The Prodrax technology allows for the modification of various drugs to make them inert until they are activated by a low oxygen environment. Varieties of analogues have been developed and are being tested by researchers at the University of Bradford for the purpose of enabling us to select the lead compound to take forward into clinical development. We expect to select a lead compound in 2006.

Angiolix

Background. Angiolix (huMc-3 mAB) is a humanized monoclonal antibody targeting a protein known as Lactadherin. Lactadherin promotes the growth of new blood vessels to support tumor growth. Angiolix, by blocking Lactadherin, has the potential to induce programmed cell death, or apoptosis, in blood vessels supporting tumors.

In-License for Angiolix. See Phoenix above. (In-License for Phoenix).

Rationale. Lactadherin is expressed in and around blood vessels of tumors and has a critical role in providing new blood vessels to support tumor growth. Angiolix has been shown to bind to Lactadherin and induce the death of new blood vessels, thereby blocking the supply of blood to the tumor and causing the tumor to die.

A similar antibody on the market, Avastin ®, is used in the treatment of colorectal and other cancer types.

Development Plan. We intend to enter into a research agreement with an academic investigator to undertake further animal studies on Angiolix within the next six months.

Competitive Position. We are targeting a propriety gene product which is expressed by cancerous tumors. We are not aware of any other organization developing similar products targeting this type of protein. The key patent relating to Angiolix has been issued in the U.S. and Australia. In general, it covers the composition of matter and various aspects of the binding to applicable antigens as well as the manufacture of Angiolix. We also have foreign counterparts to this patent pending in the European Union and Canada. This patent will expire in 2015.

Intellectual Property

Our success will depend in large part on our ability to obtain and maintain patent protection for our product candidates, products and technologies, preserve trade secrets and operate without infringing the intellectual property rights of others. We intend to prosecute and defend our intellectual property rights aggressively. Our policy is to seek patent protection for the inventions that we consider important to the development of our business. Currently we own one patent that relates to Alchemix together with its foreign counterpart in the European Union, and we have filed a patent application in the United States and the European Union related on Prodrax. Our intellectual property related to Phoenix and Angiolix consists of an exclusive sub-license from Immunodex, Inc. to practice the patents that relate to Phoenix and Angiolix in the field of the treatment of cancer. We have responsibility for the filing, prosecution and maintenance of patent rights associated with this license. Our intellectual property related to PB consists of an exclusive sub-license from Virium Pharmaceuticals, Inc. to practice the patents that relate to PB in the field of the treatment of cancer outside of North America. Virium is responsible for the filing, prosecution and maintenance of these patents; provided, however, that we have agreed to pay all costs and expenses associated with the filing, prosecution and maintenance of patents outside of the U.S. or Canada.

Although we believe our patents, and our patent applications, if they issue as patents, will provide a competitive advantage, the patent positions of pharmaceutical and biotechnology companies are highly uncertain and involve complex legal and factual questions. We may not be able to develop patentable products or processes, and may not be able to obtain patents from pending applications. Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect our technology. In addition, any patents or patent rights we obtain may be circumvented, challenged or invalidated by our competitors.

While our product candidates are in clinical trials, and prior to commercialization, we believe our current activities in the United States fall within the scope of the exemptions against patent infringement provided by 35 U.S.C. Section 271(e) which covers activities related to developing information for submission to the FDA. As our product candidates progress toward commercialization, the possibility of an infringement claim against us increases. While we attempt to ensure that our product candidates and the methods we employ to manufacture them do not infringe other parties’ patents and proprietary rights, competitors or other parties may assert that we infringe on their patents or proprietary rights. Competitors or third parties may be issued patents that may cover subject matter that we use in developing, producing, or administering our products. Additionally, because patent prosecution can proceed in secret prior to issuance of a patent, third parties may obtain other patents with claims of unknown scope prior to the issuance of patents relating to our product candidates which they could attempt to assert against us. Further, as we develop our products, we may infringe the current patents of third parties or patents that may issue in the future.

Although we believe that our product candidates, production methods and other activities do not currently infringe the intellectual property rights of these and other third parties, we cannot be certain that a third party will not challenge our position in the future. If a third party alleges that we are infringing its intellectual property rights, we may need to obtain a license from that third party, but there can be no assurance that any such license will be available on acceptable terms or at all. Any infringement claim that results in litigation could result in substantial cost to us and the diversion of management’s attention away from our core business and could also prevent us from marketing our products. To enforce patents issued to us or to determine the scope and validity of other parties’ proprietary rights, we may also become involved in litigation or in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial costs to us or an adverse decision as to the priority of our inventions. We may be involved in interference and/or opposition proceedings in the future. We believe there will continue to be significant litigation in the industry regarding patent and other intellectual property rights.

We also rely on trade secrets to protect our technology, particularly when we do not believe that patent protection is appropriate or available. However, trade secrets are difficult to protect. We attempt to protect our trade secrets by requiring each of our employees, consultants and advisors to execute a non-disclosure and assignment of invention agreement before beginning his or her employment, consulting or advisory relationship with us. We cannot guarantee that these agreements will provide meaningful protection, that these agreements will not be breached, that we will have an adequate remedy for any such breach, or that our trade secrets will not otherwise become known or independently developed by a third party.

Government Regulation

In addition to FDA regulatory approval process discussed above, we are subject to regulation by various governmental agencies including, without limitation, the Drug Enforcement Administration, the U.S. Department of Agriculture, the Environmental Protection Agency, the Occupational Safety and Health Administration, and the California State Department of Health Services, Food and Drug Branch. Such regulation by governmental authorities in the U.S. and other countries may impede or limit our ability to develop and market our products.

Any products we manufacture or distribute pursuant to the FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements, reporting of adverse experiences with the drug, submitting other periodic reports, drug sampling and distribution requirements, notifying the FDA and gaining its approval of certain manufacturing or labeling changes, complying with the FDA promotion and advertising requirements. The FDA has actively enforced regulations prohibiting the marketing of products for unapproved uses. However, in certain circumstances, and subject to very stringent requirements, the FDA will permit the dissemination of peer-reviewed scientific reprints related to unapproved uses. Drug manufacturers and their subcontractors are required to register their facilities with the FDA and state agencies and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with current good manufacturing practices, which impose procedural and documentation requirements upon us and our third-party manufacturers. Failure to comply with these regulations could result, among other things, in warning letters, suspension of regulatory approval, refusal to approval pending applications or supplements to approved applications, recalls, suspension or closure of production or injunctions, seizures, or civil or criminal sanctions We cannot be certain that we or our present or future subcontractors will be able to comply with those regulations and other FDA regulatory requirements.

The FDA’s policies may change, and additional government regulations may be enacted which could prevent or delay regulatory approval of our potential products. Moreover, increased attention to the containment of health care costs in the U.S. and in foreign markets could result in new government regulations that could have a material adverse effect on our business. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the U.S. or abroad.

Raw Materials

We need sufficient supplies of raw materials to develop and market our products successfully. The raw materials in products that are approved by the FDA cannot be changed without equivalency testing of the new material by us and approval by the FDA. Some of the raw materials for our products are expected to be qualified from only one supplier. At times, one or more of these qualified materials may not be available or may be available only in limited quantities. If we are unable to obtain the necessary raw materials from our existing sources, we could incur significant delays in marketing and selling our products until an alternate vendor can be qualified and approved for use. At this time, we have not entered into any agreement with a third party manufacturer or supplier for the purpose of supplying us with the raw materials necessary to conduct our clinical trials or to commercialize any of our product candidates; however, we believe that raw materials relevant to the manufacture of both our monoclonal antibody product candidates and small molecule product candidates are available from a variety of sources.

Employees

As of January 31, 2006, we employed four full time employees. Our four employees are located in three separate facilities. Our headquarters, where our Executive Chairman operates, is located in Irvine, California. We also have an office located in a commercial office building in San Diego, California which houses our Chief Financial Officer. We currently have a third office in a medical office building in London, England which houses our President and Chief Executive Officer as well as his assistant and the two consultants described below who manage our pre-clinical and clinical affairs.

In November 2005, we entered into an arrangement with Pharma Consultancy Limited to provide the services of Luiz Porto, MD to consult on the clinical and regulatory affairs related to our drug development effort. Pursuant to this agreement we expect to pay Pharma Consultancy approximately $278,000 per year plus bonus and stock options, if approved by the Board. This agreement is terminable by either party on 30 days notice.

In November 2005, we also entered into an arrangement with Gary Bower to provide us consulting services with respect to our pre-clinical and manufacturing matters related to our drug development candidates. Pursuant to this agreement, we expect to pay Mr. Bower $156,000 per year plus bonus and stock options, if approved by the Board. This agreement is terminable by either party on 30 days notice. In April 2006, we amended this agreement to include GTE Consultancy Limited, a company organized under the laws of the United Kingdom and owned by Mr. Bower, as the service provider pursuant to the agreement.

For the foreseeable future, we intend to outsource all of our research, pre-clinical, manufacturing, clinical and regulatory activities to well-qualified contract research organizations, contract manufacturing organizations, clinical research organizations and independent contractors. These organizations and individuals will perform their activities under detailed project plans developed by our management and in accordance with our global development strategy.

Property

We lease approximately 435 square feet in a corporate office building in San Diego, California for $2,500 per month. In addition, we rent approximately 500 square feet in a medical office building in London, England for approximately $2,000 per month.

LEGAL PROCEEDINGS

The Company is not a party to any material pending legal or arbitration proceedings and is not aware of any material contemplated legal proceedings to which we may be a party. No director, officer or affiliate of the Company, and no owner of record or beneficial owner of more than five percent (5%) of the securities of the Company, or any associate of any such director, officer or security holder is a party adverse to the Company or has a material interest adverse to the Company.

MANAGEMENT’S DISCUSSION AND

ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus. Information in the following discussion for a yearly period means for the year ended April 30 of the indicated year.

Overview

Background

We are a biopharmaceutical company engaged in the development of drugs primarily for the treatment of cancer. We in-license product development candidates designed for anti-cancer therapy in order to advance them along the regulatory and clinical pathway toward commercial approval. Our licenses are generally worldwide in scope and territory, with the exception of our license for Sodium Phenylbutyrate where our rights exclude the U.S. and Canada. We use our expertise to manage and perform what we believe are the most critical aspects of the product development process which includes the design and conduct of clinical trials, the development and execution of strategies for the protection and maintenance of intellectual property rights and the interaction with drug regulatory authorities internationally. We concentrate on product development and engage in a very limited way in product discovery, avoiding the significant investment of time and financial resources that is generally required before a compound is identified and brought into clinical trials. In addition, we intend to out-source clinical trials, pre-clinical testing and the manufacture of clinical materials to third parties. We currently have engaged two third parties to undertake pre-clinical testing with respect to our product candidates Phoenix, Angiolix, Alchemix and Prodrax. We were formerly known as Bridge Oncology Products, Inc., a Delaware corporation which was formed on February 10, 2005. On August 22, 2005 we entered into a Share Exchange Agreement with Somanta Limited, a company organized under the laws of England, pursuant to which Somanta Limited became a wholly-owned subsidiary of Bridge Oncology Products, Inc., and Bridge Oncology Products, Inc., changed its name to Somanta Incorporated. Somanta Limited was formed on April 19, 2001.

Our current portfolio of development candidates in clinical development includes two anti-cancer agents (a small molecule and a monoclonal antibody) targeting four different tumors and/or stage of cancer. We have three additional development candidates (two small molecules and a monoclonal antibody) in pre-clinical development targeting eleven different tumor types.

We intend to license the rights to manufacture and market our product candidates to other pharmaceutical companies in exchange for license fees and royalty payments and to continue to seek other in-licensing opportunities in pursue of our business strategy. We do not currently intend to manufacture or market products although we may, if the opportunity is available on terms that are considered attractive, or retain co-development rights to specific products.

We have incurred substantial operating losses since our inception due in large part to expenditures for our research and development activities. At January 31, 2006, we had an accumulated deficit of $6,959,735 (unaudited). We expect our operating losses to increase for at least the next several years as we pursue the clinical development of our lead product candidates and expand our discovery and development pipeline.

Revenues

We have not generated any significant revenues from sales to date, and we do not expect to generate revenues from product sales for at least the next several years, if at all. We expect our revenues for the next several years to consist of payments under certain of our current agreements and any additional collaborations, including upfront payments upon execution of new agreements, research funding and related fees throughout the research term of the agreements and milestone payments contingent upon achievement of agreed-upon objectives. To date, we have received $10,000 in payments under such agreements.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements. We have identified the accounting policies that we believe require application of management’s most subjective judgments, often requiring the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Our actual results may differ substantially from these estimates under different assumptions or conditions. Our significant accounting policies are described in more detail in the notes to consolidated financial statements included elsewhere in this prospectus. We believe that the following accounting policies require the application of significant judgments and estimates.

Intangible Assets—Patents and Licenses

All patent and license costs are charged to expense when incurred.

Stock Based Compensation

We adopted the fair value recognition provisions of Financial Accounting Standards Board, or FASB, Statement No. 123, “Accounting for Stock-Based Compensation,” prospectively for all employee options granted, modified, or settled after May 1, 2003. Options under our 2005 Equity Incentive Plan vest over periods ranging from immediate to 27 months.

On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R eliminates the alternative of applying the intrinsic value measurement provisions of APB 25 to stock compensation awards issued to employees. Rather, the new standard requires enterprises to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). On April 14, 2005, the Securities and Exchange Commission announced the adoption of a rule that defers the required effective date of SFAS 123R. The SEC rule provides that SFAS 123R is now effective for registrants as of the beginning of the first fiscal year beginning after June 15, 2005.

SFAS 123R will be effective for our fiscal year beginning May 1, 2006, and allows for the use of the Modified Prospective Application Method. Under this method, SFAS 123R is applied to new awards and to awards modified, repurchased, or cancelled after the effective date. Additionally, compensation cost for the portion of awards that are outstanding as of the date of adoption for which the requisite service has not been rendered (such as unvested options) is recognized over a period of time as the remaining requisite services are rendered. The compensation cost relating to unvested awards at the date of adoption shall be based on the grant-date fair value of those awards as calculated for pro forma disclosures under the original SFAS 123. The Modified Retrospective Application Method may be applied to all prior years for which the original SFAS 123 was effective or to only the prior interim periods in the year of initial adoption. If the Modified Retrospective Application Method is applied, financial statements for prior periods will be adjusted to give effect to the fair-value-based method of accounting for awards on a consistent basis with the pro forma disclosures required for those periods under the original SFAS 123. Management is currently evaluating the impact SFAS 123(R) will have on the financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

On an ongoing basis, we evaluate our estimates, including those related to accruals, valuation of stock options and warrants, and income taxes (including the valuation allowance for deferred taxes). We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions or conditions. Material differences may occur in our results of operations for any period if we made different judgments or utilized different estimates.

Fair Value of Financial Instruments

Statement of Financial Accounting Standard No. 107, “Disclosures about fair value of financial instruments,” requires that we disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value of such financial instruments.

Research and Development

All research and development costs consist of expenditures for royalty payments, licensing fees, and contract research conducted by third parties.

Results of Operations

Fluctuations in Operating Results

Our results of operations are likely to fluctuate from period to period. We anticipate that our quarterly and annual results of operations will be impacted for the foreseeable future by several factors, including the timing and amount of payments received pursuant to our current and future collaborations, and the progress and timing of expenditures related to our discovery and development efforts. Due to these fluctuations, we believe that the period-to-period comparisons of our operating results are not a good indication of our future performance.

Three Months Ended January 31, 2006 Compared With Three Months Ended January 31, 2005

For the three months ended January 31, 2006, we recognized revenue in the amount of $357 (unaudited) related to an upfront license fee paid by Advanced Cardiovascular Devices, LLC, for an exclusive license to Alchemix for use in stents and devices in the field of vascular disorders. No revenue was recognized for the three month period ended January 31, 2005.

Our net loss applicable to common shareholders was $3,503,433 (unaudited) for the three months ended January 31, 2006 versus $258,164 (unaudited) for the three months ended January 31, 2005, an increase of $3,245,269. This increase is primarily due to increases in operating expenses, interest expense, and the deemed dividend on Series A Convertible Preferred Stock issued on January 31, 2006 (see Note 5, Private Placement, in the financial statements included elsewhere in this prospectus).

Operating Expenses were $980,021 (unaudited) for the three months ended January 31, 2006, versus $251,957 (unaudited) for the three months ended January 31, 2005, an increase of $728,064. This increase is primarily due to an increase in general and administrative (“G&A”) expenses, and an increase in research and development (“R&D”) expenses.

G&A expenses were $807,615 for the three months ended January 31, 2006, versus $200,172 for the three months ended January 31, 2005, an increase of $607,443. This increase reflects primarily:

•

an increase in legal expenses of $121,378, audit expenses of $98,046, investor relations and printing expenses of $50,044, and accounting expenses of $44,098, all related to our preparation for the expected reincorporation (see Note 3, Share Exchange Agreement and Plan of Merger Agreement in the financial statements for Somanta Pharmaceuticals, Inc., included elsewhere in this prospectus) and for the expected sale of unregistered equity securities (see Note 5, Private Placement in the financial statements for Somanta Pharmaceuticals, Inc., included elsewhere in this prospectus).

•	an increase in licensing fees of $150,000 for a required payment in accordance with our agreement with Immunodex, Inc. (see Phoenix, In-License For Phoenix, elsewhere in this prospectus). As of our fiscal year beginning May 1, 2005, we re-classified our licensing fees to G&A expenses from R&D expenses because they are a part of the business development function, which was assigned to the G&A function at that time.

•	an increase in payroll expenses of $72,231 for the compensation of newly-hired officers who were not on our payroll in the quarter ended January 31, 2005.

•	an increase in non-cash options expense of $24,881 to record the non-cash value of stock options issued to new directors and officers, as required by Statement of Financial Accounting Standards 123.

•	an increase in travel expenses of $24,383 related to the overall increase in the level of our business activity.

R&D expenses were $172,406 for the three months ended January 31, 2006, versus $51,785 for the three months ended January 31, 2005, an increase of $120,621. This increase reflects primarily:

•	an increase in consulting expenses of $72,834 related to the costs of monthly retainers for two principal consultants contracted on annual terms to oversee all our pre-clinical and clinical development.

•	an increase in pre-clinical expenses of $80,715 related to our significant increase in development work on Phoenix and Alchemix.

•	a decrease in the non-cash options expense required by Statement of Financial Accounting Standards 123 of $40,098 related to our current cessation of the practice of issuing equity for services and to the completion of the expensing of options issued to a former director and consultant.

Interest expenses were $1,001,354 for the three month period ended January 31, 2006. There were no interest expenses for the three month period ended January 31, 2005. The interest expense for the 2006 period includes the following items related to our secured convertible note issued to SCO Capital Partners LLC (see Note 4, Convertible Note Payable, in the financial statements for Somanta Pharmaceuticals, Inc., included elsewhere in this prospectus):

•	$514,981, representing the non-cash expense required by Statement of Financial Accounting Standards 123 for the fair value of the warrants issued in connection with the note.

•	$364,721, representing the non-cash expense required by EITF No. 00-27 for the non-cash value of the beneficial conversion feature associated with the note.

•	$100,000, reflecting the fee paid to SCO Capital Partners LLC for issuing the note.

•	$21,652, reflecting the interest due as of January 31, 2006 on the note, which interest was converted into Series A Convertible Preferred Stock in connection with our private placement of the stock (see Note 5, Private Placement, in the financial statements for Somanta Pharmaceuticals, Inc., included elsewhere in this prospectus).

The deemed dividend on Series A Convertible Preferred Stock issued on January 31, 2006 (see Note 5, Private Placement, in the financial statements included elsewhere in this prospectus) was $1,522,317. There was no such expense in the nine month period ended January 31, 2005. The dividend for the 2006 period reflects the non-cash expense required by EITF No. 00-27 for the non-cash value of the beneficial conversion feature associated with the Series A Convertible Preferred Stock.

Nine Months Ended January 31, 2006 Compared With Nine Months Ended January 31, 2005

For the nine months ended January 31, 2006, we recognized revenue in the amount of $1,071 (unaudited) related to an upfront license fee paid by Advanced Cardiovascular Devices, LLC, for an exclusive license to

Alchemix for use in stents and devices in the field of vascular disorders. No revenue was recognized for the nine month period ended January 31, 2005.

Our net loss applicable to common shareholders was $5,183,635 (unaudited) for the nine months ended January 31, 2006 versus $662,918 (unaudited) for the nine months ended January 31, 2005, an increase of $4,520,717. This increase is primarily due to increases in Operating Expenses, Interest Expense, and the Deemed Dividend on Series A Convertible Preferred Stock issued on January 31, 2006 (see Note 5, Private Placement, in the financial statements included elsewhere in this prospectus).

Operating Expenses were $2,621,972 (unaudited) for the nine months ended January 31, 2006, versus $656,711 (unaudited) for the nine months ended January 31, 2005, an increase of $1,965,261. This increase is due to an increase in both G&A expenses and R&D.

G&A expenses were $2,220,102 (unaudited) for the nine months ended January 31, 2006, versus $483,057 (unaudited) for the nine months ended January 31, 2005, an increase of $1,737,045. This increase reflects primarily:

•	an increase in licensing fees of $495,358, due to required payments of $450,000 in accordance with our agreement with Immunodex, Inc. (see Note 2, Significant Contracts and Licenses, in the Somanta Pharmaceuticals, Inc. financial statements included elsewhere in this prospectus) and to a required payment of $45,358 in accordance with our agreement with the School of Pharmacy, University of London. As of our fiscal year beginning May 1, 2005, we re-classified our licensing fees to G&A expenses from R&D expenses because they are a part of the business development function, which was assigned to the G&A function at that time.

•	an increase in legal expenses of $460,809, in audit expenses of $157,018, in accounting expenses of $79,233, and in investor relations and printing expenses of $71,024, all related to our preparation for the expected reincorporation and expected sale of unregistered equity securities, described above.

•	an increase in payroll expenses of $162,362 for the compensation of newly-hired officers who were not on our payroll in the nine months ended January 31, 2005.

•	an increase in non-cash expenses of $138,163 to record the non-cash value of stock options issued to new directors and officers, as required by Statement of Financial Accounting Standards 123.

•	an increase in consulting expenses of $63,908, primarily related to fees for a financial consultant and for the Executive Chairman and for a financial consultant to perform financial planning and analysis on monthly terms.

•	an increase in travel expenses of $57,483 related to the overall increase in the level of our business activity.

•	an increase in insurance expenses of $40,241 related to the establishment of a comprehensive insurance program.

R&D expenses were $401,870 (unaudited) for the nine month period ended January 31, 2006, versus $173,654 (unaudited) for the nine month period ended January 31, 2005, an increase of $228,216. This increase reflects primarily:

•	an increase in consulting expenses of $188,575, related to the costs of monthly retainers for our two principal consultants contracted to oversee all our pre-clinical and clinical activities on annual terms and the costs of monthly retainers for scientific consultants at Immunodex, Inc. and the Cancer Research Institute of Contra Costa to provide advisory services related to advancing Phoenix through Phase I clinical trials and Angiolix through pre-clinical activities.

•	an increase in pre-clinical expenses of $46,433 related to our significant increase in development work on Phoenix and Alchemix.

Interest expenses were $1,016,021 (unaudited) for the nine month period ended January 31, 2006. There were no interest expenses for the nine month period ended January 31, 2005. The interest expense for the 2006 period includes the following items related to our secured convertible note issued to SCO Capital Partners LLC (see Note 4, Convertible Note Payable, in the Somanta Pharmaceuticals, Inc., financial statements included elsewhere in this prospectus):

•	$514,981, representing the non-cash expense required by Statement of Financial Accounting Standards 123 for the fair value of the warrants issued in connection with the note.

•	$364,721, representing the non-cash expense required by EITF No. 00-27 for the non-cash value of the beneficial conversion feature associated with the note.

•	$100,000, reflecting the agent fee paid to SCO Capital Partners LLC for issuing the note.

•	$36,319, reflecting the interest due as of January 31, 2006 on the note, which interest was converted into Series A Convertible Preferred Stock in connection with our private placement of the stock (see Note 5, Private Placement, in the financial statements for Somanta Pharmaceuticals, Inc., included elsewhere in this prospectus).

The deemed dividend on Series A Preferred issued on January 31, 2006 (see Note 5, Private Placement, in the financial statements for Somanta Pharmaceuticals, Inc., included elsewhere in this prospectus) was $1,522,317. There was no similar expense in the nine month period ended January 31, 2005. The dividend for the 2006 period reflects the non-cash expense required by EITF No. 00-27 for the non-cash value of the beneficial conversion feature associated with the Series A Convertible Preferred Stock.

Fiscal Year Ended April 30, 2005 Compared With Fiscal Year Ended April 30, 2004

Operating Expenses were $1,129,290 for the fiscal year ended April 30, 2005 versus $439,453 for the fiscal year ended April 30, 2004, an increase of $689,837. This increase is due to an increase in both G&A expenses and R&D expenses.

G&A expenses were $755,255 for the fiscal year ended April 30, 2005, versus $312,055 for the fiscal year ended April 30, 2004, an increase of $443,200. This increase reflects primarily:

•	an increase in legal expenses of $100,663 and an increase in travel expenses of $76,967 due to an increase in our overall level of activity.

•	an increase in directors’ fees of $68,920, primarily due to the initiation of expenses recorded for the value of options issued to directors of $91,342, partly offset by an expense of $22,456 in the fiscal year ended April 30, 2004, to record the difference between fair market value and the discounted price of shares of common stock sold to a director.

•	an increase in salary expenses and payroll taxes of $61,814, primarily due to the initiation of compensation for the President and the Executive Chairman and expenses for the value of options issued to them, totaling $206,707, partly offset by the expense of $181,371 in the fiscal year ended April 30, 2004, to record the difference between the fair market value and the discounted price of shares of common stock purchased by the President.

•	an increase in consulting expenses of $55,509, mostly due to expenses recorded for the value of options and stock issued to four contractors who assisted with fund-raising during the fiscal year ended April 30, 2005.

For the fiscal year ended April 30, 2004, we received a value-added tax refund of $18,212, which was recorded as a credit against G&A expenses and not applied against any individual accounts mentioned above.

R&D expenses were $374,035 for the fiscal year ended April 30, 2005, versus $127,397 for the fiscal year ended April 30, 2004, an increase of $246,638. This increase reflects primarily an increase in consulting expenses partly offset by a decrease in initial license fees under an in-licensing agreement for a product candidate. As of our fiscal year beginning May 1, 2005, we re-classified our licensing fees to G&A expenses from R&D expenses because they are a part of the business development function, which was assigned to the G&A function at that time.

The increase in consulting expenses was $289,452, primarily due to expenses associated with increasing activity in the laboratory research on Alchemix and Prodrax as a part of our 24-month research collaboration beginning March 2004 with the School of Pharmacy, University of London. The decrease in license fees was $42,815. In the fiscal year ended April 30, 2004, we paid an initial licensing fee of that amount to De Montfort University as part of a patent know-how and license agreement. In the fiscal year ended April 30, 2005, no licensing fees were paid.

Change in Functional Currency

From inception through the fiscal year ended April 30, 2005, we were located in the United Kingdom, and all business transactions took place there. During that period, our functional currency was the United Kingdom pound.

On August 22, 2005, the Company, then known as Somanta Limited, took part in a share exchange with Bridge Oncology Products, Inc., a Delaware company, and became a subsidiary of Bridge Oncology Products, Inc., as described in the audited financial statements (see note 11, Subsequent Events, Share Exchange Agreement and Plan of Merger Agreement, in the Somanta, Inc. financial statements included elsewhere in this prospectus). As a result of this transaction, Somanta Limited became a wholly owned subsidiary of a U.S. entity and accordingly changed its functional currency to the U.S. dollar as of the fiscal year beginning May 1, 2005.

Related Party Transactions

We previously accrued compensation to our Executive Chairman amounting to $90,000 which was paid as a bonus in February 2006 to our Executive Chairman upon the closing of the private placement of shares of our Series A Convertible Preferred Stock. Also in February 2006, we repaid the full amount outstanding on a loan payable to our President and Chief Executive Officer in the amount of $81,000. We have accrued a fee of $474,105 payable to our placement agent, who is also a major shareholder of the Company, for the issuance of the $1,250,000 convertible secured note and convertible preferred stock and has accrued fees totaling $141,870 for the advisory services and other expenses for the period ended January 31, 2006. We paid off these amounts in February 2006.

We have also accrued a fee of $474,105 payable to our placement agent, who is also a major stockholder of ours, for the issuance of the $1,250,000 convertible secured promissory note and convertible preferred stock and accrued fees totaling $141,870 for advisory services and other expenses for the period ending January 31, 2006. We paid off these amounts in February 2006.

Liquidity and Capital Resources

Since inception, we have funded our operations primarily through sales of our equity and debt securities. As of January 31, 2006, we had received $1,103,926 (unaudited) in net proceeds from sales of our equity securities and approximately $1,329,402 (unaudited) in debt financing. As of January 31, 2006, the $4,640,000 of gross proceeds from our private placement of Series A Convertible Preferred Stock was recorded in our financial statements as a receivable from escrow. A portion of the debt financing was repaid in prior fiscal years. The balance was repaid at January 31, 2006.

As of January 31, 2006, we had approximately $7,201 (unaudited) in cash and cash equivalents compared to $102,885 at April 30, 2005, the end of our most recent fiscal year.

On August 23, 2005, we received $1,000,000 in net proceeds from a debt financing. We issued a $1,000,000 secured convertible note to SCO Capital Partners LLC. The note was secured by our assets, carried an annual interest rate of 7.5%, and was due at the earlier of (i) our completion of an equity financing of at least $10,000,000 or (ii) August 23, 2006. SCO Capital Partners LLC has the option to be repaid in cash or to purchase shares of the financing at the lowest price paid by institutional investors.

On November 7, 2005, we and SCO Capital Partners LLC agreed to expand this facility up to $1,250,000. Under the terms of the revised arrangement, the security and interest rate remained unchanged. The terms were amended and restated to require repayment at the earlier of (i) our completion of an equity financing of at least $5,000,000 or (ii) February 28, 2006. In addition, for each $50,000 borrowed on the additional $250,000 line of credit, we agreed to issue a six-year warrant to purchase shares of common stock at $0.01 per share in the amount of 1% of our fully diluted common shares outstanding. We drew an additional $250,000 under this arrangement, for a total amount outstanding of $1,250,000 and has issued warrants to purchase 866,534 shares for $0.01 per share.

Net cash used in operating activities for the nine months ended January 31, 2006, totaled $1,359,918 (unaudited) and was used to fund our net losses in the period which were partly offset by increases in liabilities and non-cash expenses. In liabilities, our accounts payable increased $566,430, our accrued liabilities increased $349,638, and our liabilities due to an officer and a related party increased $201,607 as a part of our preparation for our reincorporation and private placement. Our non-cash expenses included interest expense of $514,981 for the value of warrants related to our secured convertible note, interest expense of $364,721 for the value of beneficial conversion feature of secured convertible note and options expense of $233,310 to record the value of options issued to officers and directors.

Net cash used in operating activities for the nine months ended January 31, 2005, totaled $451,415 (unaudited) and was used to fund our net losses in the period, which were partly offset by increases in accounts payable of $74,426 due to an increased level of business activity and in options expense of $154,863 to record the value of options issued to officers and directors.

For the nine months ended January 31, 2006 we used $5,820 (unaudited) in investing activities, consisting of the acquisition of computer equipment. For the nine months ended January 31, 2005, we had no investing activities.

For the nine months ended January 31, 2006, we generated $1,269,834 (unaudited) of cash from financing activities, primarily $1,250,000 from the secured convertible note issued to SCO Capital Partners LLC mentioned above, as well as the sale of equity to a private investor.

For the nine months ended January 31, 2005, we generated $497,997 (unaudited) of cash from financing activities through the sale of equity to private investors.

Net cash used in operating activities for the fiscal year ended April 30, 2005 totaled $631,690, compared to $221,302 for the fiscal year ended April 30, 2004, an increase of $410,388. This increase of $410,388 was primarily due to an increase in our net loss, partly offset by non-cash, stock-based compensation expense, which we initiated in the fiscal year ended April 30, 2005, and increases in accrued liabilities. The increase in accrued liabilities was primarily due to increases in scientific collaborations and contracted accounting services.

Net cash used in investing activities for the fiscal year ended April 30, 2005 totaled $3,433, for the purchase of computer equipment. There was no cash used in investing activities for the fiscal year ended April 30, 2004.

Net cash provided by financing activities for the fiscal year ended April 30, 2005 totaled $578,726, compared to $348,156. This increase of $230,570 was primarily due to an increase in cash received from the proceeds of our stock.

At the end of our most recent full fiscal year, April 30, 2005, we had $102,885 in cash compared to $150,818 at April 30, 2004.

On November 9, 2005 and on November 19, 2005, we received additional amounts of $100,000 (unaudited) in net proceeds from debt financings for an aggregate of $200,000 (unaudited), and on December 19, 2005, we received $50,000 (unaudited) in net proceeds from a debt financing. On January 31, 2006, this note and accrued interest was converted in its entirety to Series A Convertible Preferred Stock and the security interest in our assets was released. On January 31, 2006, we received $3,671,209 in net proceeds from the sale of Series A Convertible Preferred Stock and warrants to purchase common stock. We have invested a substantial portion of our available cash in investment securities consisting of high quality, marketable debt instruments of corporations and financial institutions. We have adopted an investment policy and established guidelines relating to diversification and maturities of our investments to preserve principal and maintain liquidity

We have consumed substantial amounts of capital since our inception. We do not believe our existing cash resources, including the net proceeds from our private placement in January 2006 will be sufficient to fund our anticipated cash requirements beyond the third quarter of the fiscal year beginning May 1, 2006. We will require significant additional financing in the future to fund our operations. Our future capital requirements will depend on, and could increase significantly as a result of, many factors, including:

•	progress in, and the costs of, our pre-clinical studies and clinical trials and other research and development programs;

•	the scope, prioritization and number of research and development programs;

•	the ability of our collaborators and us to reach the milestones, and other events or developments, under our future collaboration agreements;

•	the costs involved in filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

•	the costs of securing manufacturing arrangements for clinical or commercial production of product candidates; and

•	the costs of establishing, or contracting for, sales and marketing capabilities if we obtain regulatory clearances to market our product candidates.

Until we can generate significant continuing revenues, we expect to satisfy our future cash needs through strategic collaborations, private or public sales of our securities, debt financings or by licensing all or a portion of our product candidates or technology to third parties. We cannot be certain that additional funding will be available to us on acceptable terms, or at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or our commercialization efforts.

To date, we have not had any relationships with unconsolidated entities or financial partnerships, such as entities referred to as structured finance or special purpose entities, which are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recently Issued Accounting Standards

In March 2005, the SEC released Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB 107”), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff’s views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005. Management is currently evaluating the impact SAB 107 will have on the financial statements.

In May 2005, the FASB issued FASB Statement No. 154, Accounting Changes and Error Corrections. This new standard replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and represents another step in the FASB’s goal to converge its standards with those issued by the IASB. Among other changes, Statement 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. Statement 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement.” The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. Management believes that changes resulting from adoption of the FASB will not have a material effect on the financial statements taken as a whole.

In June 2005, the EITF reached a consensus on Issue 05-6, “Determining the Amortization Period for Leasehold Improvements,” which requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. EITF 05-6 is effective for periods beginning after June 29, 2005. Earlier application is permitted in periods for which financial statements have not been issued. The adoption of this Issue did not have an impact on the Company’s financial statements.

In February 2006, the FASB decided to move forward with the issuance of a final FSP FAS 123R-4 Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event. The guidance in FSP FAS 123R-4 amends paragraphs 32 and A229 of FASB Statement No. 123R to incorporate the concept articulated in footnote 16 of FAS 123R. That is, a cash settlement feature that can be exercised only upon the occurrence of a contingent event that is outside the employee’s control does not meet the condition in paragraphs 32 and A229 until it becomes probable that the event will occur. Originally under FAS 123R, a provision in a share-based payment plan that required an entity to settle outstanding options in cash upon the occurrence of any contingent event required classification and accounting for the share based payment as a liability. This caused an issue under certain awards that require or permit, at the holder’s election, cash settlement of the option or similar instrument upon (a) a change in control or other liquidity event of the entity or (b) death or disability of the holder. With this new FSP, these types of cash settlement features will not require liability accounting so long as the feature can be exercised only upon the occurrence of a contingent event that is outside the employee’s control (such as an initial public offering) until it becomes probable that event will occur. The guidance in this FSP shall be applied upon initial adoption of Statement 123(R). An entity that adopted Statement 123(R) prior to the issuance of the FSP shall apply the guidance in the FSP in the first reporting period beginning after February 2006. Early application of FSP FAS 123R-4 is permitted in periods for which financial statements have not yet been issued. We do not anticipate that this new FSP will have any material impact upon its financial condition or results of operations.

In February 2006, the FASB issued SFAS 155 “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and In February 2006, the FASB issued SFAS 155 “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140”. This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. This Statement:

•	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation;

•	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133;

•	Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation;

•	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and

•	Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. Provisions of this Statement may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. We will be evaluating the impact of SFAS 155.

Competition

The biopharmaceutical industry is intensely competitive. Many companies, including other biopharmaceutical companies and biotechnology companies, are actively engaged in activities similar to ours, including research and development of products for the treatment of cancer. More specifically, competitors for the development of new therapeutic products to treat cancer also focus on mAb-based cancer therapeutics, small molecule discovery and development. A 2005 survey by the Pharmaceutical Research and Manufacturers of America listed nearly 400 new treatments for cancer that are currently being tested by researchers.

To our knowledge, other companies that are involved in the development of monoclonal antibody cancer therapeutics directly related to our efforts include Abgenix/Amgen, Antisoma, Genmab, ImClone/Bristol-Myers Squibb, ImmunoGen, Schering AG, Biogen Idec, Roche, Genentech and Merck.

In addition, a number of other companies are involved in the development of chemotherapeutic products directly related to our efforts including Bristol-Myers Squibb, Pfizer, GlaxoSmithKline, Novartis, Eli Lilly, Wyeth and Roche.

We expect to encounter significant competition for the pharmaceutical products we are developing and plan to develop in the future. Many of our competitors have substantially greater financial and other resources, larger research and development capabilities and more extensive marketing and manufacturing organizations than we do.

In addition, some such companies have considerable experience in pre-clinical testing, clinical trials and other regulatory approval procedures. There are also academic institutions, governmental agencies and other research organizations which are conducting research in areas in which we are working and they may also market commercial products, either on their own or through collaborative efforts. If any of these competitors were to complete clinical trials, obtain required regulatory approvals and commence commercial sales of their products before we do they may achieve a significant competitive advantage.

Historical Expenditures

We have historically accounted for costs by company rather that by product.

Patent and license expenditures are expenditures that we have not allocated to particular products. General and administrative expenses include salaries of the Chief Executive Officer, finance and administrative staff, rent and occupancy, telephone and office, corporate legal and audit, and investor relations. These expenses are not separated by product but are set forth on our Consolidated Statements of Operations and Deficit under “Expenses—general and administrative”.

Total licensing and product development expenses for the last two years are set forth on our Consolidated Statements of Operations and Deficit under “Expenses—licensing and product development.” This line item includes third-party development, patent and license expenditures, but not allocated by product.

Expenditures to Completion

Our business strategy is to in-license rights to promising product candidates, further develop those products by progressing the products toward regulatory approval by conducting and managing clinical trials, and finally to out-license rights to manufacture and/or market resulting product candidates to other pharmaceutical firms in exchange for royalties and license fees. The path to commercialization is varied and uncertain such that we cannot anticipate the path to be taken for any particular product. It is not possible for us to predict or even estimate the nature, timing, or future costs, project completion dates, or when material net cash flows might be realized on any particular project. However, we do expect that our costs will increase as we continue to develop each of the licensed products and move each licensed product closer to commercialization. Our expectations could change quickly in the event that we are able to out-license any product.

Our business strategy is to use our product development capabilities to bridge discoveries and research from scientific/academic institutions or other biopharmaceutical companies, on the one hand, with commercial manufacturing and marketing of biopharmaceutical products, on the other hand. Out-license opportunities could occur at any time. Licensees would be expected, to the extent necessary, to: participate in the remaining clinical development required to obtain final regulatory approval for the product; relieve us of some or all of the costs to finalize development; and/or pay us upfront and milestone payments. To date, we have out-licensed Alchemix to Advanced Cardiovascular Devices, LLC, for the development and commercialization of products for use in vascular disease applications worldwide.

Trend Information

It is important to note that historical patterns of expenditures cannot be taken as an indication of future expenditures. The amount and timing of expenditures and therefore liquidity and capital resources vary substantially from period to period depending on the pre-clinical and clinical studies being undertaken at any one time and the availability of funding from investors and prospective commercial partners.

For example, we intend to enter into agreements with other biopharmaceutical companies for the continued clinical development and marketing of our product development candidates. Generally, we intend to enter into these agreements when we have successfully complete the Phase II clinical trials and when human clinical data shows the safety and efficacy of our product development candidates.

Consistent with the industry, business, and intellectual property risks disclosed above in this registration statement, our revenue trend in the foreseeable future is highly uncertain. Even if we are able to obtain sufficient funding to conduct all current the programs of our business, we would not expect to achieve additional revenues in the next fiscal year according to the schedules of revenues in our current agreements with other companies for pre-clinical and clinical development.

To achieve these goals we will need to expand our pre-clinical testing, our manufacturing that is compliant with current good manufacturing practices and the initiation of human clinical trials. This will mean that the level of expenditures will accelerate from those reported historically and will require that we fund these expenditures principally from the sale of our equity securities. Specifically, we are currently obligated to pay license fees of $250,000, milestone payments of $46,000 and research fees of $372,000, for a total of $668,000 all in the next fiscal year.

Other than as discussed above, we are not aware of any material trends related to our business of product development, patents and licensing.

MANAGEMENT

Directors and Executive Management

Set forth below are the name, age, position and a brief account of the business experience of each of our executive officers and directors as of January 31, 2006.

Name	Age	Position
Michael R. D. Ashton	60	Director
Terrance J. Bruggeman	59	Director and Executive Chairman
Jeffrey B. Davis	43	Director
Agamemnon A. Epenetos	57	Director, Chief Executive Officer and President
John R. Gibson	57	Director
David W. Kramer	61	Chief Financial Officer, Treasurer and Secretary
Kathleen H. Van Sleen	46	Director

Michael R. D. Ashton

Mr. Ashton was a director of Somanta Limited from September 2004 through August 2005. Mr. Ashton served as a director of Somanta Incorporated from August 2005 through January 2006. Mr. Ashton became a director of ours in January 2006 and serves as the Chairman of our corporate governance and nominating committee and is a member of our audit and compensation committees. From 1998 through March 2006, Mr. Ashton was the Chief Executive Officer of SkyePharma PLC, an international drug delivery company, based in England. He is a member of the Board of Directors of Astralis Ltd., Transition Therapeutics, Inc., and Vital Living Inc. Mr. Ashton has a Bachelor of Pharmacy from Sydney University and a MBA from Rutgers University.

Terrance J. Bruggeman

Mr. Bruggeman was the Executive Chairman and a director of Somanta Limited from January 2005 through August 2005. Mr. Bruggeman was the Executive Chairman and a director of Somanta Incorporated from August 2005 through January 2006. In January 2006, Mr. Bruggeman became our Executive Chairman and a director. From 2002 to 2005, Mr. Bruggeman was Chairman, President and Chief Executive Officer of Aspetuck Capital Partners, Inc., a strategic consulting and interim management firm focused on development stage business. He was President and Chief Executive Officer of SureBeam Corporation, supplier of electron beam food safety systems from 2003 to 2004 (SureBeam filed for Chapter 7 liquidation in January, 2004) and from 1999 to 2002 was Chairman, President and Chief Executive Officer of Provasis Therapeutics, Inc., a medical device company treating vascular diseases. He was Chairman, President and Chief Executive Officer of Diversa Corporation, an entity discovering, developing and optimizing novel enzymes and other bioactive compounds for use in industrial agricultural and pharmaceutical application from 1996 to 1999. Mr. Bruggeman is an Advisor Director of InnerTalent, Inc., Chairman of Advanced Cardiovascular Devices, LLC, and an Adviser Director at the College of Business, California State University, San Marcos. Mr. Bruggeman is a member of the Board of Directors of the Burnham Institute for Medical Research, BIOCOM and The Lincoln Park Zoological Society. Mr. Bruggeman has his BA from the University of Notre Dame and attended the MBA program at the University of Chicago.

Jeffrey B. Davis

Mr. Davis became a director of Somanta Incorporated in August 2005. Mr. Davis became a director of ours in January 2006 and serves as Chair of our compensation committee and as a member of our audit committee. Since 1997, Mr. Davis has been President of SCO Financial Group LLC and SCO Securities LLC. SCO is a life sciences merchant banking group. Mr. Davis is a member of the Board of Directors of Virium Pharmaceuticals, Inc. Mr. Davis has a BS from Boston University and an MBA from the Wharton School of the University of Pennsylvania. Mr. Davis is a director of Virium Pharmaceuticals, Inc. which has sublicensed rights to co-develop PB to us, and he is a principal of SCO Securities LLC, which provides certain financial advisory services to us.

Agamemnon A. Epenetos

Professor Epenetos was the founder and has been Chief Executive Officer and a director of Somanta Limited since April 2001 and became the Chief Executive Officer and a director of Somanta Incorporated in August 2005, and President of Somanta Incorporated in September 2005, he then became our President, Chief Executive Officer and a director in January 2006. From 1990 to 2001 he was Chairman (1990-1996) and Chief Scientific Officer (1997-2001) of Antisoma plc, a biotechnology company focused on the development of oncology drugs.

Professor Epenetos is a member of the Board of Directors and Chairman of Alexis Biotech Ltd, Trojantec Ltd, and Lifeline Biotech Ltd. He is a medical oncologist at St. Bartholomew’s Hospital and a consultant in clinical oncology at The Harley Street Cancer Clinic. He is a visiting Professor at Imperial College and the School of Pharmacy, University of London. Professor Epenetos holds a medical degree (MB, ChB) from Glasgow University and a PhD from University College London. Dr. Epenetos is currently a practicing medical oncologist in the National Health Service in the United Kingdom. His practice is limited to one half day per week and this does not now, and we have no reason to believe that it will in the future, interfere with his responsibilities as our Chief Executive Officer.

John R. Gibson

Dr. Gibson was a director of Somanta Limited from May 2005 through August 2005. In August 2005, Dr. Gibson became a director of Somanta Incorporated. In January 2006, Dr. Gibson became a director of ours and serves as a member of our compensation and corporate governance and nominating committees. Dr. Gibson has been Senior Vice President, Global Development for Allergan, Inc., a leading pharmaceutical company, since 1993. Dr. Gibson is a member of the Board of Directors of the British American Business Council, Orange County. Dr. Gibson holds his medical degree (MB, ChB) from Glasgow University.

David W. Kramer

Mr. Kramer was the Chief Financial Officer, Treasurer and Secretary of Somanta Incorporated from August 2005 through January 2006. Mr. Kramer became our Chief Finance Officer, Treasurer and Secretary in January 2006. Prior to joining us, Mr. Kramer managed David W. Kramer Management Consulting, a financial and board advisory firm serving early stage technology companies. From 2002 to 2003, he was Chief Financial Officer of Anadys Pharmaceuticals, Inc., a biotechnology company developing anti-viral and anti-bacterial drugs. From 1990 to 2001, Mr. Kramer served as Vice President, Finance and Chief Financial Officer of Gen-Probe Incorporated, a biotechnology company developing, manufacturing and marketing diagnostics products. Mr. Kramer holds a BA cum laude from Yale University and an MBA from the Harvard Graduate School of Business.

Kathleen H. Van Sleen

Ms. Van Sleen was a director of Somanta Incorporated from August 2005 through January 2006. Ms. Van Sleen became a director of ours in January 2006 and is Chairman of our audit committee and a member of our corporate governance and nominating and compensation committees. Since 2005, Ms. Van Sleen has been part owner and a senior member of management of Reventures Operating Co., Inc., a real estate development and management company, and was previously Vice President Finance for NuVida Ventures, LLC, a real estate investment firm. From 1999 to 2005, Ms. Van Sleen served as interim Chief Financial Officer for a number of emerging growth companies. From 1996 to 1999, she was Senior Vice President-Finance and Administration, Chief Financial Officer of Diversa Corporation, an entity discovering, developing and optimizing novel enzymes and other bioactive compounds for use in industrial agricultural and pharmaceutical application. Ms. Van Sleen holds a BS from George Mason University, an MBA from Marymount University and an MA from Alliant International University.

Board of Directors and Committees of the Board of Directors

All of our directors hold office until the next annual meeting of our stockholders or until they resign or are removed from office in accordance with our bylaws.

From time to time the board of directors appoints and empowers committees to carry out specific functions on behalf of the board of directors. The following describes the current committees of the board and their members:

Audit Committee

The members of our audit committee are Kathleen H. Van Sleen, Chair, Michael R.D. Ashton and Jeffrey B. Davis. Ms. Van Sleen is our audit committee financial expert. Ms. Van Sleen is “independent” as defined in the National Association of Securities Dealers Listed Company Manual.

The principal functions of the audit committee are to appoint, compensate and oversee the independent publicly registered auditors; to review and approve annual and quarterly financial statements and all legally required public disclosure documents containing financial information about us; to review and approve the adequacy of internal accounting controls and the quality of financial reporting procedures and systems; to examine the presentation and impact of key financial and other significant risks that may be material to our financial reporting; and to review and approve the nature and scope of the annual audit and review the results of the external auditor’s examination. The audit committee reports its findings with respect to such matters to the board of directors.

Corporate Governance and Nominating Committee

The members of our corporate governance and nominating committee are Michael R.D. Ashton, Chair, John R. Gibson and Kathleen H. Van Sleen.

The mandate of our corporate governance and nominating committee is to develop and monitor our system of corporate governance in the context of the rules and regulations promulgated by the Securities and Exchange Commission, including reviewing the mandate of the board of directors and its committees; periodically reviewing and evaluating the performance of all directors, committees and the board of directors as a whole; selecting new candidates for board memberships, making recommendations to the board and ensuring that appropriate orientation and education programs are available for new board members; establishing procedures to ensure that the board of directors may meet independent of management and reviewing annually the membership and chairs of all committees.

Compensation Committee

The members of the our compensation committee are Jeffrey B. Davis, Chair, Michael R. D. Ashton, John R. Gibson and Kathleen H. Van Sleen.

The mandate of the compensation committee is to establish and monitor our policies for attracting, retaining, developing and motivating senior employees. The compensation policies are designed to support our strategic objectives, ensure that incentive programs are designed to motivate senior managers to achieve or exceed corporate objectives and to enhance stockholder value and to ensure that there is reasonable consistency in the application of the compensation policies. The compensation committee’s responsibilities include reviewing annually the performance of the Chief Executive Officer (or more frequently if deemed necessary by the compensation committee), setting the Chief Executive Officer’s compensation and, in consultation with the Chief Executive Officer, establishing his personal objectives, reviewing the performance and approving the compensation of executive officers on the recommendation of the Chief Executive Officer, establishing incentive compensation programs and monitoring their effectiveness and developing and documenting the compensation policy and philosophy for approval by our board of directors.

EXECUTIVE COMPENSATION

Since September 2005, the compensation payable to our executive officers has been established by the compensation committee, no member of which is or has been an executive officer of ours. The following table sets forth a summary of the compensation paid during the last three fiscal years to our executive officers serving as of April 30, 2005 for services rendered to us during such period and whose salaries plus bonus exceeded $100,000 (the “Named Executive Officers”):

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus	Other Annual Compensation		Securities Underlying Options(#)
Agamemnon A. Epenetos, Chief Executive Officer and President	2005 2004 2003	$157,573 — —		— — —	$181,371 — —	(2)	— — —
Terrance J. Bruggeman, Executive Chairman	2005 2004 2003	— — —	(1)	— — —	— — —		438,018 — —
Pasquale Catizone, Chief Executive Officer and President	2005 2004 2003	— — —	(3)	— — —	— — —		— — —

(1)	For the year ended April 30, 2005 Mr. Bruggeman, pursuant to a Service Agreement dated January 2005, is to receive $50,000 ($90,000 as of August 2005) which amount was paid to Mr. Bruggeman as a bonus (on the closing of Series A Convertible Preferred Stock). Mr. Bruggeman’s Service Agreement was terminated with the closing of the Share Exchange with Bridge Oncology Products, Inc., in August 2005 and was replaced by an Executive Employment Agreement in January 2006.
(2)	In December 2001, Somanta Limited agreed to issue shares of its common stock to an individual who was to join Somanta Limited as a member of the management team. Those shares were to be sold at a purchase price of $0.0015 per share but were never paid for by the individual. The individual did not join Somanta Limited and in June 2004, Dr. Epenetos was given the opportunity to purchase such shares at the same purchase price of $0.0015 per share as consideration for his services rendered to Somanta Limited. During the same period, securities were sold by Somanta Limited to unrelated third parties for $0.09 per share. Somanta Limited recorded a total of $181,371 as compensation expense to Dr. Epenetos representing the difference between the amount Dr. Epenetos paid for the shares and the fair market value of the shares, as reflected by purchase price received by Somanta Limited in the sale of shares to third parties. Dr. Epenetos became our President and Chief Executive Officer in January 2006.
(3)	Mr. Catizone was the Chief Executive Officer and President of Hibshman Optical Corp. through January 2006. Mr. Catizone did not receive any compensation.

Option Grants in Last Fiscal Year

The following table sets forth information concerning options to purchase shares of common stock granted during the fiscal year ended April 30, 2005 to the Named Executive Officers. The percentage of total options granted to our Named Executive Officers in the last fiscal year is based on options to purchase an aggregate of 452,619 shares of our common stock granted to employees in such fiscal year.

Name	Number of Shares of Common Stock Underlying Options Granted	Percent of Total Options Granted to Employees in Last Fiscal Year	Exercise Price ($ per Share)	Expiration Date
Terrance J. Bruggeman	438,018	96.77%	$1.232828	December 1, 2014

Aggregated Option Exercises in Last Fiscal Year and Last Fiscal Year-End Option Values

None of the Named Executive Officers has exercised any options granted.

The following table shows the number of options to purchase common stock held by the Named Executive Officers and the value of the unexercised in-the-money options of such person as of April 30, 2005.

	Number of Securities Underlying Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Terrance J. Bruggeman	438,018	—	$0	—

2005 Equity Incentive Plan

Somanta Incorporated adopted a stock option plan (the “2005 Equity Incentive Plan”) on June 29, 2005, which was subsequently ratified by the Somanta Incorporated stockholders on August 22, 2005. On October 12, 2005 the board of directors of Somanta Incorporated amended the 2005 Equity Incentive Plan to increase the number of shares reserved for issuance to 8,000,000 shares of our common stock. On October 19, 2005, the Somanta Incorporated stockholders approved the amendment to the 2005 Equity Incentive Plan. Pursuant to our merger with Somanta Incorporated, we assumed the 2005 Equity Incentive Plan on January 31, 2006.

Under the 2005 Equity Incentive Plan, options to purchase common stock may, from time to time, be granted to directors, officers, employees and service providers of ours. The exercise price for any options granted under the 2005 Equity Incentive Plan will not be less than the current market price of the common stock at the time of grant. The maximum term of each option is ten years, and options granted under the 2005 Equity Incentive Plan are non-transferable and subject to early termination in the event of the death of the optionee or the optionee ceasing to be a director, officer, employee of ours or a service provider to us or any applicable subsidiary.

Stock Options Outstanding

Options in respect of 2,204,701 shares of common stock were granted in the fiscal year ended April 30, 2005 under the Share Option Plan of our predecessor company, Somanta Limited. Since the end of the fiscal year ended April 30, 2005, 1,773,170 options were granted and 146,007 options were forfeited. As of January 31, 2006 we had 3,831,864 options outstanding under our 2005 Equity Incentive Plan and 4,168,136 shares available for future option grants under our 2005 Equity Incentive Plan. The exercise price of such options is between $.60 and $1.232828.

The following table contains information regarding the outstanding options to acquire common stock granted by us to former and current officers, directors and employees as of January 31, 2006:

Name	Number of Shares of Common Stock Underlying Options Granted	Exercise Price
Directors and former directors (10) (Including officers):
Agamemnon A. Epenetos	625,000	$.60
Terrance J. Bruggeman	1,013,338	$.60 to $1.232828
Michael R. D. Ashton	134,584	$.60 to $1.232828
Jeffrey B. Davis	27,500	$.60
John R. Gibson	448,614	$.60 to $1.232828
Kathleen H. Van Sleen	30,000	$.60
Roger Camrass	36,501	$1.232828
Brian J. Coffey	36,501	$1.232828
Balbir Brar	438,017	$1.232828
Duncan Merritt	146,006	$1.232828
Current officers (3):
Agamemnon A. Epenetos	625,000	$.60
Terrance J. Bruggeman	1,013,338	$.60 to $1.232828
David W. Kramer	406,670	$.60
Former and current employees, former and current directors (11)	3,342,731	$.60 to $1.232828

Employment Arrangements

On January 31, 2006, Dr. Epenetos and Mr. Bruggeman entered into employment agreements with us. Each employment agreement is for a one year term. Pursuant to these employment agreements, we pay Dr. Epenetos an annual base salary of $275,000 and Mr. Bruggeman an annual base salary of $248,000. Mr. Bruggeman was paid $144,846 in February 2006 which had been deferred until a certain level of funding was received by us. Under the terms of the Share Exchange Agreement between Somanta Limited and Bridge Oncology Products, Inc., the payment of deferred compensation was conditioned on Somanta Incorporated (formerly Bridge Oncology Products, Inc.) raising at least $10 million in gross proceeds from the sale of equity securities. Because of the market conditions and the delay in the closing of the private placement of the Series A Convertible Preferred Stock, the Board of Somanta Incorporated agreed to reduce the amount of financing sought and waive the provision on the payment of the deferred compensation to certain members of the management and to the key consultants. Both Dr. Epenetos and Mr. Bruggeman are also entitled to receive annual bonuses and additional stock option grants at the discretion of our board of directors. In addition, if either Dr. Epenetos or Mr. Bruggeman is terminated for any reason other than for “cause” as defined in their respective agreements or if either of Dr. Epenetos or Mr. Bruggeman resigns for “good reason” as defined in their respective agreements, then we must pay the applicable officer an amount equal to twelve (12) month’s base salary, plus an amount that reflects the annual bonus such officer would have earned in the year such officer is so terminated or so resigns, and each of their respective unvested stock options shall automatically accelerate and become immediately exercisable.

On January 31, 2006, Mr. Kramer entered into an employment agreement with us. Pursuant to this agreement, we pay Mr. Kramer an annual base salary of $215,000. Mr. Kramer was paid $46,859 in February 2006 which had been deferred until a certain level of funding was received by us. Under the terms of the Share Exchange Agreement between Somanta Limited and Bridge Oncology Products, Inc., the payment of deferred compensation was conditioned on Somanta Incorporated (formerly Bridge Oncology Products) raising at least $10 million in gross proceeds from the sale of equity securities. Because of the market conditions and the delay in the closing of the private placement of the Series A Convertible Preferred Stock, the Board of Somanta Incorporated agreed to reduce the amount of financing sought and waive the provision on the payment of the deferred compensation to certain members of the management and to the key consultants. Mr. Kramer is also entitled to receive an annual bonus and additional stock option grants at the discretion of our board of directors. In addition, if, after serving a minimum of six months with us, Mr. Kramer is terminated: (i) without “cause,” as defined in his agreement, (ii) for reasons due to “change of control,” as defined in his agreement, (iii) a change of management, as defined in his agreement, or (iv) other non-performance related issues, we must pay Mr. Kramer an amount equal to six months of this base salary in one lump sum.

One of the former directors of Somanta Limited and a current consultant, Balbir S. Brar, DVM, PhD, resigned in August 2005 in connection with the closing of the Share Exchange Agreement with Bridge Oncology Products, Inc. Under a Service Agreement dated October 2004, Dr. Brar was entitled to receive $1,000 monthly. In July 2005, Dr. Brar entered into a Consulting Agreement with us which terminated, replaced and superseded the October 2004 Service Agreement. The July 2005 Consulting Agreement provided that we pay Dr. Brar $5,000 per month up to a total of $30,000 plus a bonus of $8,000, which payment was deferred until a certain level of funding was received by us. Under the terms of the Share Exchange Agreement between Somanta Limited and Bridge Oncology Products, Inc., the payment of deferred compensation was conditioned on Somanta Incorporated (formerly Bridge Oncology Products) raising at least $10 million in gross proceeds from the sale of equity securities. Because of the market conditions and the delay in the closing of the private placement of the Series A Convertible Preferred Stock, the Board of Somanta Incorporated agreed to reduce the amount of financing sought and waive the provision on the payment of the deferred compensation to certain members of the management and to the key consultants. We paid the total amount due under the July 2005 Consulting Agreement to Dr. Brar in February 2006. In addition in 2004, Dr. Brar was awarded options to purchase 438,017 shares of our common stock at an exercise price of $1.232828 per share. All of such options are fully vested. In February 2006, we terminated the July 2005 Consulting Agreement with Dr. Brar.

The former Chief Financial Officer of Somanta Limited, Duncan Merritt, resigned in August 2005 in connection with the closing of the Share Exchange Agreement with Bridge Oncology Products, Inc. Under a Service Agreement dated August 2004, Mr. Merritt is entitled to receive $30,000 which payment was deferred until a certain level of funding was received by us. Under the terms of the Share Exchange Agreement between Somanta Limited and Bridge Oncology Products, Inc., the payment of deferred compensation was conditioned on Somanta Incorporated (formerly Bridge Oncology Products) raising at least $10 million in gross proceeds from the sale of equity securities. Because of the market conditions and the delay in the closing of the private placement of the Series A Convertible Preferred Stock, the Board of Somanta Incorporated agreed to reduce the amount of financing sought and waive the provision on the payment of the deferred compensation to certain members of the management and to the key consultants. We paid this amount to Mr. Merritt in February 2006. In addition in 2004, Mr. Merritt was awarded options to purchase 146,006 shares of our common stock at an exercise price of $1.232828 per share. All of such options are fully vested. In January 2006, Mr. Merritt entered into a consulting arrangement with us pursuant to which we pay Mr. Merritt $5,000 per month retroactive to June 1, 2005.

Services Agreements

We have entered into a Service Provision Agreement (the “Porto Service Agreement”) with Pharma Consultancy Limited, a company organized under the laws of the United Kingdom that is controlled by Luiz Porto, one of our stockholders. Pursuant to the Porto Service Agreement, we will pay Dr. Porto approximately $278,000 per year, for services rendered by Dr. Porto to us as an independent consultant in connection with the management of our clinical activities.

The term of the Porto Service Agreement commenced on November 3, 2005 and will terminate on December 31, 2006 unless extended by a mutual written agreement of the parties. Notwithstanding the term of the Porto Service Agreement, either party may terminate the Porto Service Agreement, with or without cause, by giving the other party thirty (30) days’ prior written notice. With the approval of our board of directors, Dr. Porto may also be granted cash bonuses and stock options in the future.

We have also entered into a Service Provision Agreement, as amended (the “Bower Service Agreement”) with GTE Consultancy Limited, a company organized under the laws of the United Kingdom and owned by Mr. Bower (“GTE”). Pursuant to the Bower Service Agreement, we will pay GTE approximately $156,000 per year, for services rendered by GTE to us as an independent consultant in connection with the pre-clinical activities related to the manufacturing of our product candidates.

The term of the Bower Service Agreement commenced on November 3, 2005 and will terminate on December 31, 2006 unless extended by a mutual written agreement of the parties. Notwithstanding the term of the Bower Service Agreement, either party may terminate the Bower Service Agreement, with or without cause, by giving the other party thirty (30) days’ prior written notice. With the approval of our board of directors, GTE may also be granted cash bonuses and stock options in the future.

Compensation of Directors

Our directors who are not full-time employees are entitled to receive a fee of $2,000 per meeting, including committee meetings that they attend, plus reasonable out of pocket expenses. In addition, beginning in September 2005, the non-employee directors receive an initial stock option to purchase 25,000 shares of our common stock and an annual award of an option to purchase an additional 20,000 shares of common stock. Further, the Chair of our audit committee is granted an additional option to purchase 5,000 shares of our common stock each year, and the Chair of the compensation committee and the Chair of the corporate governance and nominating committee are each granted an additional option to purchase 2,500 shares our common stock each year. All director option grants vest quarterly over two years.

In November 2005, we granted options to purchase: (i) 27,500 shares of our common stock to Jeffrey B. Davis, and (ii) 30,000 shares of our common stock to Kathleen Van Sleen in accordance with the foregoing policy. Each such option vests over a period of two years and has an exercise price of $0.60.

In addition, in November, 2005, we granted options to purchase (i) 25,080 shares of our common stock to Michael R. D. Ashton, and (ii) 83,600 shares of our common stock to John R. Gibson in consideration for past services to us. Each such option vests over a period of two years and has an exercise price of $0.60.

Prior to September 2005, director option grants were individually negotiated. In 2004, we awarded Dr. Gibson an option to purchase 365,014 shares of our common stock at an exercise price of $1.232828 per share for services rendered to us in identifying management candidates which resulted in a Chief Technology Officer and Chief Financial Officer joining Somanta Incorporated in August 2004, and Mr. Ashton was granted an option to purchase 73,003 shares of our common stock at an exercise price of $1.232828 per share for his services as a director through April 30, 2006. All of these options are fully vested. In addition in September 2005, we granted Mr. Ashton an option to purchase an additional 36,501 shares of our common stock at $1.232828 per share which will vest in September 2006. Dr. Gibson was granted options to purchase our common stock to compensate Dr. Gibson for identifying management candidates which resulted in a Chief Technology Officer and Chief Financial Officer joining Somanta Incorporated in August 2004.

Indemnification

Our certificate of incorporation and bylaws include provisions that allow us to indemnify our directors and officers for actions taken in such capacity, if the actions were taken in good faith and in a manner reasonably believed to be in our best interests and, in a criminal proceeding, the director or officer had no reasonable cause to believe that his conduct was unlawful. A director or officer who is successful in defending a claim will be indemnified for all expenses incurred in connection with his defense.

In addition, we have entered into indemnification agreements with certain of our officers and directors that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was or at any time becomes a director, an officer or an employee of our or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We also maintain directors and officers insurance providing indemnification for certain of our directors, officers, affiliates, partners or employees for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agamemnon Epenetos, our President and Chief Executive Officer, loaned money to us in 2003 and 2004 in the aggregate amount of $86,049 without interest. This loan was repaid in the amount of $81,000 in February 2006 as payment in full for such loan in accordance with the terms of the Share Exchange Agreement. In addition, Dr. Epenetos entered into an annual office lease on May 15, 2005 in London, England. We pay the rent and other occupancy costs on this space which are used principally for our activities. This lease was originally to expire on May 16, 2006, but was renewed and now expires on May 16, 2007. Our lease expense for the year ended April 30, 2005 was approximately $11,000. Our total minimum lease payments through the year ending April 30, 2007 are approximately $26,000. We made lease payments during the fiscal year ended April 30, 2005 and the nine months ended January 31, 2006 of $10,709 and $17,384, respectively. In connection with the Share Exchange Agreement, Dr. Epenetos agreed to indemnify us, for a period of six years from the closing of the Share Exchange for any breach or inaccuracy of the representations related to the capitalization of Somanta Limited.

Jeffrey B. Davis, one of our directors, is the managing member of Lake End and the President of SCO Financial Group LLC. Lake End is the beneficial owner of more than 5% of our outstanding common stock and SCO Financial Group is an affiliate of SCO Capital Partners which is the beneficial owner of more than 5% of our outstanding common stock. Mr. Davis is also a director of Virium Pharmaceuticals, Inc., with whom we have entered into an exclusive co-development and sublicense agreement relating to Sodium Phenylbutyrate for use outside the U.S. and Canada and pursuant to which we paid Virium $50,000 for an exclusive, world-wide sub-license to Sodium Phenylbutyrate, excluding the U.S. and Canada, for the treatment of cancer, autoimmune diseases, and other clinical indications. Virium Pharmaceuticals, Inc., has entered into an exclusive Patent Licensing Agreement with the U.S. Public Health Service (“PHS”) for the use of Sodium Phenylbutyrate in the treatment of cancer, anemia and AIDS. Additionally, SCO Capital Partners LLC, our largest single stockholder, is also the largest stockholder of Virium Pharmaceuticals, Inc.

Balbir Brar, DVM, PhD, our former consultant and a former member of the Board of Somanta Limited from August 2004 to August 2005, is a principal owner of Advanced Cardiovascular Devices, LLC, which is the worldwide, exclusive licensee of Alchemix for use in the field of vascular diseases. Pursuant to the license agreement, Advanced Cardiovascular Devices paid us a $10,000 license fee, which is being accounted for as revenue. Terrance J. Bruggeman, our Executive Chairman, serves as a Chairman of the Advisory Board of Advanced Cardiovascular Devices, LLC. At the time we entered into the license agreement with Advanced Cardiovascular Devices in 2004, Dr. Brar, an officer and director of Advanced Cardiovascular Devices was also Somanta Limited’s Chief Technology Officer.

Pursuant to a financial advisory agreement dated March 2005 between Bridge Oncology and SCO Financial Group LLC, which we have assumed, we compensate SCO Financial Group with a monthly retainer of $12,500 and an annual grant of warrants to purchase 150,000 shares of our common stock at an exercise price of $.001 for the term of the agreement for financial advisory services. The term of the agreement extends 24 months beyond the last financing transaction for which we compensate SCO pursuant to the agreement. SCO Financial Group is an affiliate of SCO Capital Partners LLC, one of our principal stockholders. We paid SCO Financial Group monthly fees during the fiscal year ended April 30, 2005, and the nine months ended January 31, 2006, totaling $25,000 and $112,500, respectively.

On January 31, 2006, we assumed a warrant issued by Somanta Limited, in favor of SCO Capital Partners LLC, dated November 8, 2005, in connection with Somanta Incorporated’s issuance of a secured convertible promissory note to SCO in the principal amount of $1,250,000 dated August 23, 2005, and it thereby became a warrant to purchase 866,534 shares of our common stock at an exercise price of $.01. As of January 31, 2006, the note had accrued interest of $36,319.

SCO Securities LLC functioned as our placement agent in connection with the sale of 592.6318 shares of our Series A Convertible Preferred Stock and warrants to purchase 9,877,197 shares of common stock at an exercise price of $0.75 per share, resulting in gross proceeds to us of approximately $5,900,000, including the conversion of the above-mentioned promissory note in the principal amount of $1,250,000 dated August 23, 2005, plus accrued interest thereon held by SCO Capital Partners, LLC. In connection with the private placement, SCO Capital Partners LLC converted the entire amount of principal and interest outstanding on such secured convertible promissory note as follows: a total of $1,286,318 outstanding principal and accrued interest was converted into 128.6318 shares of our Series A Preferred Stock. In addition, SCO Capital Partners purchased 200 shares of our Series A Preferred Stock for $2,000,000 cash in the private placement. SCO Capital Partners was also issued warrants to purchase 2,738,598 shares of our common stock in connection with the note conversion and the private placement investment. The warrants are immediately exercisable at an exercise price of $0.75 per share. SCO Securities LLC received $414,842 as a fee and $59,263 for reimbursable expenses for its services in connection with this transaction and a warrant to purchase 987,720 shares of our common stock at an exercise price of $0.60 per share. SCO Securities LLC is an affiliate of SCO Capital Partners LLC, one of our principal stockholders.

Pasquale and Carmine Catizone, the former officers, directors and principal stockholders of Hibshman Optical Corp. were issued 31,387,452 shares of our common stock on April 1, 2005 in exchange for the principal and interest outstanding on certain promissory notes originally issued by Hibshman Optical Corp. on December 7, 1998.

Duncan Merritt, the former Chief Financial Officer of Somanta Limited, entered into a monthly Consulting Agreement with us in January 2006, pursuant to which he is paid $5,000 per month retroactive to June 1, 2005. As of June 1, 2006, we have paid Mr. Merritt $60,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of January 31, 2006, we had 14,274,534 shares of common stock issued and outstanding. The following table sets forth as of January 31, 2006, the number of shares of common stock owned of record and beneficially by our current executive officers, directors, persons who hold 5% or more of the outstanding common stock of the Company and by current officers and directors as a group. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within sixty (60) days, such as warrants or options to purchase shares of our common stock.

Class	Name and Address Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class Beneficially Owned
Executive Officers and Directors:
—	Agamemnon A. Epenetos 80 Harley Street, London, England	—	(1)	—
Common	Terrance J. Bruggeman 19200 Von Karman Ave, Suite 400, Irvine, CA	438,018	(2)	2.98%
Common	Jeffrey B. Davis 33 Tall Oak Drive, Summit, NJ	1,609,044	(3)	10.66%
Preferred		25		4.22%
Common	John R. Gibson 19200 Von Karman Ave, Suite 400, Irvine, CA	474,018	(4)	3.24%
Common	Michael R. D. Ashton 19200 Von Karman Ave, Suite 400, Irvine, CA	76,138	(5)	*
—	Kathleen H. Van Sleen 19200 Von Karman Ave, Suite 400, Irvine, CA	—		—
—	David W. Kramer 19200 Von Karman Ave, Suite 400, Irvine, CA	—		—
—	Pasquale Catizone, 286 Cedar Street, Cedar Grove, NJ	130,633	(6)	*
Common	All Officers & Directors as a Group (8 persons)	2,727,851		17.99%
5% Stockholders:
Common	Walbrook Trustees (Jersey Ltd. REK33) PO Box 248, Lord Coutanche House, 66-68 Esplanade St. Helier, Jersey JE4 5PS, Channel Islands	3,869,152	(7)	27.11%
Common	SCO Capital Partners LLC 1285 Avenue of the Americans, 35th Floor, New York, NY	15,691,785	(8)	65.52%
Preferred		328.6318		55.45%
Common	Alpha Capital AG Pradafant 7 Furestentums 9490, Vaduz, Liechtenstein	1,000,000	(9)	6.55%
Preferred		40		6.75%
Common	Whalehaven Capital Fund Limited 14 Par-La-Ville Road, 3rd Floor, Hamilton HM08 Bermuda	1,875,000	(10)	11.61%
Preferred		75		12.66%
Common	XMark Opportunity Fund Ltd. 301 Tresser Blvd., Suite 1320, Stamford, CT	2,500,000	(11)	14.90%
Preferred		100	(12)	16.87%
Common	XMark Opportunity Fund, L.P. 301 Tresser Blvd., Suite 1320, Stamford, CT	2,500,000	(11)	14.90%
Preferred		100	(12)	16.87%
Common	XMark JV Investment Partners, LLC 301 Tresser Blvd., Suite 1320, Stamford, CT	2,500,000	(11)	14.90%
Preferred		100	(12)	16.87%

*	less than 1%
(1)	Dr. Epenetos is a beneficiary of Walbrook Trustees (Jersey Ltd. REK33) (“Walbrook Trustees”), PO Box 248, Lord Coutanche House, 66-68 Esplanade St. Helier, Jersey JE4 5PS, Channel Islands. Walbrook Trustees holds 3,869,152 shares of our common stock; however, Dr. Epenetos has no voting or dispositive power with respect to such shares.
(2)	Consists of shares issuable upon exercise of options that are exercisable within 60 days of January 31, 2006.
(3)	Consists of (i) 786,500 shares of our common stock held by Lake End Capital, LLC (“Lake End”); (ii) 25 shares of Series A Convertible Preferred Stock, with such shares of Series A Convertible Preferred Stock being initially convertible into 416,667 shares of our common stock, held by Lake End; (iii) an immediately exercisable Series A Warrant to purchase 208,333 shares of our common stock at $0.75 per share, held by Lake End; and (iv) a PA Warrant to purchase 197,544 shares of our common stock at $0.60 per share assigned to Lake End by SCO Securities, LLC. Pursuant to the terms of the Certificate of Designations for the Series A Convertible Preferred Stock, the number of shares of our common stock that may be acquired on less than 61 days notice by Lake End upon any conversion of Series A Convertible Preferred Stock or the number of shares of our common stock that shall be entitled to voting rights upon any conversion of Series A Convertible Preferred Stock is limited, to the extent necessary, to ensure that following such conversion, the number of shares of our common stock then beneficially owned by Lake End and any other persons or entities whose beneficial ownership of common stock would be aggregated with Lake End’s for purposes of the Exchange Act does not exceed 9.99% of the total number of shares of our common stock then outstanding. In addition, all of the warrants held by Lake End also provide that the number of shares of our common stock that may be acquired on less than 61 days notice by Lake End upon exercise of such warrants is limited, to the extent necessary, to ensure that following such exercise, the number of shares of our common stock then beneficially owned by Lake End and any other persons or entities whose beneficial ownership of common stock would be aggregated with Lake End’s for purposes of the Exchange Act does not exceed 9.99% of the total number of shares of our common stock then outstanding. Accordingly, in light of the beneficial ownership cap, Lake End is entitled to acquire 1,508,198 shares of our common stock on less than 61 days notice. Lake End is the record owner of the securities listed in the table. Mr. Jeffrey Davis, as managing member of Lake End, has sole dispositive and voting power with respect to all shares held of record by Lake End. Mr. Davis disclaims beneficial ownership of these shares.
(4)	Consists of (i) 98,554 shares of our common stock held by Dr. Gibson and (ii) 375,464 shares issuable upon exercise of options that are exercisable within 60 days of January 31, 2006.
(5)	Consists of shares issuable upon the exercise of options that are exercisable within 60 days of January 31, 2006.
(6)	Mr. Catizone is a former officer and director of Hibshman Optical Corp.
(7)	Consists of 3,869,152 held in the name of Walbrook Trustees of which Dr. Epenetos is a beneficiary. Dr. Epenetos has no voting or dispositive power with respect to such shares. Katrina Le Vesconte is the Managing Director of Walbrook and as such has the power to direct the vote and disposition of these shares. Ms. Le Vesconte disclaims beneficial ownership of these shares.
(8)	Consists of (i) 6,016,725 shares of our common stock held by SCO Capital Partners LLC; (ii) 328.6318 shares of Series A Convertible Preferred Stock, with such shares of Series A Convertible Preferred Stock being initially convertible into 5,477,196 shares of our common stock, held by SCO Capital Partners LLC; (iii) an immediately exercisable Series A Warrant to purchase 2,738,598 shares of our common stock at $0.75 per share held by SCO Capital Partners LLC; (iv) a seven year warrant to purchase 866,534 shares of common shares at $0.01 per share held by SCO Capital Partners LLC; and (v) a PA Warrant to purchase 592,732 shares of our common stock at $0.60 per share assigned to SCO Capital Partners LLC by SCO Securities, LLC, an affiliate of SCO Capital Partners LLC. Mr. Rouhandeh, in his capacity as Chairman and sole member of SCO Capital Partners LLC has sole investment and voting power with respect to these shares. SCO Capital Partners LLC has opted out of the beneficial ownership cap applicable to holders of shares of our Series A Convertible Preferred Stock, Series A Warrants and PA Warrants.

(9)	Consists of 40 shares of Series A Convertible Preferred Stock acquired by Alpha Capital AG (“Alpha”) on January 31, 2006, with such shares being initially convertible into 666,667 shares of our common stock. Alpha also acquired an immediately exercisable Series A Warrant to purchase 333,333 shares of our common stock at $0.75 per share in connection with the acquisition of the Series A Convertible Preferred Stock. Konrad Ackermann is the Director of Alpha and as such has the power to direct the vote and disposition of these shares. Mr. Ackermann disclaims beneficial ownership of these shares.
(10)	Consists of 75 shares of Series A Convertible Preferred Stock acquired by Whalehaven Capital Fund Limited (“Whalehaven”) on January 31, 2006, with such shares being initially convertible into 1,250,000 shares of our common stock. Whalehaven also acquired an immediately exercisable Series A Warrant to purchase 625,000 shares of our common stock at $0.75 per share in connection with the acquisition of the Series A Convertible Preferred Stock. Pursuant to the terms of the Certificate of Designations for the Series A Convertible Preferred Stock, the number of shares of our common stock that may be acquired on less than 61 days notice by Whalehaven upon any conversion of Series A Convertible Preferred Stock or the number of shares of our common stock that shall be entitled to voting rights upon any conversion of Series A Convertible Preferred Stock is limited, to the extent necessary, to ensure that following such conversion, the number of shares of our common stock then beneficially owned by Whalehaven and any other persons or entities whose beneficial ownership of common stock would be aggregated with Whalehaven’s for purposes of the Exchange Act does not exceed 9.99% of the total number of shares of our common stock then outstanding. In addition, all of the warrants held by Whalehaven also provide that the number of shares of our common stock that may be acquired on less than 61 days notice by Whalehaven upon exercise of such warrants is limited, to the extent necessary, to ensure that following such exercise, the number of shares of our common stock then beneficially owned by Whalehaven and any other persons or entities whose beneficial ownership of common stock would be aggregated with Whalehaven’s for purposes of the Exchange Act of 1934 does not exceed 9.99% of the total number of shares of our common stock then outstanding. Accordingly, in light of the beneficial ownership cap, Whalehaven is entitled to acquire 1,613,338 shares of our common stock on less than 61 days notice. Arthur Jones, Jennifer Kelly and Derek Wood are the directors of Whalehaven and as such have shared power to direct the vote and disposition of these shares. Mr. Jones, Ms. Kelly and Mr. Wood disclaim the beneficial ownership of these shares.
(11)

Consists of (i) 41.25 shares of Series A Convertible Preferred Stock acquired by XMark Opportunity Fund Ltd. (“XMark Ltd.”), an affiliate of XMark L.P. and XMark JV, on January 31, 2006, with such shares being initially convertible into 687,500 shares of our common stock; (ii) an immediately exercisable Series A Warrant to purchase 343,750 shares of our common stock at $0.75 per held by XMark Ltd.; (iii) 33.75 shares of Series A Convertible Preferred Stock acquired by XMark Opportunity Fund, L.P. (“XMark L.P.”), an affiliate of XMark Ltd. and XMark JV, on January 31, 2006, with such shares being initially convertible into 562,500 shares of our common stock; (iv) an immediately exercisable Series A Warrant to purchase 281,250 shares of our common stock at $0.75 per share held by XMark L.P.; (v) 25 shares of Series A Convertible Preferred Stock acquired by XMark JV Investment Partners, LLC (“XMark JV”), an affiliate of XMark Ltd. and XMark L.P., on January 31, 2006, with such shares being initially convertible into 416,667 shares of our common stock; and (vi) an immediately exercisable Series A Warrant to purchase 208,333 shares of our common stock at $0.75 per share held by XMark JV. Mitchell Kaye is the Chief Investment Officer of each of XMark Ltd., XMark L.P. and XMark JV. Pursuant to the terms of the Certificate of Designations for the Series A Convertible Preferred Stock, the number of shares of our common stock that may be acquired on less than 61 days notice by any of the XMark entities upon any conversion of Series A Convertible Preferred Stock or the number of shares of our common stock that shall be entitled to voting rights upon any conversion of Series A Convertible Preferred Stock is limited, to the extent necessary, to ensure that following such conversion, the number of shares of our common stock then beneficially owned by any of the XMark entities and any other persons or entities whose beneficial ownership of common stock would be aggregated with any of the XMark entities’ for purposes of the Exchange Act does not exceed 9.99% of the total number of shares of our common stock then outstanding. In addition, all of the warrants held by the XMark entities also provide that the number of shares of our common stock that may be acquired on less than 61 days notice by any of the XMark entities upon exercise of such warrants is limited, to the extent necessary, to ensure that following such exercise, the number of shares of our common stock then beneficially owned by any of the XMark entities and any other persons or entities whose beneficial ownership of common stock would be aggregated with any of the XMark entities’ for purposes of the Exchange Act does not exceed 9.99% of the total number of shares of our common stock then outstanding. Accordingly, in light of the beneficial ownership cap, the XMark entities are entitled to acquire 1,675,775 shares of our common stock on less than 61 days notice. Mitchell D. Kaye is the Chief Investment Officer of each of the XMark entities and as such has the power to direct the vote and disposition of these shares. Mr. Kaye disclaims the beneficial ownership of these shares.

(12)	Consists of (i) 41.25 shares of Series A Convertible Preferred Stock acquired by XMark Ltd.; (ii) 33.75 shares of Series A Convertible Preferred Stock acquired by XMark L.P.; and (iii) 25 shares of Series A Convertible Preferred Stock acquired by XMark JV.

Change in Control

In connection with the private placement of shares of our Series A Convertible Preferred Stock in January 2006, SCO Capital Partners LLC acquired control of us from the former holders of Somanta capital stock. In the private placement of shares of our Series A Convertible Preferred Stock, SCO Capital Partners LLC acquired 328.6318 shares of our Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock is convertible at the option of the holder into 16,666.67 shares our common stock. SCO Capital Partners LLC was also issued a Series A Warrant to purchase 2,738,598 shares of our common stock at $0.75 per share which is immediately exercisable for a period of six years. In addition, SCO Capital Partners LLC previously owned 6,016,725 shares of our common stock and a warrant to purchase 866,534 shares of our common stock at an exercise price of $0.01 per share which is immediately exercisable for a period of seven years. An affiliate of SCO Capital Partners LLC also assigned a portion of a PA Warrant to SCO Capital Partners LLC on February 8, 2006. The portion of the PA Warrant assigned to SCO Capital Partners LLC grants them a warrant to purchase 592,732 shares of our common stock at $0.60 per share which is immediately exercisable for a period of six years. Therefore, SCO Capital Partners LLC beneficially owns 15,691,785 shares of our common stock, or approximately 65.52% of our outstanding common stock.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value, and 20,000,000 shares of preferred stock, $0.001 par value, 2,000 of which have been designated Series A Convertible Preferred Stock. The following summary is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to our previous filings with the SEC and are incorporated herein by this reference.

Common Stock

As of January 31, 2006, there were 14,274,534 shares of common stock outstanding that were held of record by 712 stockholders. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

As of January 31, 2006, there were 592.6318 shares of our Series A Convertible Preferred Stock outstanding held of record by nine stockholders.

Dividends accrue on our Series A Convertible Preferred Stock at a rate of 8% per annum and are payable semi-annually in cash or in shares of our common stock.

In the event of our liquidation or winding up, the holders of our Series A Convertible Preferred shall be entitled to receive, in preference to the holders of our common stock, an amount per share equal to the greater of: (i) $10,000 per share, plus all accumulated but unpaid dividends, or (ii) the amount per share that would be distributed among the holders of the preferred stock and common stock pro rata based on the number of shares of common held by each holder assuming conversion of all Series A Convertible Preferred Stock (the “Liquidation Preference”). If the assets and funds thus distributed among the holders of the Series A Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then all of our assets and funds legally available for distribution shall be distributed ratably among the holders of the Series A Convertible Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. A change of control transaction is not deemed to be a liquidation event for purposes of our Series A Convertible Preferred Stock.

The Series A Convertible Preferred Stock is convertible into our common stock at any time, at the sole option of each holder. The conversion ratio is determined by dividing the Liquidation Preference, plus accrued but unpaid dividends by the then-current conversion value for the Series A Convertible Preferred Stock. The initial conversion value for the Series A Convertible Preferred Stock is $0.60 per share (the “Conversion Value”).

We may cause the holders of the Series A Convertible Preferred Stock to convert their shares of Series A Convertible Preferred Stock into common stock at the then in effect Conversion Value if there is an effective registration statement on file with the Securities and Exchange Commission covering the shares of common stock issuable upon such conversion and either (i) the daily market price of our common stock is $5.00 (subject to adjustment for stock splits, etc.) or more and has been at or above such price for thirty (30) of the immediately preceding sixty (60) consecutive days and the volume of the common stock on each such trading day is not less than 100,000 shares, or (ii) we consummate a sale of common stock in a firm commitment underwritten public offering in which the price per shares is at least 200% of the then in effect Conversion Value and the aggregate gross proceeds to us are greater than $25,000,000.

In addition, the Series A Convertible Preferred Stock automatically converts into our common stock at the then in effect Conversion Value upon the occurrence of a change in control transaction in which the consideration per share received by the holders of common stock is an amount not less than 100% of the Conversion Value, plus the quotient of (i) the amount of accrued but unpaid dividends per share of the Series A Preferred divided by (ii) the number of shares of common stock into which one share of Series A Convertible Preferred Stock is then convertible. If the consideration to be paid to the holders of the common stock is less than the foregoing amount, then the acquiring entity must assume the Series A Convertible Preferred Stock.

The holders of the Series A Convertible Preferred Stock also have the right to purchase their pro rata share of any equity securities sold by us in the future subject to standard and customary exclusions.

The Conversion Value of the Series A Convertible Preferred Stock is subject to adjustment if we sell shares of equity securities at a purchase price less than the then-effective Conversion Value for the Series A Convertible Preferred Stock, subject to certain standard and customary exceptions.

There shall also be a proportional adjustment to the Conversion Value in the event of stock splits, stock dividends, recapitalizations, combinations and the like.

A holder of Series A Convertible Preferred Stock shall have the right to that number of votes equal to the number of shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock held by such holder. The Series A Convertible Preferred Stock shall be entitled to one vote per share (on an as-if-converted basis). Except as otherwise provided, the Series A Convertible Preferred Stock and the common stock shall vote together on all other matters.

The number of shares of our common stock that may be acquired by any holder of Series A Convertible Preferred Stock upon conversion, and the number of shares of Series A Convertible Preferred Stock that shall be entitled to voting rights, shall be limited to the extent necessary to insure that, following such conversion (or deemed conversion for voting purposes), the number of shares of our common stock then beneficially owned by such holder and its affiliates does not exceed 9.99% of the total number of shares of our common stock then issued and outstanding (the “Beneficial Ownership Cap”). Notwithstanding the foregoing, any holder of Series A Convertible Preferred Stock shall have the right prior to the date the shares of Series A Preferred Stock are issued, upon written notice to us, or after the date the shares of Series A Convertible Preferred Stock are issued upon (a) 61 days prior written notice to us or (b) upon a change of control the terms of which require the conversion of the Series A Convertible Preferred Stock into common stock, to choose not to be governed by the Beneficial Ownership Cap.

If at any time, we fail or refuse to convert any outstanding shares of Series A Convertible Preferred Stock as provided for in the Certificate of Designations, and the holder of such Series A Convertible Preferred Stock then elects to redeem such holder’s shares of Series A Convertible Preferred Stock, we are required to redeem such shares of Series A Convertible Preferred Stock by paying the holder thereof cash for each share in the amount equal to the greater of (i) $10,000 plus any accrued but unpaid dividends on such Series A Convertible Preferred Stock or (ii) the total number of shares of common stock into which such Series A Convertible Preferred Stock is convertible multiplied by the then-current market price.

As long as any shares of the Series A Convertible Preferred Stock remain outstanding, the consent of the holders of a majority of such Series A Convertible Preferred Stock will be required in respect of the following actions: (1) any amendment, alteration or repeal of any of the provisions of the certificate of designations of the Series A Convertible Preferred Stock, (2) any amendment, alteration or repeal of our certificate of incorporation or bylaws in a manner that would adversely affect the rights of the holders of the Series A Convertible Preferred Stock, (3) the authorization or creation of any stock or other security ranking in terms of liquidation preference, redemption rights or dividend rights pari passu or superior to the Series A Convertible Preferred Stock, (4) any redemption, purchase or other acquisition of capital stock other than specified permitted repurchases, or (5) the declaration or payment of any dividend or other distribution with respect to any of our capital stock other than a dividend or distribution on the Series A Convertible Preferred Stock.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the date of this prospectus, there has been no active trading market for our common stock. Future sales of substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants and the conversion of shares of our Series A Convertible Preferred Stock, in the public market following this offering could adversely effect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. As of January 31, 2006, we had 14,274,534 shares of common stock outstanding. That number does not include (i) 3,831,864 shares of common stock that are reserved for issuance under outstanding options and that may be issued if and when the options are exercised, (ii) 6,802,838 shares of common stock that are reserved for issuance under warrants and that may be issued if and when the warrants are exercised (5,936,304 of these shares are included in this prospectus), or (iii) 9,877,197 shares of common stock that are reserved for issuance pursuant to the conversion of our outstanding shares of Series A Convertible Preferred Stock (4,400,001 of these shares are included in this prospectus). If these additional shares of common stock are included, then we have 30,954,569 shares of common stock outstanding. Of these shares of common stock, 56,483 shares plus an additional 9,390,320 shares being registered in this offering will be freely tradable without restriction under the Securities Act. The remaining 21,507,766 outstanding shares of our common stock are considered “restricted” shares under the Securities Act. The following table shows when certain of our restricted shares may be sold in the public markets pursuant to Rule 144. Shares held by any affiliate of ours will also be subject to the volume limitations and other restrictions of Rule 144 described below:

Date	Number of Shares Eligible for Sale	Comment
Current	56,483	Publicly trading shares

February 1, 2007	21,507,766	Shares eligible for sale pursuant to Rule 144, subject to volume limitations

February 1, 2008	21,507,766	Shares eligible for sale pursuant to Rule 144, without restriction, for non-affiliates and subject to the restrictions imposed on “affiliates” described below

Rule 144

Generally, under Rule 144 of the Securities Act as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including persons who are affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares (approximately 142,745 shares if the currently outstanding warrants and options are not exercised and the Series A Convertible Preferred Stock is not converted, or approximately 451,726 shares if all options and warrants are exercised and all shares of Series A Convertible Preferred Stock are converted); or

•	the reported average weekly trading volume of our common stock during the four calendar weeks preceding the sale by such person.

Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 144(k)

Under Rule 144(k) of the Securities Act as currently in effect, a person who has not been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned our shares for at least two years, would be entitled under Rule 144(k) to sell such shares without regard to the manner of sale provisions, notice requirements, volume limitations or current public information requirements of Rule 144. However, shares held by our officers, directors or beneficial holders of more than 10% of our common stock, are still subject to the manner of sale provisions, notice requirements, volume limitations and current public information requirements of Rule 144 even if such holder has held such shares for two years or more.

Rule 701

In general under Rule 701 of the Securities Act as currently in effect, shares of our common stock acquired upon the exercise of options or pursuant to other rights granted under our 2005 Equity Incentive Plan may be resold, beginning 90 days after the date of this prospectus by:

•	persons other than affiliates, subject only to the manner of sale provisions of Rule 144; and

•	our affiliates, subject to the manner of sale, current public information and filing requirements of Rule 144, in each case, without compliance with the one-year holding requirements of Rule 144.

Equity Incentive Plan

As soon as practicable following the date that is ninety (90) days after the date of our merger with Somanta Incorporated, or May 1, 2006, we intend to file a registration statement on Form S-8 under the Securities Act to register the shares of common stock reserved for issuance under our 2005 Equity Incentive Plan. Such registration statement will automatically become effective upon filing. Shares registered under the registration statement on Form S-8 will be eligible for immediate sale in the public market, subject to the Rule 144 volume limitations applicable to affiliates.

Based on 8,000,000 shares of common stock currently reserved for issuance pursuant to our 2005 Equity Incentive Plan, the registration statement on Form S-8 would cover 8,000,000 shares of common stock.

We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect the prevailing market prices.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

On January 31, 2006, in connection with our reincorporation into Delaware, Rotenberg Meril Solomon Bertiger & Guttilla, PC, certified public accountants (“Rotenberg Meril”) resigned as our independent registered public accounting firm.

Our audit committee, on January 31, 2006, appointed Stonefield Josephson, Inc. (“Stonefield”) as our new independent registered public accounting firm. The appointment was effective immediately. Stonefield has served as the independent registered public accounting firm for Somanta Incorporated since August 2, 2005.

The report of Rotenberg Meril on Hibshman Optical Corp.’s financial statements for the year ended December 31, 2004 did not contain any adverse opinion, or disclaimer of opinion, nor were they qualified or modified as to audit scope or accounting principles.

In connection with its audit of Hibshman Optical Corp.’s financial statements for the year ended December 31, 2004, and through any subsequent interim periods through the change in accountants, there were no disagreements with Rotenberg Meril on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Rotenberg Meril, would have caused it to make reference thereto in its reports. There were no “reportable events” as set forth in Item 304(a)(1)(iv) of Regulation S-B.

During our two most recent fiscal years and the period from the end of the most recent fiscal year to the date of appointment of Stonefield, neither us nor anyone acting on our behalf consulted with Stonefield with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the registrant’s financial statements, or any other matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B.

We have requested Rotenberg Meril to furnish us with a letter addressed to the Securities and Exchange Commission stating whether they agree with the statements made herein. Such letter is attached to this registration statement as Exhibit 16.1.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Foley & Lardner LLP, San Diego, California.

EXPERTS

Our consolidated financial statements appearing in this prospectus and registration statement have been audited by Stonefield Josephson, Inc., independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority if said firm as experts in auditing and accounting.

The financial statements of Bridge Oncology Products, Inc. appearing in this prospectus and registration statement have been audited by Cole, Samsel & Bernstein, LLC, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority if said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement. Complete exhibits have been filed with our registration statement on Form SB-2.

You may read and copy any contract, agreement or other document referred to in this prospectus and any portion of our registration statement or any other information from our filings at the Securities and Exchange Commission’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Securities and Exchange Commission, including our registration statement, are also available to you on the Securities and Exchange Commission’s Web site, http://www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act, and intend to file and furnish to our stockholders annual reports containing financial statements audited by our independent auditors, make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year, proxy statements and other information with the Securities and Exchange Commission.

You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

INDEX TO FINANCIAL STATEMENTS

Page
Financial Statements of Somanta Incorporated
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet as of April 30, 2005	F-3
Consolidated Balance Sheet as of October 31, 2005 (Unaudited)	F-4
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended April 30, 2005 and 2004 and for the period from inception (April 19, 2001) to April 30, 2005	F-5
Consolidated Statements of Operations and Comprehensive Loss for the Six Months Ended October 31, 2005 and 2004 and for the period from inception (April 19, 2001) to October 31, 2005 (Unaudited)	F-6
Consolidated Statement of Stockholders’ Equity from Inception (April 19, 2001) to April 30, 2005 (Audited) and to October 31, 2005 (Unaudited)	F-7 - F-8
Consolidated Statements of Cash Flows for the Years Ended April 30, 2005 and 2004 and for the period from inception (April 19, 2001) to April 30, 2005	F-9
Consolidated Statements of Cash Flows for the Six Months Ended October 31, 2005 and 2004 and for the period from inception (April 19, 2001) to October 31, 2005 (Unaudited)	F-10
Notes to Consolidated Financial Statements	F-11
Condensed Consolidated Balance Sheets as of January 31, 2006 (Unaudited) and April 1, 2005 (audited)	F-28
Condensed Consolidated Statements of Operations and Comprehensive Loss for the three and nine months ended January 31, 2006 and 2005 (Unaudited)	F-29
Condensed Consolidated Statements of Cash Flows for the nine months ended January 31, 2006 and 2005 (Unaudited)	F-30
Condensed Consolidated Statement of Stockholders’ Deficit for the period from inception to January 31, 2006 (Unaudited)	F-31 - F-32
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-33
Financial Statements of Bridge Oncology Products, Inc.
Independent Auditors’ Report	F-48
Balance Sheet as of June 30, 2005	F-49
Statements of Income (Loss) for period of Inception (February 10, 2005) to June 2005	F-50
Statements of Cash Flows for period of Inception (February 10, 2005) to June 2005	F-51
Notes to Financial Statements	F-52

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Somanta Incorporated

Irvine, California

We have audited the accompanying consolidated balance sheet of Somanta Incorporated, formerly and Somanta Limited (a development stage company) as of April 30, 2005, and the related consolidated statements of operations and consolidated stockholders’ deficit and consolidated cash flows for the years ended April 30, 2005 and 2004, and for the period from inception of operations (April 19, 2001) to April 30, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Somanta Incorporated as of April 30, 2005, and the results of its operations and its cash flows for the years ended April 30, 2005 and 2004, and for the period from inception of operations (April 19, 2001) to April 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s operating losses, negative working capital and stockholders’ deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ STONEFIELD JOSEPHSON, INC.
CERTIFIED PUBLIC ACCOUNTANTS Irvine, California January 31, 2006

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Consolidated Balance Sheet

April 30, 2005

Assets
Current assets:
Cash	$102,885
VAT Receivable	63,580
Prepaid expenses	8,909

Total current assets	175,374
Office equipment, net of accumulated depreciation of $36	3,505

$178,879

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$66,932
Accrued expenses	53,095
Accrued research and development expenses	122,205
Due to officer	49,893
Loan payable—officer	86,049

Total current liabilities	378,174

Stockholders’ deficit
Preferred stock, $.01 par value, 10,000 shares authorized, none issued and outstanding	—
Common stock, $.01 par value, 15,730,000 shares authorized, 5,816,515 shares issued and outstanding	58,165
Additional paid in capital	1,539,667
Shares to be issued	5,465
Deferred equity-based expense	(562)
Accumulated other comprehensive loss-foreign currency translation adjustment	(25,931)
Deficit accumulated during development stage	(1,776,100)

Total stockholders’ deficit	(199,296)

$178,879

The accompanying notes are an integral part of these financial statements.

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Consolidated Balance Sheet

October 31, 2005 (Unaudited)

Assets
Current assets:
Cash	$12,748
VAT Receivable	3,612
Restricted Funds	150,220
Debt issuance costs	80,000
Prepaid expenses	42,129

Total current assets	288,709
Office equipment, net of accumulated depreciation of $413	3,128
Other assets:
Deposits	2,700

$294,537

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$288,421
Accrued expenses	234,119
Accrued research and development expenses	156,490
Due to officer and related party	274,370
Loan payable—officer	81,000
Convertible note payable—related party	1,000,000
Deferred Revenue	9,286

Total current liabilities	2,043,686
Stockholders’ deficit
Preferred stock, $.01 par value, 10,000 shares authorized, none issued and outstanding	—
Common stock, $.01 par value, 15,730,000 shares authorized, 13,697,834 shares issued and outstanding	136,978
Additional paid in capital	1,570,175
Deficit accumulated during development stage	(3,456,302)

Total stockholders’ deficit	(1,749,149)

$294,537

The accompanying notes are an integral part of these financial statements.

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Consolidated Statements of Operations and Comprehensive Loss

Years Ended April 30, 2005 and 2004 and for the Period from Inception of Operations

(April 19, 2001) to April 30, 2005

	Year Ended April 30, 2005	Year Ended April 30, 2004	From Inception of Operations (April 19, 2001) to April 30, 2005
Revenue	$—	$—	$—
Operating Expenses:
General and administrative	(755,255)	(312,055)	(1,225,074)
Research and development	(374,035)	(127,397)	(551,026)

Loss before income taxes	(1,129,290)	(439,453)	(1,776,100)
Income taxes	—	—	—

Net loss	(1,129,290)	(439,453)	(1,776,100)
Other comprehensive loss-foreign currency translation adjustment	(5,719)	(51,651)	(25,931)

Total comprehensive loss	$(1,135,009)	$(491,104)	$(1,802,031)

Net loss per share-basic and diluted	$(0.20)	$(0.09)	$(0.41)

Weighted average number of shares outstanding—basic and diluted	5,576,845	5,118,986	4,295,097

The accompanying notes are an integral part of these financial statements.

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Consolidated Statements of Operations and Comprehensive Loss

Six Months Ended October 31, 2005 and 2004 and for the Period from Inception of Operations

(April 19, 2001) to October 31, 2005 (Unaudited)

	Six Months Ended October 31, 2005	Six Months Ended October 31, 2004	From Inception of Operations (April 19, 2001) to October 31, 2005
Revenue	$714	$—	$714
Operating expenses:
General and administrative	(1,412,736)	(282,884)	(2,637,811)
Research and development	(229,464)	(121,870)	(780,489)

Loss from operations	(1,641,486)	(404,754)	(3,417,586)
Other income (expense):
Interest expense	(14,667)	—	(14,667)
Gain on settlement of debts	5,049	—	5,049
Foreign exchange loss	(29,098)	—	(29,098)

Loss before income taxes	(1,680,202)	(404,754)	(3,456,302)
Income taxes	—	—	—

Net loss	(1,680,202)	(404,754)	(3,456,302)
Other comprehensive loss-foreign currency translation adjustment	—	(11,999)	—

Total comprehensive loss	$(1,680,202)	$(416,753)	$(3,456,302)

Net loss per share-basic and diluted	$(0.12)	$(0.07)	$(0.28)

Weighted average number of shares outstanding—basic and diluted	13,697,499	5,447,320	12,332,066

The accompanying notes are an integral part of these financial statements.

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Consolidated Statement of Stockholders’ Equity (Deficit)

For the Period from Inception of Operations (April 19, 2001) to April 30, 2005 (Audited) and to

October 31, 2005 (Unaudited)

	Common Stock		Additional Paid-in Capital	Shares to be Issued	Subscription Receivable	Deferred Equity- Based Expense	Accumulated Other Comprehensive Loss- Foreign Currency Translation Adjustment	Deficit Accumulated During Development Stage	Total Stockholders’ Equity/ (Deficit)
	Shares	Amount
Balance at April 19, 2001 (Inception)
Shares issued for cash at $.0326	4,299,860	$42,999	$96,981	—	$(97,245)	$—	$—	$—	$42,735
Shares issued for services at $.0139	514,674	5,147	7,169			(11,177)			1,139
Amortization of deferred expense						521			521
Comprehensive loss—foreign currency translation adjustment							29,905		29,905
Net loss for the period from inception to April 30, 2002								(95,901)	(95,901)

Balance at April 30, 2002	4,814,533	48,145	104,150	—	(97,245)	(10,656)	29,905	(95,901)	(21,602)
Shares issued for cash at $1.0677	14,601	146	15,444						15,590
Shares issued for services at $.0214	219,010	2,190	2,501			(3,127)			1,564
Amortization of deferred expense						3,808			3,808
Receipt of cash for subscription receivable					91,517				91,517
Comprehensive loss—foreign currency translation adjustment							1,534		1,534
Net loss for the year ended April 30, 2003								(111,456)	(111,456)

Balance at April 30, 2003	5,048,144	50,481	122,095	—	(5,728)	(9,975)	31,439	(207,357)	(19,045)
Shares issued for cash at $1.2479	350,164	3,502	433,485		(81,464)				355,523
Shares issued for services at $1.2587	22,233	222	27,762			(25,216)			2,769
Amortization of deferred expense						7,691			7,691
Exchange for loan payment and compensation			181,371		2,909				184,280
Comprehensive loss—foreign currency translation adjustment							(51,651)		(51,651)
Net loss for the year ended April 30, 2004								(439,453)	(439,453)

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Consolidated Statement of Stockholders’ Equity (Deficit)—(Continued)

For the Period from Inception of Operations (April 19, 2001) to April 30, 2005 (Audited) and to

October 31, 2005 (Unaudited)

	Common Stock		Additional Paid-in Capital	Shares to be Issued	Subscription Receivable	Deferred Equity- Based Expense	Accumulated Other Comprehensive Loss- Foreign Currency Translation Adjustment	Deficit Accumulated During Development Stage	Total Stockholders’ Equity/ (Deficit)
	Shares	Amount
Balance at April 30, 2004	5,420,541	54,205	764,713	—	(84,283)	(27,500)	(20,212)	(646,810)	40,113
Shares issued for cash at $1.3218	374,074	3,741	490,703						494,443
Shares issued for services at $1.2308	21,901	219	26,736						26,955
3,650 shares to be issued for service at $1.4973				5,465					5,465
Amortization of deferred expense						26,939			26,939
Receipt of cash for subscription receivable					84,283				84,283
Options issued for services			257,515						257,515
Comprehensive loss—foreign currency translation adjustment							(5,719)		(5,719)
Net loss for the year ended April 30, 2005								(1,129,290)	(1,129,290)

Balance at April 30, 2005	5,816,515	58,165	1,539,667	5,465	—	(562)	(25,931)	(1,776,100)	(199,295)
Write off foreign currency translation adjustment (Unaudited)							25,931		25,931
Shares issued for cash at $1.5656 (Unaudited)	12,669	127	19,707						19,834
Shares issued for prior service (Unaudited)	3,650	37	5,429	(5,465)					—
Amortization of deferred expense (Unaudited)						562			562
Options issued for services (Unaudited)			168,493						168,493
Recapitalization with Bridge Oncology	7,865,000	78,650	(163,120)				—		(84,470)
Net loss for the period ended October 31, 2005 (Unaudited)								(1,680,202)	(1,680,202)

Balance at October 31, 2005 (Unaudited)	13,697,834	$136,978	$1,570,175	—	$—	$—	$—	$(3,456,302)	$(1,749,149)

The accompanying notes are an integral part of these financial statements.

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Consolidated Statements of Cash Flows

Years Ended April 30, 2005 and 2004 and for the Period from Inception of Operations

(April 19, 2001) to April 30, 2005

	Year Ended April 30, 2005	Year Ended April 30, 2004	From Inception of Operations (April 19, 2001) to April 30, 2005
Cash flows provided by (used for) operating activities:
Net loss	$(1,129,290)	$(439,453)	$(1,776,100)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation	36	—	36
Amortization of stock based expense	26,939	7,691	38,958
Shares issued for services and compensation	26,955	184,140	213,797
Shares to be issued for services	5,465	—	5,465
Options expense	257,515	—	257,515
Changes in assets and liabilities:
(Increase) decrease in assets -
VAT receivable	(41,924)	(18,212)	(60,136)
Prepaid expenses	(8,638)	—	(8,638)
Increase (decrease) in liabilities:
Accounts payable	64,887	—	61,415
Accrued liabilities	117,996	44,532	163,570
Due to officer	48,369	—	48,369

Net cash used for operating activities	(631,690)	(221,302)	(1,055,748)

Cash flows used for investing activities—purchase of equipment	(3,433)	—	(3,433)

Cash flows provided by financing activities:
Loan payable—related party	—	—	79,402
Repayment of loan—related party	—	(7,367)	(7,367)
Proceeds from issuance of stock	494,443	355,523	908,291
Cash received for subscription receivable	84,283	—	175,801

Net cash provided by financing activities	578,726	348,156	1,156,127

Effect of exchange rate changes on cash	8,463	(11,920)	5,938

Increase (decrease) in cash	(47,934)	114,933	102,885
Cash, beginning of year	150,818	35,885	—

Cash, end of year	$102,885	$150,818	$102,885

Supplemental disclosure of cash flow information:
Interest paid	$—	$—	$—

Income tax paid	$—	$—	$—

Supplemental disclosure of non-cash operating and financing activities:
Loan reduction with shares	$—	$2,909	$2,909

Issuance of shares for services and compensation	$26,955	$184,140	$213,797

Shares to be issued for services	$5,465	$—	$5,465

Options issued for services	$257,515	$—	$257,515

The accompanying notes are an integral part of these financial statements.

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Consolidated Statements of Cash Flows

Six Months Ended October 31, 2005 and 2004 and for the Period from Inception of Operations

(April 19, 2001) to October 31, 2005 (Unaudited)

	Six Months Ended October 31, 2005	Six Months Ended October 31, 2004	From Inception of Operations (April 19, 2001) to October 31, 2005
Cash flows provided by (used for) operating activities:
Net loss	$(1,680,202)	$(404,754)	$(3,456,302)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation	377	—	413
Amortization of stock based expense	562	13,397	39,520
Gain on settlement of debts	(5,049)	—	(5,049)
Write-off foreign currency translation adjustment	25,931	—	31,870
Shares issued for services and compensation	—	26,955	219,262
Shares to be issued for services	—	5,465	—
Options expense	168,493	41,173	426,008
Changes in assets and liabilities:
(Increase) decrease in assets -
VAT receivable	59,968	(26,595)	(168)
Prepaid expenses	(35,921)	(11,809)	(44,559)
Increase (decrease) in liabilities:
Accounts payable	221,489	56,956	282,904
Accrued liabilities	185,209	(33,811)	348,779
Deferred Revenue	9,286	—	9,286
Due to officer and related party	90,107	—	138,476

Net cash used for operating activities	(959,751)	(333,023)	(2,009,560)

Cash flows used for investing activities:
Restricted Funds	(150,220)	—	(150,220)
Purchase of equipment	—	—	(3,433)

Net cash used for investing activities	(150,220)	—	(153,653)
Cash flows provided by financing activities:
Loan payable—related party	—	—	79,402
Repayment of loan—related party	—	—	(7,367)
Convertible note—related party	1,000,000	—	1,000,000
Proceeds from issuance of stock	19,834	135,273	928,125
Cash received for subscription receivable	—	81,465	175,801

Net cash provided by financing activities	1,019,834	216,737	2,175,960

Effect of exchange rate changes on cash	—	15,574	—

Increase (decrease) in cash	(90,137)	(100,712)	12,748
Cash, beginning of period	102,885	150,818	—

Cash, end of period	$12,748	$50,106	$12,748

Supplemental disclosure of cash flow information:
Interest paid	$—	$—	$—

Income tax paid	$—	$—	$—

Supplemental disclosure of non-cash operating and financing activities:
Loan reduction with shares	$—	$—	$2,909

Issuance of shares for services and compensation	$—	$—	$219,262

Shares to be issued for services	$—	$5,465	$—

Options issued for services	$168,493	$41,173	$426,008

The accompanying notes are an integral part of these financial statements.

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Notes to Consolidated Financial Statements

(1) Organization and Basis of Presentation:

Description of the Business

Somanta Incorporated (“Somanta” or the “Company”) is a development stage biopharmaceutical company engaged in the development of products for the treatment of cancer. The Company has in-licensed five product development candidates from academic and research institutions in the United States and Europe designed for use in anti-cancer therapy in order to advance them along the regulatory and clinical pathways toward commercial approval. The Company intends to obtain approval from the United States Food and Drug Administration (“FDA”) and from the European Medicines Evaluation Agency (“EMEA”) for the products.

The Company was incorporated as Somantis Limited under the laws of England and Wales on April 19, 2001, changed its name to Somanta Limited on March 14, 2005, and performed business as a United Kingdom entity through the fiscal year ending April 30, 2005. On August 22, 2005, the Company became a wholly owned subsidiary of Bridge Oncology Products, Inc. (“BOPI”), a privately held Delaware corporation, pursuant to a share exchange with BOPI (see Note 11). On August 24, 2005, the name of BOPI was changed to Somanta Incorporated.

Somanta is a development stage enterprise since the Company has not generated revenue from the sale of its products, and its efforts have been principally devoted to identification, licensing and clinical development of its products as well as raising capital through April 30, 2005. Accordingly, the financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises.”

Interim Financial Statements (Unaudited)

The Company has included the audited financial statements for the period from inception through April 30, 2005, which are those of Somanta Limited (see Note 11). The Company has also included unaudited interim consolidated financial statements for the six month period ended October 31, 2005, which are those of the consolidated entity Somanta Incorporated. These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended October 31, 2005 are not necessarily indicative of the results that may be expected for the full year ending April 30, 2006.

Going Concern

The Company reported a net loss of $1,129,290 for the year ended April 30, 2005 and $1,680,202 for the six month period ended October 31, 2005. The net loss from date of inception, April 19, 2001, through April 30, 2005 and October 31, 2005, totaled $1,776,100 and $3,456,302 respectively. The Company’s operating activities have used cash since its inception. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

Continued operations will depend on whether the Company is able to raise additional funds through various potential sources, such as equity and debt financing. Such additional funds may not become available on acceptable terms, and there can be no assurance that any additional funding that the Company obtains will be sufficient to meet needs in the long term. Through April 30, 2005, a significant portion of the Company’s financing has been through private sales of common stock. The Company will continue to fund operations from cash on hand and through the sources of capital previously described. The Company can give no assurance that any additional capital that it is able to obtain will be sufficient to meet future needs.

The Company does not expect to have sufficient cash to fund operations after the first fiscal quarter of the fiscal year beginning May 1, 2006, given the current and desired pace of clinical development of its product candidates. If cash reserves are not sufficient to sustain operations during that period, management plans to raise additional capital by selling shares of capital stock or other securities. There can be no assurance that such capital will be available on favorable terms or at all. The Company will need additional financing thereafter until it can achieve profitability, if ever.

(2) Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents. At April 30, 2005, there were no cash equivalents.

Office Equipment

Office equipment is recorded at cost, net of accumulated depreciation. Depreciation on equipment is calculated using the straight-line method over the estimated useful lives of the assets, five years.

Intangible Assets—Patents and Licenses

All patent and license costs are charged to expense when incurred.

Revenue Recognition

The Company recognizes revenue from licensing its proprietary technology in accordance with SEC Staff Accounting Bulletin No. 104 (“SAB 104”). SAB 104 requires revenue to be recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determined, and collection is reasonably assured. Licensing fees, including upfront payments upon execution of a new agreement, are recognized ratably over the license term of such agreement.

Research and Development

All research and development costs consist of expenditures for royalty payments, licensing fees, and contracted research by third parties.

Stock Based Compensation

As of April 30, 2005, the Company had no company-wide stock based compensation plan. Options issued to employees and contractors were subject to agreements with each individual optionee, in accordance with acceptable practice in England and Wales.

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

The Company adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement No. 123, “Accounting for Stock-Based Compensation”, prospectively for all employee options granted, modified, or settled after May 1, 2003. Options under the Company’s plans vest over periods ranging from immediate to 27 months. No options were granted in the year ended April 30, 2004. The amount recorded as expense in the year ended April 30, 2005, was $257,515.

Translation of Foreign Currency in Financial Statements

Assets and liabilities of foreign operations where the functional currency is other than the U.S. dollar are translated at fiscal year-end rates of exchange, and the related revenue and expense amounts are translated at the average rates of exchange during the fiscal year. Translation adjustments arising from differences in exchange rates from these transactions are reported as accumulated other comprehensive loss—foreign currency translation adjustment in the statement of stockholders’ deficit.

Through April 30, 2005, the functional currency of the Company was the United Kingdom Pound, and its reporting currency was the United States Dollar. The currency exchange rates as of April 30, 2005 and 2004 were 1.9122 and 1.7744 US dollars to 1 United Kingdom Pound, respectively. The Company has retroactively converted its functional and reporting currency to US dollars, effective May 1, 2005.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Deferred taxes are provided for on a liability method for temporary differences between the financial reporting and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.

Income taxes are calculated in accordance with the tax laws of England and Wales. Since the Company had net losses for the years ended April 30, 2005 and April 30, 2004, no provision for taxes is recorded in the financial statements.

Segment Reporting

The Company has adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Since the Company operates in one business segment dedicated to development of therapeutic candidates for the treatment of cancers, segment disclosure has not been presented. All the assets are located in the United Kingdom and all the transactions took place in the United Kingdom during the fiscal years ended April 30, 2005 and 2004.

Fair Value of Financial Instruments

Statement of Financial Accounting Standard No. 107, Disclosures about fair value of financial instruments, requires that the company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

Loss per Share

Net loss per share is calculated in accordance with Statement of Financial Accounting Standards 128, Earnings per Share (“SFAS 128”). Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Since the Company has a net loss, the computation of diluted loss per share yields a result that is anti-dilutive. Therefore, these financial statements used only the weighted average number of shares to compute basic loss per share. Accordingly, the weighted average loss per share computation for the year ended April 30, 2005, excluded a total of 2,204,701 options that were issued in that year. The weighted average loss per share computation for the year ended April 30, 2004, does not exclude options, as no options were issued for that period.

Recent Accounting Pronouncements

In March 2005, the SEC released Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB 107”), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff’s views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005. Management is currently evaluating the impact SAB 107 will have on the financial statements.

Recent Accounting Pronouncements

In May 2005, the FASB issued FASB Statement No. 154, Accounting Changes and Error Corrections. This new standard replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and represents another step in the FASB’s goal to converge its standards with those issued by the IASB. Among other changes, Statement 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. Statement 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement.” The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. Management believes that changes resulting from adoption of the FASB will not have a material effect on the financial statements taken as a whole.

In June 2005, the EITF reached a consensus on Issue 05-6, “Determining the Amortization Period for Leasehold Improvements,” which requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. EITF 05-6 is effective for periods beginning after June 29, 2005. Earlier application is permitted in periods for which financial statements have not been issued. The adoption of this Issue did not have an impact on the Company’s financial statements.

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

(3) VAT Receivable:

VAT receivable reflects overpaid value-added taxes that are refundable to the Company. The balance of $63,580 at April 30, 2005 has subsequently been received.

(4) Accrued Expenses:

Accrued expenses consist of the following at April 30, 2005:

Payroll	$13,091
Rent	7,330
Accounting & Legal	24,438
Other accrual	8,236

$53,095

(5) Related Party Transactions:

Due to Officer

The Company has accrued compensation to its Executive Chairman amounting to $49,893 as of April 30, 2005 and $90,000 as of October 31, 2005 (unaudited).

Loan Payable, Officer

The Company has a loan payable to its president and Chief Executive Officer in the amount of $86,049 as of April 30, 2005, which is interest free and payable on the completion of a significant financing. This loan amount was adjusted to $81,000 (unaudited) based on the share exchange agreement with Bridge Oncology Products, Inc. on August 22, 2005 (see Note 11).

Due to Related Party

The Company has accrued a fee of $80,000 payable to its placement agent, who is also a major shareholder of the Company, for the issuance of the $1,000,000 convertible secured note (Note 11) and has accrued monthly fees totaling $100,000 for the advisory services and other expenses of $4,370 for the period ended October 31, 2005 (unaudited).

Agreement with Related Party

Bridge Oncology Products, Inc. (BOPI) entered into an exclusive co-development and sublicense agreement in February 2005 with a related entity, Virium Pharmaceuticals, Inc. These two entities share a common director and their largest single shareholder (Note 11). On May 19, 2005, BOPI paid $50,000 to this related party to in-license phenylbutyrate and expensed this amount (unaudited).

In August 2004, the Company entered into a research collaboration and license agreement with a related party, Advanced Cardiovascular Devices, LLC (ACD). These two entities share a common board member. In August 2005, ACD paid the Company a non-refundable licensing fee of $10,000 (Note 11).

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

(6) Leases

The Company leases its London office space of approximately 500 square feet under an operating lease expiring on May 16, 2006. Lease expense for the year ended April 30, 2005 was $10,709. There was no lease expense for the year ended April 30, 2004.

Future commitments under operating leases are as follows:

Year Ended April 30,
2006	$24,097
2007	2,008

Total minimum lease payment	$26,105

(7) Income Taxes:

The Company incurred net losses for the fiscal years ending April 30, 2005, and April 30, 2004. The Company has no deferred tax assets or liabilities other than a deferred tax asset resulting from net operating loss carry forwards, which approximated $1,776,000 and $647,000 as of April 30, 2005 and 2004, respectively. These loss carry forwards have been offset in full by a valuation allowance as of April 30, 2005 and 2004, respectively. These loss carry forwards may be subject to certain limitations after the share exchange agreement with BOPI (see Note 11).

A reconciliation of income taxes between the statutory and effective tax rates on loss before income taxes is as follows:

	Year Ended April 30, 2005	Year Ended April 30, 2004
Income tax (benefit) expense at statutory rate	$(450,000)	$(175,000)
Valuation allowance	462,000	179,000
Utilization of loss carry forward	—	—
Non-deductible expenses	(12,000)	(4,000)

	$—	$—

(8) Stockholders’ Transactions:

All share transactions including per share amounts for shares issued for cash and services have been adjusted retroactively from inception to reflect the 13.698 to 1 reverse stock split that occurred during the share exchange between Somanta Limited and Bridge Oncology Products, Inc. (BOPI) on August 22, 2005 (see Note 11).

Common Stock

From inception through April 30, 2003, the Company financed its operations through the sale of 4,314,461 shares of common stock to individual investors at prices in United Kingdom Pounds translated into US Dollars ranging from approximately $0.03, to $1.10, for a total of $155,570. Of this total, $5,728 remained unpaid at the end April 30, 2003 and was recorded as subscription receivable. In addition, 733,684 shares were issued at $0.03

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

for the services of consultants, for a total of $17,007. Of this total, $9,975 was recorded to deferred equity-based expense, because some services were performed in the subsequent years. The services were accounted for at the fair value of the common stock issued, measured at the dates the commitments for service were reached with the contractors. The fair value of these shares was determined as equal to the value at which shares were being sold to unaffiliated investors at the times of the commitments for service.

For the year ending April 30, 2004, the Company completed additional sales of 350,164 shares of common stock at approximately $1.23 for a total of $436,987. At the end of April 30, 2004, the amount remaining unpaid for all prior equity sales was $84,283 and was recorded as subscription receivable. The Company issued 22,233 shares of common stock at approximately $1.23 for the services of a consultant, for a total of $27,985. Of this total, $25,216 was recorded as deferred equity-based expense. During the year ended April 30, 2004, 146,007 issued shares were purchased by the President and Chief Executive Officer of the Company from an individual who had not paid for the shares. The fair value of these shares, was determined as equal to the value at which shares were being sold to all other unaffiliated investors at the time of this share purchase. The Company recorded the difference between the purchase price and the fair value of the shares as compensation expense amounting to $181,371.

For the year ending April 30, 2005, the Company sold 374,074 shares to individual investors at approximately $1.33, for a total of $494,443. In this period, 21,901 shares of common stock were issued at approximately $1.23 per share for the services of a consultant, for a total of $26,955.

During the unaudited six month period ended October 31, 2005, the Company sold 12,669 shares to an individual investor at approximately $1.57, for a total of $19,834. In this period, 3,650 shares of common stock were issued at approximately $1.50 in satisfaction of the shares to be issued at April 30, 2005 for a balance of $5,465.

Stock Options

For the year ended April 30, 2005, options to purchase 2,204,701 shares were granted with an exercise price of $1.23, equal to the fair market value of the stock in that period. The fair market value of the stock used in the Black-Scholes valuation model in that period was determined as equal to the most recent value at which shares were being sold to unaffiliated investors during the period and translated at the currency conversion rates then prevailing. In accordance with FASB Statement No. 123, the Company has expensed the fair value of the vested options that year. The fair value was estimated using the Black-Scholes valuation method, assuming a dividend yield of zero, a volatility factor of zero, risk-free interest rates prevailing at the option grant dates which ranged from 4.1% to 4.7%, and expected option lives ranging from 3.5 to 5.7 years.

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

The following table summarizes activity for stock options issued to employees and consultants for the years ended April 30, 2005 and 2004:

	Number of Options	Weighted Average Exercise Price
Balance—April 30, 2003	—
Granted	—
Exercised	—
Forfeited	—
Expired	—
Balance—April 30, 2004	—
Granted	2,204,701	$1.23
Exercised	—
Forfeited	—
Expired	—
Balance—April 30, 2005	2,204,701	$1.23

For the six month period ended October 31, 2005, options to purchase 406,670 shares were granted to an officer with an exercise price of $.60, equal to the fair market value of the stock in that period. The fair market value was based on the value of the common stock equivalent in the qualified financing, as negotiated between the Company and the Series A Convertible Preferred Stock investors. In accordance with Statement of Financial Accounting Standard No. 123, the Company has expensed the fair value of the vested options amounting $168,493, including $2,535 from the 406,670 options granted in this period. The fair value was estimated using the Black-Scholes valuation method, assuming a dividend yield of zero, a volatility factor of zero, the risk-free interest rate of 4.1% prevailing at the option grant date, and an expected option life of seven years. The following table summarizes activity for stock options issued to employees and consultants and options forfeited due to termination of option holders before vesting for the unaudited six month period ended October 31, 2005:

	Number of Options	Weighted Average Exercise Price
Balance—April 30, 2005	2,204,701
Granted	406,670
Exercised	—
Forfeited	(146,007)
Expired	—

Balance—October 31, 2005 (unaudited)	2,465,364	$1.23

The following table summarizes information about Company stock options outstanding as of April 30, 2005 and April 30, 2004:

	Options Outstanding		Weighted Average Contractual Life	Options Exercisable		Weighted Average Exercise Price
	Range of Exercise Prices	Number Outstanding		Weighted Average Exercise Price	Number Exercisable
April 30, 2005	$1.23-$1.37	2,204,701	7.4 years	$1.23	1,095,050	$1.23

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

The following table summarizes information about Company stock options outstanding as of October 31, 2005 (unaudited):

	Options Outstanding		Weighted Average Contractual Life	Options Exercisable		Weighted Average Exercise Price
	Range of Exercise Prices	Number Outstanding		Weighted Average Exercise Price	Number Exercisable
October 31, 2005	$1.23-$1.37	2,465,364	5.8 years	$1.23	1,642,576	$1.23

Stock Warrants

During the years ended April 30, 2005 and April 30, 2004, the Company did not issue any warrants. The following table summarizes activity for warrants issued during the six month period ended October 31, 2005 (unaudited).

	Number of Shares	Weighted Average Exercise Price
Balance—April 30, 2005	—
Granted	9,987	$2.25
Exercised	—
Forfeited	—
Expired	—

Balance—October 31, 2005 (unaudited)	9,987	$2.25

During the period ended October 31, 2005 (unaudited), for services rendered the Company issued warrants to a non-employee to purchase up to 9,987 common shares over a five year period at a price of $2.25. In accordance with EITF 96-18, the Company determined that the fair value of the equity instrument issued was more reliaby measured because it was difficult to determine the value of the services performed. The Company recorded no expense for these warrants since the fair value of the warrants estimated using the Black-Scholes valuation model was zero. The assumptions utilized in the valuation model were a dividend yield of zero, a volatility factor of zero, the risk-free interest rate prevailing at the warrant issuance date, which was 4.1%, and an expected warrant life of 2.5 years. The fair market value of the stock used in the Black-Scholes valuation model was equal to the most recent value at which shares were being sold to unaffiliated investors.

The following table summarizes information about warrants outstanding as of October 31, 2005 (unaudited):

		Warrants Outstanding	Warrants Exercisable
	Range of Exercise Prices	Number Outstanding	Weighted Average Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
October 31, 2005 (unaudited)	$2.25	9,987	4.6 years	$2.25	9,987	$2.25

(9) Commitments:

The Company entered into a service agreement with its Executive Chairman on January 10, 2005. The Company agreed to pay a monthly cash retainer of $10,000 for any director’s or other fees receivable by the executive chairman. The agreement was terminated with the closing of the share exchange with Bridge Oncology and was replaced by an Executive Employment agreement in January 2006 (see Note 10).

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

The Company has accrued compensation to the Executive Chairman amounting to $49,893 as of April 30, 2005 (see Note 5).

(10) Significant Contracts and Licenses:

In-Licensing Agreements

Cypomics, Ltd.

On November 1, 2001, the Company and Cypomics entered into a shareholder and intellectual property rights agreement for the Company to fund a research and development program conducted by Cypomics. On July 20, 2005, this agreement was terminated.

De Montfort University

On November 1, 2001, the Company entered into a patent know-how assignment and license agreement with De Montfort University of Leicester, England. The agreement assigned to the Company an option to acquire a patent on chloroethylaminoanthraquinone, a cytotoxic small molecule, and also to acquire a worldwide exclusive license to use related Know-how, with right to sublicense, to develop, manufacture, have manufactured, use, and sell products. The option was to become effective upon notice by the Company on or before September 1, 2002 after the Company received certain financing. When effective, the Company agreed to pay signing fees and milestone payments, to issue shares to the University, and to reimburse the University for prosecution costs of the associated patent. The Company issued 219,010 shares of common stock valued at approximately $4,677 to De Montfort University on December 31, 2001. The shares issued were valued at the fair market value of the Company’s common stock as determined by the price at which the shares were being sold to unaffiliated investors at the time of the issuance.

This agreement was superseded on September 24, 2002 with a similar agreement, to extend the expiration date to March 31, 2003. On March 20, 2003, another, similar agreement superseded earlier agreements and extended the expiration date to December 1, 2004. The signing fees of $42,815 were paid and expensed on March 4, 2004.

Immunodex, Inc.

On January 25, 2002, the Company entered into a patent know-how and license option agreement with Immunorex, Inc., giving it a worldwide, exclusive sublicense, with the right to further sublicense, to all human radioimmunotherapy applications of certain patents on BrE3 and Mc3 monoclonal antibodies for use in breast cancer and other types of cancer. Specifically, for the BrE3 patents, the agreement granted the Company exclusive sublicenses for all human radioimmunotherapy applications for breast cancer and other types of cancer and for use of the Know-how related to BrE3. The agreement also provided that Immunodex would obtain for the Company a non-exclusive sublicense of the right to use a chelating agent known as MXDTPA from the Cancer Research Institute of Contra Costa (CRICC) and a non-exclusive sublicense of CRICC’s rights to use humanization patents from the National Institutes of Health. For the Mc3 patent, the agreement granted the Company an option to obtain a sublicense to Mc3 for all human radioimmunotherapy applications for breast cancer and other types of cancer. The rights were granted in exchange for a signing fee, future option fees, shares, milestone payments, and royalties on future product sales. This agreement was replaced with a similar agreement on March 1, 2002, when Immunodex changed its name to Immunodex. The March 1, 2002 agreement was replaced on September 17, 2002 with an agreement that was substantially similar except for changes to clarify the option period. The September 17, 2002 agreement was subsequently amended multiple times,

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

primarily to change dates and compensation and to limit the option period based on performance of a related clinical collaboration with CRICC (see Collaborations). Pursuant to the January 25, 2002 agreement, the company paid a $10,000 signing fee to Immunodex. The Company also sold 292,012 shares of common stock to Immunodex for $5,638 as determined by the price at which the shares were being sold to unaffiliated investors at the time of the issuance.

Cancer Research Institute of Contra Costa (CRICC)

On October 11, 2002, the Company entered into a non-exclusive sublicense option agreement with CRICC. The agreement granted the Company an option to rights in the US and its territories to use the patent for MXDPTA, a chelating agent, for all human cancer therapy applications, to develop, manufacture, have manufactured, use, and sell products. The sublicense was subject to the provisions of a non-exclusive sublicense agreement between the National Institutes of Health and Coulter Corporation dated March 1, 1989, and to the provisions of a sublicense between Coulter Corporation and CRICC dated January 18, 1994. The grant was made in exchange for royalties on future product sales.

Also on October 11, 2002, the Company and CRICC entered into non-exclusive humanization sublicense option agreement. The agreement granted the Company an option to certain US Public Health method patents relating to the humanization of monoclonal antibodies for all human cancer therapy applications, to develop, manufacture, have manufactured, use, and sell products. The sublicense was subject to the provisions of a non-exclusive sublicense agreement between the US Public Health Service and CRICC dated September 25, 2000 and amended September 13, 2002. In exchange for the grant, the Company agreed to pay CRICC fees upon signing the option, as well as milestone payments, minimum annual royalties, and royalties on future product sales. The option was not exercised and expired on March 31, 2003.

The School of Pharmacy, University of London (SOP)

On March 16, 2004, the Company entered into a patent and know-how assignment and license option agreement with SOP. The agreement granted to the Company an option to acquire a patent on di-N-oxides of chloroethylaminoanthraquinone as a bioreductive prodrug and also to acquire a worldwide exclusive license to use related Know-how, with right to sublicense, to develop, manufacture, have manufactured, use, and sell products. The option was to become effective upon notice by the Company on or before October 31, 2004 after the Company was funded to conduct its business and entered into a research collaboration agreement with SOP (see Collaborations). The Company also was required to issue shares of common stock to SOP within 60 days of the signing of the agreement. When effective, the Company agreed to pay signing fees, milestone payments, to issue to SOP shares in the Company, and to reimburse SOP for prosecution costs of the associated patent. (See Note 11 for assignment of the rights to the patent). The Company issued the 131,505 required shares to SOP valued at $2,630. The shares issued were valued at the fair market value of the Company’s common stock as determined by the price at which the shares were being sold to unaffiliated investors at the time of issuance. Pursuant to the agreement, the company also paid the required signing fees of $44,575.

Collaborations

Cancer Research Institute of Contra Costa (CRICC)

On October 14, 2003, the Company and CRICC entered into an agreement for the conduct of academic Phase I-II clinical trials using the humanized monoclonal antibody BrE-3, labeled with Yttrium-90, both with and

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

without associated chemotherapy. The Company agreed to provide funding, and CRICC agreed to sponsor the trial, to be sub-contracted to hospitals in the United Kingdom and the US. The agreement, as well as certain provisions of the Immunodex patent know-how and license option agreement dated September 17, 2002, would expire on April 30, 2004. The agreement was modified on October 29, 2004, to increase the funding from the Company and to extend the expiration date to February 28, 2005. No patients were treated under this agreement. (See Note 10 for new agreement entered into after expiration.)

The School of Pharmacy, University of London (SOP)

On March 10, 2004, the Company and SOP entered into an agreement for the Company to fund a research and development project staffed by SOP scientists to develop di-N-oxides of chloroethylaminoanthraquinone, a bioreductive prodrug, and to evaluate them as candidates for clinical trials. The initiation of this project was a condition of the perfection of a license option granted to the Company by SOP (see In Licensing Agreements) on March 16, 2004. On September 15, 2005, the Company and SOP mutually terminated the agreement.

(11) Subsequent Events (Unaudited):

2005 Equity Incentive Plan

The Board of Directors adopted and the stockholders approved the 2005 Equity Incentive Plan in June 2005. The plan was adopted to recognize the contributions made by the Company’s employees, officers, consultants, and directors, to provide those individuals with additional incentive to devote themselves to its future success, and to improve the Company’s ability to attract, retain and motivate individuals upon whom the Company’s growth and financial success depends. Under the plan, stock options may be granted as approved by the Board of Directors or the Compensation Committee. There are 8,000,000 shares reserved for grants of options under the plan, of which 2,204,701 have been issued as substitutions (with exact same terms) for the 2,204,701 previously issued options outstanding as of April 30, 2005. Stock options vest pursuant to individual stock option agreements. No options granted under the plan are exercisable after the expiration of ten years (or less in the discretion of the Board of Directors or the Compensation Committee) from the date of the grant. The plan will continue in effect until terminated or amended by the Board of Directors or until expiration of the plan on August 31, 2015.

Significant Contracts and Licenses-In-Licensing

Immunodex, Inc./Restricted Funds

On August 16, 2005, the Company entered into a patent know-how and exclusive sublicense agreement with Immunodex, Inc., giving it certain rights and terminating the patent know-how and license option agreement dated September 17, 2002, as replaced and amended. The August agreement gave the Company a worldwide, exclusive sublicense, with the right to further sublicense, to use certain patents on BrE3 and Mc3 monoclonal antibodies and related know-how to develop, manufacture, have manufactured, use, sell, offer for sale, and import products for the treatment of human cancer. The agreement also provided that Immunodex would obtain for Somanta a nonexclusive sublicense of the right to use a chelating agent known as MXDTPA from the Cancer Research Institute of Contra Costa (CRICC) and a nonexclusive sublicense of CRICC’s rights to use humanization patents from the National Institutes of Health. Pursuant to this agreement the Company paid Immunodex a license fee of $300,000. To secure Somanta’s obligations under this Agreement, Somanta granted to Immunodex a security interest in each of the BrE-3 and Mc-3 cell lines transferred to Somanta. The Company made a deposit of $150,000 into an escrow account based on this agreement. This amount was presented as

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

restricted funds in the consolidated balance sheet for the period ended October 31, 2005. In December 2005, the $150,000 was released from escrow to Immunodex and recorded as R&D expense, based on the successful completion of the huBrE-3mab testing.

The School of Pharmacy, London University (SOP)

On September 21, 2005, SOP agreed to assign to the Company the rights to the relevant patent. The Company agreed to (a) assign the patent back to SOP if the Company was unable to complete a substantial funding by December 31, 2005, (b) allow the lead inventor to retain non-commercial research rights, (c) use best efforts to initiate a research and development agreement with the lead inventor to advance the development of the associated product candidates, and (d) pay royalties on future sales of products covered by the patent. The know-how license became effective on the date the option was exercised. In February 2006, the Company requested that SOP waive the condition in (a) above and has not yet reached agreement with SOP.

De Montfort University

On October 20, 2005, the University and the Company acknowledged that the assignment of the patent had taken place. Pursuant to the agreement, the know-how license became effective on the effective date of the assignment.

Virium Pharmaceuticals, Inc.

In February 2005, Bridge Oncology Products, Inc. (BOPI) entered into a Phenylbutyrate Co-development and Sublicense Agreement with Virium Pharmaceuticals, Inc. (“Virium”) covering the worldwide rights, excluding the United States and Canada, for the treatment of cancer, autoimmune diseases and other clinical indications. BOPI paid an upfront license fee of $50,000. As a result of the exchange agreement with BOPI, the Company has succeeded to the rights and obligations under this Agreement. The Company is responsible for the conduct of clinical trials and patent prosecution outside the United States and Canada and payment of royalties to Virium on net product sales. Virium has entered into a sublicense agreement with VectraMed, Inc. for the rights to develop the product worldwide. In turn, VectraMed has obtained its rights to the product under an Exclusive Patent License Agreement dated May 25, 1995 with the U.S. Public Health Service (“PHS”) representing the National Institutes of Health. Virium is in the process of obtaining PHS approval for this agreement. The key use patents relating to Phenylbutyrate expire at various times between 2011 and 2016. The Company is responsible for the conduct of clinical trials and patent prosecution related to PB outside of the U.S. and Canada. The agreement also requires the Company to make an initial license fee payment to Virium and to pay Virium a royalty on the sales of the PB products until such time as the patents covering such products expire. In accordance with the Company’s accounting policies described in the financial statements accompanying this Registration Statement, the cash payments of the initial license fee was recorded as research and development expense.

Significant Contracts and Licenses—Collaborations

Cancer Research Institute of Contra Costa (CRICC)

On August 16, 2005, the Company and CRICC entered into an agreement for the conduct of academic Phase I-II clinical trials using the human monoclonal antibody BrE-3, labeled with Yttrium-90, with chemotherapy. The Company agreed to provide funding, and CRICC agreed to sponsor the trial, to be sub-contracted to appropriate

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

institutions. Under certain conditions of termination, the Company is obligated to make payments to Immunodex, in accordance with provisions of the patent know-how and exclusive sublicense agreement between Somanta and Immunodex, also dated August 16, 2005. The Company is obligated to reimburse the Cancer Research Institute of Contra Costa for the costs associated with the treatment of at least 10 patients with recurrent, metastatic breast cancer over the twenty-four months after the date of the agreement that are enrolled in the current Phase I/II clinical trial of Phoenix, which is being conducted at New York University/Bellevue Hospital.

Out-Licensing Agreement

Advanced Cardiovascular Devices, LLC (ACD)

On August 31, 2004, the Company entered into a research collaboration and license agreement with ACD. Under the agreement Somanta granted to ACD an exclusive license to use Somanta’s intellectual property, including the licensed patent and know-how related to chloroethlylaminoanthraquinone (see De Montfort University) in the field of vascular disorders using stents and devices in that field. ACD agreed to pay Somanta a licensing fee at such time as ACD had received funding, plus milestones, and royalties on future product sales. In August, 2005, ACD paid the Company a non-refundable licensing fee of $10,000.

Convertible Note Payable

On August 23, 2005, Bridge Oncology Products, Inc.(BOPI) issued a $1,000,000 secured convertible note to SCO Capital Partners LLC (SCO). The note is secured by BOPI’s assets, carries an annual interest rate of 7.5%, and is due at the earlier of (i) BOPI’s completion of an equity financing of at least $10,000,000 or (ii) August 23, 2006. SCO has the option to be repaid in cash or to purchase shares of the financing at the lowest price paid by institutional investors. The proceeds of this note were utilized to obtain the Immunodex license on huBrE-3 mAb and huMc-3 mAb and the license on Prodrax from the School of Pharmacy, University of London, and for general corporate purposes.

On November 7, 2005, SCO agreed to expand this facility up to $1,250,000. Under the terms of the revised arrangement with Somanta Incorporated (“SI”, formerly BOPI), the security and interest rate remained unchanged. The terms were amended and restated to require repayment at the earlier of (i) SI’s completion of an equity financing of at least $5,000,000 or (ii) February 28, 2006. In addition, for each $50,000 borrowed on the additional $250,000 line of credit, the Company agreed to issue a six-year warrant to purchase 173,307 shares of common stock at $0.01 per share in the amount of 1% of the SI’s fully diluted common shares outstanding. SI has drawn an additional $250,000 under this arrangement, for a total amount outstanding of $1,250,000 and has issued warrants to purchase a total of 866,534 shares of common stock. On January 31, 2006, this note with the accrued interest was converted into the Series A Preferred Stock described in “Private Placement” below.

Share Exchange Agreement and Plan of Merger Agreement

On August 22, 2005, the Company, organized under the laws of England and Wales, became a wholly owned subsidiary of Bridge Oncology Products, Inc. (“BOPI”), a privately held Delaware corporation pursuant to a share exchange with BOPI. BOPI was formed in February 2005, and its only operation was to in-license a product development candidate for development outside the United States and Canada.

Under the terms of a Share Exchange Agreement by and among BOPI, the Company, and the shareholders and option holders of the Company, BOPI (i) issued 5,832,834 shares of BOPI to the twenty-five shareholders of 79,898,686 ordinary shares of the Company and (ii) issued substitute options for 2,032,166 shares of BOPI to the

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

eleven holders of the Company options covering 27,836,800 ordinary shares of the Company. The exchange ratio was 1 share of BOPI for each 13.698 shares of the Company. As a result of this share and option exchange, the holders of the Company owned 50% of the fully diluted ownership of BOPI, and the holders of BOPI owned the remaining 50%.

The Company options, most of which had a grant price in United Kingdom Pounds of 5p, and some unpriced, were all priced at 5p pursuant to the Company’s Board resolution dated May 18, 2005. These option grant prices were then converted into U S dollars at the exchange rate on June 13, 2005, to $0.09 per share. After the exchange ratio from the share exchange was applied, these options now have an exercise price of $1.232828 per share for each BOPI option.

The acquisition was accounted for as a recapitalization, as described in FASB 141, 17-3. This transaction is treated as a capital transaction in substance, rather than a business combination. That is, the transaction is equivalent to Somanta Limited issuing stock for the net monetary assets of BOPI, accompanied by a recapitalization. The assets of BOPI were recorded at the historical value. The intangible asset on BOPI’s books was written off to the income statement on the date of the acquisition (August 22, 2005). Accordingly, the historical financial statements of Somanta Limited became the historical financial statements of BOPI after this transaction. The consolidated statements of operations for the period ended October 31, 2005 include the operating results of Somanta Limited up to August 22, 2005, the closing date of the acquisition, and then include the operating results of BOPI from August 22, 2005 to October 31, 2005. In accounting for this transaction, since Somanta Limited is deemed to be the purchaser and surviving company, its net assets have been included in the consolidated balance sheets at their historical book values, and the results of operations of Somanta Limited have been presented for the comparative prior years ended April 30, 2005 and 2004.

On August 24, 2005, the name of BOPI was changed to Somanta Incorporated (“SI”).

On September 7, 2005, SI entered into a letter of intent to effect a merger with Hibshman Optical Corp (“Hibshman”), a New Jersey corporation, and a public reporting company that does not currently trade. Hibshman was formed in 1991 under the name PRS Sub I, Inc. as a subsidiary of People Ridesharing Systems, Inc. (“PRS”), a public corporation that had filed for Bankruptcy in 1989. In March 1992 the name of PRS Sub I was changed to Service Lube, Inc., in anticipation of becoming an operating business. In April 1992 the name was changed to Fianza Commercial Corp. Again in April 1992 the name was changed to Hibshman. Hibshman has never had an operating business, its stock has never traded publicly, and its shareholders have never received stock certificates.

On September 27, 2005, Hibshman, pursuant to an action taken by the written consent of its board and shareholders, adopted an Agreement and Plan of Merger to effect the reincorporation of Hibshman into Delaware prior to the merger with SI. Hibshman has formed a new Delaware corporation which is currently a wholly owned subsidiary of Hibshman (“Delaware NewCo”). At the closing of the reincorporation, Hibshman will merge into Delaware NewCo and each outstanding Hibshman share will be exchanged for .01305340 of Delaware NewCo shares with each registered holder of a fractional share being issued 50 Delaware NewCo shares in lieu of such fractional share. Delaware NewCo will be the surviving entity and the successor issuer under the Exchange Act and will have outstanding approximately 570,518 shares. Delaware NewCo will be named “Somanta Pharmaceuticals, Inc.”

In January 2006, pursuant to an Agreement and Plan of Merger by and among Delaware NewCo, SI, and Somanta Merger Sub (“Merger Sub”), a wholly-owned subsidiary of Delaware NewCo, SI merged with Merger

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

Sub and became a wholly-owned subsidiary of Delaware NewCo. In connection with this merger transaction, Delaware NewCo issued to the holders of SI capital stock an aggregate of 13,697,834 shares of NewCo common stock and assumed the SI 2005 Equity Incentive Plan and all options outstanding thereunder which options became options to purchase 3,831,864 shares of Delaware NewCo common stock. As the result, (i) the shareholders and optionholders of SI owned approximately 97% of the total outstanding common stock of Delaware NewCo on a fully diluted basis, (ii) Delaware NewCo has assumed the SI 2005 Equity Incentive Plan and reserved 8,000,000 common shares for issuance under the Plan, and (iii) Delaware NewCo has changed its name to Somanta Pharmaceuticals, Inc.

To summarize, Hibshman has merged into Delaware NewCo, which changed its name to Somanta Pharmaceuticals, Inc. Somanta Pharmaceuticals created a subsidiary known as Merger Sub. Merger Sub merged into Somanta Incorporated and Somanta Incorporated became the wholly-owned subsidiary of Somanta Pharmaceuticals, Inc.

Leases

On October 1, 2005, the Company entered into an operating lease agreement for office space in San Diego, CA of approximately 250 sq. ft. for its US operations. The monthly lease amount is $2,500. The lease expires September 30, 2006.

Stock Options

Subsequent to October 31, 2005, the management of Company approved grants of 1,366,500 options to directors and officers.

Employment and Consulting Agreements

In January 2006, the Company entered into employment agreements with the Company’s President and Chief Executive Officer, and with the Company’s Executive Chairman, for a one year term. Under these agreements, the President and Executive Chairman are to be paid annual base salaries of $275,000 and $248,000, respectively. Both officers are eligible to receive annual bonuses and additional stock option grants at the discretion of the Company’s board of directors.

In January 2006, the Company entered into employment agreement with the Company’s Chief Financial Officer. Under the agreement, the Chief Financial Officer is to be paid an annual base salary of $215,000 and also entitled to receive an annual bonus and additional stock option grants at the discretion of the Company’s board of directors.

One of the Company’s former directors and a current consultant resigned in August 2005, in connection with the closing of the share exchange agreement with Bridge Oncology. Concurrently he entered into a consulting arrangement with the Company under which he is paid $5,000 per month.

The Company’s former Chief Financial Officer resigned in August 2005, in connection with the closing of the share exchange agreement with Bridge Oncology. In January 2006, he entered into a consulting arrangement with the Company under which he is paid $5,000 per month retroactive to June 2005.

Somanta Incorporated

(Formerly Bridge Oncology Products, Inc. and Somanta Limited)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

In November 2005, the Company entered into two consulting agreements: (i) a Service Provision Agreement with Pharma Consultancy Limited, a UK company controlled by Luiz Porto, one of the stockholders pursuant to which the Company will pay Dr. Porto approximately $278,000 per year, for services rendered by Dr. Porto as an independent consultant in connection with the management of the clinical activities, that will terminate on December 31, 2006 unless extended by a mutual written agreement of the parties and may be terminated, with or without cause, by giving the other party thirty (30) days’ prior written notice; and (ii) a Service Provision Agreement with Gary Bower pursuant to which the Company will pay Mr. Bower approximately $156,000 per year for services rendered by Mr. Bower as an independent consultant in connection with the pre-clinical activities related to the manufacturing of the product candidates, that will terminate on December 31, 2006 unless extended by a mutual written agreement of the parties and that may be terminated, with or without cause, by giving the other party thirty (30) days’ prior written notice. With the approval of the Company’s board of directors, both Dr. Porto and Mr. Bower may also be granted cash bonuses and stock options in the future.

Private Placement

On January 31, 2006, Somanta Pharmaceuticals, Inc. (“Somanta Pharmaceuticals”) completed a private placement of 592.6318 shares of its Series A Convertible Preferred Stock, resulting in gross proceeds to Somanta Pharmaceuticals of $5,926,318. Net proceeds from the transaction, after issuance costs and placement fees, were $3,671,209. In connection with this transaction, Somanta Pharmaceuticals also issued warrants to purchase an aggregate of 4,938,597 shares of common stock of Somanta Pharmaceuticals to the purchasers of the Series A Convertible Preferred Stock at an exercise price of $.75 per share, exercisable for a period of six years after the date of the warrant. In connection with this transaction, Somanta Pharmaceuticals also entered into a registration rights agreement which obligates the Somanta Pharmaceuticals to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock issuable upon conversion of the Series A Preferred Stock and the shares of common stock issuable upon exercise of the warrants (as well as certain other securities of Somanta Pharmaceuticals) within thirty (30) days after the closing of the private placement. If the registration statement is not filed within such thirty day period or if the registration statement is not effective within ninety (90) days after the date it is filed, Somanta Pharmaceuticals will be required to pay a cash penalty to the holders of the Series A Convertible Preferred Stock equal to 1% of such holders’ investment amount for each thirty day period in which the registration statement is not filed or effective, as the case may be. In addition, Somanta Pharmaceuticals, Inc. issued warrants to purchase 987,720 common shares at $.60 per share to SCO Securities LLC, its placement agent, and paid a placement fee of $624,105.

Somanta Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet

Somanta Pharmaceuticals, Inc.

(Formerly Hibshman Optical Corp.)

(A Development Stage Company)

Condensed Consolidated Balance Sheets

	(Unaudited) January 31, 2006	(Audited) April 30, 2005
Assets
Current assets:
Cash	$7,201	$102,885
VAT Receivable	1,709	63,580
Prepaid expenses	27,267	8,909
Financing receivable—proceeds from escrow	4,640,000	—

Total current assets	4,676,177	175,374
Office equipment, net of accumulated depreciation of $413 and $36 for the period ended January 31, 2006 and April 30, 2005, respectively	8,550	3,505
Other assets:
Restricted Funds	1,247	—
Deposits	2,700	—

Total other assets	3,947	—
Total assets	$4,688,674	$178,879

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$636,513	66,932
Accrued expenses	297,348	53,095
Accrued research and development expenses	261,635	122,205
Due to officer and related party	706,975	49,893
Loan payable—related party	81,000	86,049
Deferred Revenue	8,929	—
Warrant liabilities	2,993,269	—

Total current liabilities	4,985,669	378,174
Stockholders’ deficit:
Preferred stock—$0.001 par value, 20,000,000 shares authorized
Series A Convertible Preferred Stock ($.001 par value, 2,000 shares designated, 592.6318 issued and outstanding as of January 31, 2006)	1	—
Common stock, $.001 par value, 100,000,000 shares authorized, 14,274,534 shares issued and outstanding as of January 31, 2006, 5,816,515 shares issued and outstanding as of April 30, 2005	14,275	5,817
Additional paid-in capital	6,648,464	1,592,016
Shares to be issued	—	5,465
Deferred equity-based expense	—	(562)
Accumulated other comprehensive loss-foreign currency translation adjustment	—	(25,931)
Deficit accumulated during development stage	(6,959,735)	(1,776,100)

Total stockholders’ deficit	(296,995)	(199,296)

Total liabilities and stockholders’ deficit	$4,688,674	$178,879

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

Somanta Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

Somanta Pharmaceuticals, Inc.

(Formerly Hibshman Optical Corp.)

(A Development Stage Company)

Condensed Consolidated Statements of Operations and Comprehensive Loss

Three Months and Nine Months Ended January 31, 2006 and 2005 and for the Period

from Inception of Operations

(April 19, 2001) to January 31, 2006

(Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,		From Inception of Operations (April 19, 2001) to January 31,
	2006	2005	2006	2005	2006
Revenue	$357	$—	$1,071	$—	$1,071
Operating expenses:
General and administrative	(807,615)	(200,172)	(2,220,102)	(483,057)	(3,445,176)
Research and development	(172,406)	(51,785)	(401,870)	(173,654)	(952,896)

Loss from operation	(979,664)	(251,957)	(2,620,901)	(656,711)	(4,397,001)
Other income (expense):
Interest expense	(1,001,354)	—	(1,016,021)	—	(1,016,021)
Gain on settlement of debt	—	—	5,049	—	5,049
Currency translation loss	(98)	—	(29,196)	—	(29,196)

Loss before income taxes	(1,981,116)	(251,957)	(3,661,069)	(656,711)	(5,437,169)
Income taxes	—	—	(250)	—	(250)

Net loss	$(1,981,116)	(251,957)	$(3,661,319)	$(656,711)	$(5,437,419)
Deemed dividends on convertible preferred stock	(1,522,317)	—	(1,522,317)	—	(1,522,317)
Comprehensive loss-foreign currency translation adjustment	—	(6,207)	—	(6,207)	—

Net loss applicable to common shareholders	$(3,503,433)	$(258,164)	$(5,183,635)	$(662,918)	$(6,959,736)

Net loss per share-basic and diluted	$(0.25)	$(0.04)	$(0.36)	$(0.12)	$(0.54)

Weighted average number of shares outstanding—basic and diluted	14,274,534	5,644,454	14,274,252	5,512,555	12,977,719

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

Somanta Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

Somanta Pharmaceuticals, Inc.

(Formerly Hibshman Optical Corp.)

(A Development Stage Company)

Condensed Consolidated Statements of Cash Flows

Nine Months Ended January 31, 2006 and 2005 and for the Period from Inception of Operations

(April 19, 2001) to January 31, 2006

(Unaudited)

	Nine Months Ended January 31,		From Inception of Operations (April 19, 2001) to January 31, 2006
	2006	2005
Cash flows provided by (used for) operating activities:
Net loss	$(3,661,319)	$(656,711)	$(5,437,419)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation	775	—	811
Amortization of stock based expense	562	20,204	39,520
Write off foreign currency translation adjustment	25,931	—	25,931
Shares issued for services and compensation	—	26,955	219,262
Shares to be issued for services	—	5,465	—
Gain on settlement of debts	(5,049)	—	(5,049)
Options expense	233,310	154,863	490,825
Interest expense related to beneficial conversion feature on convertible note	364,721	—	364,721
Interest expense related to warrants issued on convertible note	514,981	—	514,981
Changes in assets and liabilities:
(Increase) decrease in assets -
VAT receivable	61,871	(32,230)	1,735
Restricted Funds	(1,247)	—	(1,247)
Prepaid expenses	(21,058)	(5,795)	(29,696)
Increase (decrease) in liabilities:
Accounts payable	566,430	74,426	627,845
Accrued liabilities	349,638	(38,592)	513,211
Deferred Revenue	8,929	—	8,929
Due to officer and related party	201,607	—	249,976

Net cash used for operating activities	(1,359,918)	(451,415)	(2,415,665)

Cash flows used for investing activities:
Purchase of equipment	(5,820)	—	(9,253)
Cash received from reverse acquisition	219	—	219

Net cash used for investing activities	(5,601)	—	(9,034)

Cash flows provided by financing activities:
Loan payable—related party	—	—	79,402
Loan payment-related party	—	—	(7,367)
Proceeds from convertible note-related party	1,250,000	—	1,250,000
Proceeds from issuance of stock	19,834	416,532	928,125
Cash received for subscription receivable	—	81,465	175,801

Net cash provided by financing activities	1,269,834	497,997	2,425,961

Effect of exchange rate changes on cash	—	8,056	5,938

Increase (decrease) in cash	(95,684)	54,638	7,201
Cash, beginning of period	102,885	150,818	—

Cash, end of period	$7,201	$205,455	$7,201

Supplemental disclosure of cash flow information:
Interest paid	$—	$—	$—

Income tax paid	$—	$—	$—

Supplemental disclosure of non-cash operating and financing activities:
Loan reduction with shares	$—	$—	$2,909

Receivable from issuance of convertible preferred stock	$4,640,000	$—	$4,640,000

Issuance of warrants in conjunction with convertible preferred stock	$2,478,288	$—	$2,478,288

Deemed dividends related to convertible preferred stock	$1,522,317	$—	$1,522,317

Conversion of note and accrued interest	$1,286,318	$—	$1,286,318

Accrued issuance costs related to convertible preferred stock	$411,605	$—	$411,605

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

Somanta Pharmaceuticals, Inc.

Condensed Consolidated Statement of Stockholders’ Deficit

Somanta Pharmaceuticals, Inc.

(Formerly Hibshman Optical Corp.)

(A Development Stage Company)

Condensed Consolidated Statement of Stockholders’ Deficit

For the Period from Inception of Operations (April 19, 2001) to January 31, 2006 (Unaudited)

	Preferred Stock		Common Stock		Additional Paid- in Capital	Shares to be Issued
	Shares	Amount	Shares	Amount
Balance at April 19, 2001 (Inception)
Shares issued for cash at $.0326			4,299,860	$4,300	$135,680	—
Shares issued for services at $.0139			514,674	515	11,801
Amortization of deferred expense
Comprehensive loss—foreign currency translation adjustment
Net loss for the period from inception to April 30, 2002
Balance at April 30, 2002			4,814,533	4,815	147,481	—
Shares issued for cash at $1.0677			14,601	15	15,575
Shares issued for services at $.0214			219,010	219	4,472
Amortization of deferred expense
Receipt of cash for subscription receivable
Comprehensive loss—foreign currency translation adjustment
Net loss for the year ended April 30, 2003
Balance at April 30, 2003			5,048,144	5,048	167,529	—
Shares issued for cash at $1.2479			350,164	350	436,637
Shares issued for services at $1.2587			22,233	22	27,962
Amortization of deferred expense
Exchange for loan payment and compensation					181,371
Comprehensive loss—foreign currency translation adjustment
Net loss for the year ended April 30, 2004
Balance at April 30, 2004			5,420,541	5,421	813,499	—
Shares issued for cash at $1.3218			374,074	374	494,069
Shares issued for services at $1.2308			21,901	22	26,933
3,650 shares to be issued for service at $1.4973						5,465
Amortization of deferred expense
Receipt of cash for subscription receivable
Options issued for services					257,515
Comprehensive loss—foreign currency translation adjustment
Net loss for the year ended April 30, 2005
Balance at April 30, 2005			5,816,515	5,817	1,592,016	5,465
Write off foreign currency translation adjustment (Unaudited)
Shares issued for cash at $1.5656 (Unaudited)			12,669	13	19,821
Shares issued for prior service (Unaudited)			3,650	4	5,462	(5,465)
Amortization of deferred expense (Unaudited)
Options issued for services (Unaudited)					233,310
Recapitalization with Bridge Oncology (unaudited)			7,865,000	7,865	(92,335)
Beneficial conversion feature associated with convertible debt financing (unaudited)					364,721
Convertible Series A Preferred shares issued for cash at $10,000 (net of issuance costs of $437,169) (unaudited)	464.0000	0.4640			4,202,831
Convertible Series A Shares issued on conversion of notes payable (unaudited)	128.6318	0.1286			1,286,318
Deemed dividend on account of beneficial conversion feature associated with issuance of Convertible Series A Preferred Shares (unaudited)					1,522,317
Issuance costs on warrants issued to placement agent in connection with the Convertible Series A Preferred stock (unaudited)					(429,757)
Discount on warrant issued with Convertible Series A Preferred stock (unaudited)					(2,048,531)
Recapitalization with Hibshman Optical Corp. (unaudited)			576,700	577	(7,708)
Net loss for the period ended January 30, 2006 (unaudited)
Balance at January 31, 2006 (Unaudited)	592.6318	0.5926	14,274,534	$14,275	$6,648,464	$—

Somanta Pharmaceuticals, Inc.

Condensed Consolidated Statement of Stockholders’ Deficit—(Continued)

Somanta Pharmaceuticals, Inc.

(Formerly Hibshman Optical Corp.)

(A Development Stage Company)

Condensed Consolidated Statement of Stockholders’ Deficit

For the Period from Inception of Operations (April 19, 2001) to January 31, 2006 (Unaudited)

	Subscription Receivable	Deferred Equity- Based Expense	Accumulated Other Comprehensive Loss- Foreign Currency Translation Adjustment	Deficit Accumulated During Development Stage	Total Stockholders’ Equity/(Deficit)
Balance at April 19, 2001 (Inception)
Shares issued for cash at $.0326	$(97,245)	$—	$—	$—	$42,735
Shares issued for services at $.0139		(11,177)			1,139
Amortization of deferred expense		521			521
Comprehensive loss—foreign currency translation adjustment			29,905		29,905
Net loss for the period from inception to April 30, 2002				(95,901)	(95,901)

Balance at April 30, 2002	(97,245)	(10,656)	29,905	(95,901)	(21,602)
Shares issued for cash at $1.0677					15,590
Shares issued for services at $.0214		(3,127)			1,564
Amortization of deferred expense		3,808			3,808
Receipt of cash for subscription receivable	91,517				91,517
Comprehensive loss—foreign currency translation adjustment			1,534		1,534
Net loss for the year ended April 30, 2003				(111,456)	(111,456)

Balance at April 30, 2003	(5,728)	(9,975)	31,439	(207,357)	(19,045)
Shares issued for cash at $1.2479	(81,464)				355,523
Shares issued for services at $1.2587		(25,216)			2,769
Amortization of deferred expense		7,691			7,691
Exchange for loan payment and compensation	2,909				184,280
Comprehensive loss—foreign currency translation adjustment			(51,651)		(51,651)
Net loss for the year ended April 30, 2004				(439,453)	(439,453)

Balance at April 30, 2004	(84,283)	(27,500)	(20,212)	(646,810)	40,113
Shares issued for cash at $1.3218					494,443
Shares issued for services at $1.2308					26,955
3,650 shares to be issued for service at $1.4973					5,465
Amortization of deferred expense		26,939			26,939
Receipt of cash for subscription receivable	84,283				84,283
Options issued for services					257,515
Comprehensive loss—foreign currency translation adjustment			(5,719)		(5,719)
Net loss for the year ended April 30, 2005				(1,129,290)	(1,129,290)

Balance at April 30, 2005		(562)	(25,931)	(1,776,100)	(199,295)
Write off foreign currency translation adjustment (Unaudited)			25,931		25,931
Shares issued for cash at $1.5656 (Unaudited)					19,834
Shares issued for prior service (Unaudited)
Amortization of deferred expense (Unaudited)		562			562
Options issued for services (Unaudited)					233,310
Reverse acquisition between Bridge Oncology & Somanta Limited (unaudited)					(84,470)
Beneficial conversion feature associated with convertible debt financing (unaudited)					364,721
Convertible Series A Preferred shares issued for cash at $10,000 (net of issuance costs of $437,169) (unaudited)					4,202,831
Convertible Series A Shares issued on conversion of notes payable (unaudited)					1,286,318
Deemed dividend on account of beneficial conversion feature associated with issuance of Convertible Series A Preferred Shares (unaudited)					1,522,317
Issuance costs on warrants issued to placement agent in connection with the Convertible Series A Preferred stock (unaudited)					(429,757)
Discount on warrant issued with Convertible Series A Preferred stock (unaudited)					(2,048,531)
Reverse acquisition between Hibshman & Somanta Limited (unaudited)					(7,131)
Net loss for the period ended January 30, 2006 (unaudited)				(5,183,635)	(5,183,635)

Balance at January 31, 2006 (Unaudited)	$—	$—	$—	$(6,959,735)	$(296,995)

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

Somanta Pharmaceuticals, Inc.

(Formerly Hibshman Optical Corp.)

(A Development Stage Company)

Notes to Consolidated Financial Statements

SOMANTA PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. ORGANIZATION, BASIS OF PRESENTATION, AND NATURE OF OPERATIONS

Organization

Somanta Pharmaceuticals, Inc. is a Delaware corporation that was formed for the purpose of effecting the reincorporation of Hibshman Optical Corp., a New Jersey corporation, into the State of Delaware and for the purpose of consummating a business combination via a reverse merger of Somanta Incorporated and Hibshman Optical Corp. Pursuant to this reverse merger, Somanta Incorporated became the wholly-owned subsidiary of Somanta Pharmaceuticals, Inc. and the sole operating subsidiary of Somanta Pharmaceuticals, Inc. For financial reporting purposes, this transaction has been reflected in the accompanying financial statements as a recapitalization of Somanta Incorporated and the financial statements of Somanta Pharmaceuticals, Inc. reflect the historical financial information of Somanta Incorporated. References herein to the “Company” or “Somanta” are intended to refer to each of Somanta Pharmaceuticals, Inc. and its wholly owned subsidiary Somanta Incorporated, as well as Somanta Incorporated’s wholly-owned subsidiary Somanta Limited.

Hibshman was originally incorporated in the State of New Jersey in 1991 under the name PRS Sub I, Inc. The name subsequently changed to Service Lube, Inc., then to Fianza Commercial Corp. and then to Hibshman Optical Corp. The business plan since that time had been to seek to enter into a business combination with an entity that had ongoing operations through a reverse merger or other similar type of transaction.

Somanta Incorporated was incorporated as Somantis Limited under the laws of England and Wales on April 19, 2001. Somantis Limited changed its name to Somanta Limited on March 14, 2005, and performed business as a United Kingdom entity through the fiscal year ending April 30, 2005. On August 22, 2005, Somanta Limited became a wholly owned subsidiary of Bridge Oncology Products, Inc. (“BOPI”), a privately held Delaware corporation, pursuant to a share exchange with BOPI (see Note 11); however, Somanta Limited was deemed the accounting acquirer in this share exchange transaction. On August 24, 2005, the name of BOPI was changed to Somanta Incorporated.

Somanta Pharmaceuticals, Inc. is a development stage biopharmaceutical company engaged in the development of products for the treatment of cancer. The Company has in-licensed five product development candidates from academic and research institutions in the United States and Europe designed for use in anti-cancer therapy in order to advance them along the regulatory and clinical pathways toward commercial approval. The Company intends to obtain approval from the United States Food and Drug Administration (“FDA”) and from the European Medicines Evaluation Agency (“EMEA”) for the products.

Somanta is a development stage enterprise since the Company has not generated revenue from the sale of its products, and its efforts have been principally devoted to identification, licensing and clinical development of its products as well as raising capital through January 31, 2006. Accordingly, the financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises.”

In connection with the merger with Somanta Incorporated, Somanta Pharmaceuticals, Inc., has changed its fiscal year end from December 31 to April 30 which is the fiscal year end of Somanta Incorporated.

Somanta Pharmaceuticals, Inc.

(Formerly Hibshman Optical Corp.)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

Basis of Presentation

The accompanying unaudited condensed interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes for the years ended April 30, 2005, and 2004.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months and the nine months ended January 31, 2006 are not necessarily indicative of the results that may be expected for the full fiscal year ending April 30, 2006.

The Company reported a net loss of $3,661,319 and net loss applicable to common shareholders of $5,183,635 for the nine month period ended January 31, 2006. The net loss from date of inception, April 19, 2001 to January 31, 2006, totaled $5,437,419 (net loss applicable to common shareholders of $6,959,736). The Company’s operating activities have used cash since its inception. These losses raise substantial doubt about the Company’s ability to continue as a going concern.

Continued operations will depend on whether the Company is able to raise additional funds through various potential sources, such as equity and debt financing. Such additional funds may not become available on acceptable terms, and there can be no assurance that any additional funding that the Company obtains will be sufficient to meet its needs in the long term. Through January 31, 2006, a significant portion of the Company’s financing has been through private sales of capital stock. The Company will continue to fund operations from cash on hand and through the sources of capital previously described. The Company can give no assurance that any additional capital that it is able to obtain will be sufficient to meet future needs.

The Company does not expect to have sufficient cash to fund operations through the first quarter of the fiscal year beginning May 1, 2006, given the current and desired pace of clinical development of its product candidates. If cash reserves are not sufficient to sustain operations during that period, management plans to raise additional capital by selling shares of capital stock or other securities. There can be no assurance that such capital will be available on favorable terms or at all. The Company will need additional financing thereafter until it can achieve profitability, if ever.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Reclassifications

For comparative purposes, prior periods’ consolidated financial statements have been reclassified to conform with report classifications of the current period.

Somanta Pharmaceuticals, Inc.

(Formerly Hibshman Optical Corp.)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

Accounting for stock-based compensation

The Company adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement No. 123, “Accounting for Stock-Based Compensation”, prospectively for all employee options granted, modified, or settled after May 1, 2003. In accordance with FASB Statement No. 123, the Company has expensed the fair value of the vested options during its fiscal year beginning May 1, 2005. The fair value was estimated using the Black-Scholes valuation method, assuming a dividend yield of zero, a volatility factor which ranged from zero to 101.80%, risk-free interest rates prevailing at the option grant dates which ranged from 4.12% to 4.74%, and expected option lives ranging from 3.9 to 7.0 years. The amounts recorded as expense in nine month period ended January 31, 2006 and 2005, were $233,310 and $154,864, respectively. The amounts recorded as expense for three months ended January 31, 2006 and 2005 were $64,817 and $97,075, respectively. As of January 31, 2006, there were 3,831,849 options issued or outstanding.

Fair Value of Financial Instruments

Statement of Financial Accounting Standard No. 107, Disclosures About Fair Value of Financial Instruments, requires that the company disclose estimated fair values of financial instruments. The carrying amounts reported in the balance sheets for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Basic and diluted net loss per share

Net loss per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 (SFAS No. 128), Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all potential dilutive convertible shares and stock options or warrants were converted or exercised. The calculation of diluted net loss per share excludes potential common stock equivalents if the effect is anti-dilutive. The Company’s weighted common shares outstanding for basic and dilutive were the same since the effect of common stock equivalents was anti-dilutive.

The Company has the following dilutive convertible shares, stock options and warrants as of January 31, 2006 and 2005 which were excluded from the calculation since the effect is anti-dilutive.

	2006	2005
Convertible preferred stock	9,877,194	—
Stock options	3,831,849	2,204,701
Warrants	6,802,838	—
Total	20,511,882	2,204,701

Recent Accounting Pronouncements

On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R eliminates the alternative of applying the intrinsic value measurement provisions of APB 25 to stock compensation awards issued to employees. Rather, the new standard requires enterprises to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). On April 14, 2005, the Securities and Exchange Commission (“SEC”) announced the adoption of a rule that defers the required effective date of SFAS 123R. The SEC rule provides that SFAS 123R is now effective for registrants as of the beginning of the first fiscal year beginning after June 15, 2005.

Somanta Pharmaceuticals, Inc.

(Formerly Hibshman Optical Corp.)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

SFAS 123R will be effective for our fiscal quarter beginning May 1, 2006, and allows for the use of the Modified Prospective Application Method. Under this method, SFAS 123R is applied to new awards and to awards modified, repurchased, or cancelled after the effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered (such as unvested options) that are outstanding as of the date of adoption is recognized as the remaining requisite services are rendered. The compensation cost relating to unvested awards at the date of adoption shall be based on the grant-date fair value of those awards as calculated for pro forma disclosures under the original SFAS 123. In addition, companies may use the Modified Retrospective Application Method. This method may be applied to all prior years for which the original SFAS 123 was effective or only to prior interim periods in the year of initial adoption. If the Modified Retrospective Application Method is applied, financial statements for prior periods will be adjusted to give effect to the fair-value-based method of accounting for awards on a consistent basis with the pro forma disclosures required for those periods under the original SFAS 123. Management is currently evaluating the impact SFAS 123(R) will have on the financial statements.

In March 2005, the SEC released Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB 107”), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff’s views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005. Management is currently evaluating the impact SAB 107 and SFAS 123(R) will have on the financial statements.

In May 2005, the FASB issued FASB Statement No. 154, Accounting Changes and Error Corrections. This new standard replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and represents another step in the FASB’s goal to converge its standards with those issued by the IASB. Among other changes, Statement 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. Statement 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement.” The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. Management believes that changes resulting from adoption of the FASB will not have a material effect on the financial statements taken as a whole.

In June 2005, the EITF reached a consensus on Issue 05-6, “Determining the Amortization Period for Leasehold Improvements,” which requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. EITF 05-6 is effective for periods beginning after June 29, 2005. Earlier application is permitted in periods for which financial statements have not been issued. The adoption of this Issue did not have an impact on the Company’s financial statements.

In February 2006, the FASB decided to move forward with the issuance of a final FSP FAS 123R-4 Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event. The guidance in this FSP FAS 123R-4 amends

Somanta Pharmaceuticals, Inc.

(Formerly Hibshman Optical Corp.)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

paragraphs 32 and A229 of FASB Statement No. 123R to incorporate the concept articulated in footnote 16 of FAS 123R. That is, a cash settlement feature that can be exercised only upon the occurrence of a contingent event that is outside the employee’s control does not meet the condition in paragraphs 32 and A229 until it becomes probable that the event will occur. Originally under FAS 123R, a provision in a share-based payment plan that required an entity to settle outstanding options in cash upon the occurrence of any contingent event required classification and accounting for the share based payment as a liability. This caused an issue under certain awards that require or permit, at the holder’s election, cash settlement of the option or similar instrument upon (a) a change in control or other liquidity event of the entity or (b) death or disability of the holder. With this new FSP, these types of cash settlement features will not require liability accounting so long as the feature can be exercised only upon the occurrence of a contingent event that is outside the employee’s control (such as an initial public offering) until it becomes probable that event will occur. The guidance in this FSP shall be applied upon initial adoption of Statement 123(R). An entity that adopted Statement 123(R) prior to the issuance of the FSP shall apply the guidance in the FSP in the first reporting period beginning after February 2006. Early application of FSP FAS 123R-4 is permitted in periods for which financial statements have not yet been issued. The Company does not anticipate that this new FSP will have any material impact upon its financial condition or results of operations.

In February 2006, the FASB issued SFAS 155 “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and In February 2006, the FASB issued SFAS 155 “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140”. This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. This Statement:

a. Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation;

b. Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133;

c. Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation;

d. Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and

e. Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. Provisions of this Statement may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. The Company is currently evaluating the impact of SFAS 155.

Somanta Pharmaceuticals, Inc.

(Formerly Hibshman Optical Corp.)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

2. SIGNIFICANT CONTRACTS AND LICENSES

The School of Pharmacy, University of London (“SOP”)

On September 21, 2005, SOP agreed to assign to the Company the rights to a patent on di-N-oxides of chloroethylaminoanthraquinone as a bioreductive prodrug. The Company agreed to (a) assign the patent back to SOP if the Company was unable to complete a substantial funding by December 31, 2005, (b) allow the lead inventor to retain non-commercial research rights, (c) use best efforts to initiate a research and development agreement with the lead inventor to advance the development of the associated product candidates, and (d) pay royalties on future sales of products covered by the patent. The know-how license became effective on the date the option was exercised.

Immunodex

On August 16, 2005, Somanta Incorporated and Immunodex entered into a patent know-how and exclusive sublicense agreement. In August 2005, the Company made a deposit of $150,000 into an escrow account pursuant to this agreement. This amount was presented as restricted funds in the consolidated balance sheet for the period ended October 31, 2005. In December 2005, this $150,000 was released from escrow and paid to Immunodex and recorded as R&D expense, based on the successful completion of the huBrE-3 mAb testing.

3. SHARE EXCHANGE AGREEMENT AND PLAN OF MERGER AGREEMENT

On August 22, 2005, Somanta Limited, a company organized under the laws of England and Wales, became a wholly-owned subsidiary of Bridge Oncology Products, Inc. (“BOPI”), a privately held Delaware corporation pursuant to a share exchange with BOPI. BOPI was formed in February 2005, and its only operation was to in-license a product development candidate for development outside the United States and Canada.

Under the terms of a Share Exchange Agreement by and among BOPI, Somanta Limited, and the shareholders and option holders of Somanta Limited, BOPI (i) issued 5,832,834 shares of BOPI to the twenty-five holders of 79,898,686 ordinary shares of Somanta Limited and (ii) issued substitute options to purchase 2,032,166 shares of BOPI to the eleven holders of Somanta Limited options covering 27,836,800 ordinary shares of Somanta Limited. The exchange ratio in the share exchange was 1 share of BOPI for each 13.698 shares of Somanta Limited. As a result of this share exchange, the shareholders of Somanta Limited owned 50% of the fully diluted ownership of BOPI, and the holders of BOPI owned the remaining 50%.

Somanta Limited options were all priced at 5 pence pursuant to Somanta Limited’s Board resolution dated May 18, 2005. These option grant prices were then converted into US dollars at the exchange rate on June 13, 2005, to $0.09 per share. After the exchange ratio from the share exchange was applied, these options now have an exercise price of $1.232828 per share for each BOPI option issued in the share exchange.

The acquisition was accounted for as a recapitalization, as described in FASB 141, 17-3. This transaction is treated as a capital transaction in substance, rather than a business combination. That is, the transaction is equivalent to Somanta Limited issuing stock for the net monetary assets of BOPI, accompanied by a recapitalization. The assets of BOPI were recorded at the historical value. The intangible asset on BOPI’s books was written off to the income statement on the date of the acquisition (August 22, 2005). Accordingly, the historical financial statements of Somanta Limited became the historical financial statements of BOPI after this transaction. The consolidated statements of operations for the period ended January 31, 2006 include the

Somanta Pharmaceuticals, Inc.

(Formerly Hibshman Optical Corp.)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

operating results of Somanta Limited up to August 22, 2005, the closing date of the acquisition, and then include the operating results of BOPI from August 22, 2005 to January 31, 2006. In accounting for this transaction, since Somanta Limited is deemed to be the purchaser and surviving company, its net assets have been included in the consolidated balance sheets at their historical book values.

On August 24, 2005, the name of BOPI was changed to Somanta Incorporated (“SI”).

On September 7, 2005, SI entered into a letter of intent to effect a merger with Hibshman Optical Corp (“Hibshman”), a New Jersey corporation, and a public reporting company that did not have a market for its common stock. Hibshman was formed in 1991 under the name PRS Sub I, Inc., as a subsidiary of People Ridesharing Systems, Inc. (“PRS”), a public corporation that had filed for Bankruptcy in 1989. In March 1992 the name of PRS Sub I was changed to Service Lube, Inc., in anticipation of becoming an operating business. In April 1992 the name was changed to Fianza Commercial Corp. Again in April 1992 the name was changed to Hibshman. Hibshman never had an operating business, its stock never traded publicly, and its shareholders never received stock certificates evidencing the shares each such stockholder was issued in the People Ridesharing bankruptcy.

On September 27, 2005, Hibshman, pursuant to an action taken by the written consent of its board and shareholders, adopted an Agreement and Plan of Merger to effect the reincorporation of Hibshman into Delaware prior to the merger with SI. Hibshman formed a new Delaware corporation which was a wholly owned subsidiary of Hibshman (“Delaware NewCo”). At the closing of the reincorporation, Hibshman merged into Delaware NewCo and each outstanding Hibshman share was exchanged for .01305340 of Delaware NewCo shares with each registered holder of a fractional share being issued 50 Delaware NewCo shares in lieu of such fractional share. Delaware NewCo was the surviving entity and the successor issuer under the Exchange Act and had outstanding approximately 576,700 shares. Delaware NewCo was named “Somanta Pharmaceuticals, Inc.”

On January 31, 2006, pursuant to an Agreement and Plan of Merger by and among Delaware NewCo, SI, and Somanta Merger Sub (“Merger Sub”), a wholly-owned subsidiary of Delaware NewCo, SI merged with Merger Sub and became a wholly-owned subsidiary of Delaware NewCo. In connection with this merger transaction, Delaware NewCo issued to the holders of SI capital stock an aggregate of 13,697,834 shares of Delaware NewCo common stock and assumed the SI 2005 Equity Incentive Plan and all options outstanding thereunder which options became options to purchase 3,831,864 shares of Delaware NewCo common stock. As a result, (i) the shareholders and optionholders of SI owned approximately 97% of the total outstanding common stock of Delaware NewCo on a fully diluted basis, (ii) Delaware NewCo assumed the SI 2005 Equity Incentive Plan and reserved 8,000,000 common shares for issuance under the Plan, and (iii) Delaware NewCo changed its name to Somanta Pharmaceuticals, Inc.

The acquisition was accounted for as a recapitalization, as described in FASB 141, 17-3. This transaction is treated as a capital transaction in substance, rather than a business combination. That is, the transaction is equivalent to Somanta Incorporated issuing stock for the net monetary assets of Hibshman Optical Corp., accompanied by a recapitalization.

To summarize, Hibshman has merged into Delaware NewCo, which changed its name to Somanta Pharmaceuticals, Inc. Somanta Pharmaceuticals created a subsidiary known as Merger Sub. Merger Sub merged into Somanta Incorporated and Somanta Incorporated became the wholly-owned subsidiary of Somanta Pharmaceuticals, Inc. Somanta Pharmaceuticals, Inc., elected to continue the fiscal year end April 30 of Somanta Incorporated. This is changed from Hibshman’s fiscal year end of December 31.

Somanta Pharmaceuticals, Inc.

(Formerly Hibshman Optical Corp.)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

4. CONVERTIBLE NOTE PAYABLE

On August 23, 2005, Bridge Oncology Products, Inc. (“BOPI”) issued a $1,000,000 secured convertible note to SCO Capital Partners LLC (“SCO”). The note is secured by BOPI’s assets, carries an annual interest rate of 7.5%, and was due at the earlier of (i) BOPI’s completion of a qualified equity financing of at least $10,000,000 or (ii) August 23, 2006. SCO had the option to be repaid in cash or to convert the debt into the shares of a qualified equity financing at the lowest price paid by institutional investors.

On November 7, 2005, SCO agreed to expand its secured convertible note to SI from $1,000,000 up to $1,250,000. Under the terms of the revised arrangement with SI, the security and interest rate remained unchanged. The terms were amended to require repayment at the earlier of (i) SI’s completion of an equity financing of at least $5,000,000 or (ii) February 28, 2006. Consistent with the secured convertible note above, SCO had the option to be repaid in cash or to convert the debt into the shares of a qualified equity financing at the lowest price paid by institutional investors.

In addition, for each $50,000 borrowed on the additional $250,000 line of credit, the Company agreed to issue a six-year warrant to purchase 173,307 shares of common stock in the amount of 1% of the Company’s fully diluted common shares outstanding at an exercise price of $0.01 per share. SI has drawn an additional $250,000 under this arrangement, for a total amount outstanding of $1,250,000 and has issued warrants to purchase a total of 866,534 shares of common stock to SCO. These warrants are immediately exercisable upon issuance and expire on November 8, 2012. The fair market value of these warrants, as discussed further below, was estimated to be $0.59 per share. The assumptions used in the Black-Scholes model were risk-free interest rate of 4.5% at the time of issuance, volatility factors of 97.24% calculated as the weighted average of the stock price volatility of ranked comparable public companies, and contractual terms equal to the exercise periods of the respective warrants. The fair value of the common stock as used in this calculation was $.60 per share, as negotiated between the Company and the Series A Convertible Preferred Stock investors. None of the warrants have been exercised as of January 31, 2006.

These warrants have registration rights for the underlying shares. The investor rights agreement for the warrant requires the Company pay a penalty in cash as liquidated damages if the underlying shares are not registered in a Registration Statement and such Registration Statement is not declared effective on or prior to the 90th day following the initial closing date. The Company will be required to pay, in cash, liquidated damages for such failure, equal to 1% of the holder’s subscription amount. Pursuant to Emerging Issues Task Force (EITF) No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, the fair value of the warrants at the issuance was recorded as a warrant liability, as 1) the shares are required to be registered and 2) net cash settlement could occur. EITF 00-19 provides that contracts that include any provision that could require net-cash settlement cannot be accounted for as equity of the Company. The warrant agreements require net cash settlement, at the option of the holders, in the event the Company fails to issue and deliver common stock on exercise of the warrants within three business days of receipt of a written exercise notice by a holder and the holder purchases shares of common stock to deliver in satisfaction of a sale of the shares of warrants stock which the holder anticipated to receive upon exercise.

In accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, (“FASB 133”), the Company determined that the conversion feature of the notes did not meet the criteria for bifurcation of the conversion option, as the debt met the definition of “conventional convertible debt”, as defined under EITF 00-19, and therefore the conversion feature of the debt did not need to be bifurcated and accounted for as a derivative.

Somanta Pharmaceuticals, Inc.

(Formerly Hibshman Optical Corp.)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

In accordance with EITF No. 00–27, Application of Issue No. 98–5 to Certain Convertible Instruments, which provides guidance on the calculation of a beneficial conversion feature on a convertible instrument, the Company has determined that the convertible note payable had a non-cash beneficial conversion feature of $364,721, which was determined once the qualified equity financing was finalized. The beneficial conversion feature was calculated on the note commitment date but recognized when the contingency of conversion was resolved and was determined based on the difference between the calculated conversion value after the allocation of the full fair value of the warrants of $514,981 to the debt as debt discount and the fair value of the Company’s common stock of $0.60 per share. The value of the Company’s common stock of $0.60 per share was based on the value of common stock obtained through negotiation for independent sales of common stock to unaffiliated investors. After the allocation of proceeds between the debt and warrants are made, conversion price of $0.425 was calculated based on the allocated amount to debts divided by 2,083,333, the total number of shares into which the note is convertible. The calculated amount of $0.175, the difference of the fair value of the common stock of $0.60 and the effective conversion price of $0.425, represents the beneficial value per share. This beneficial value was applied to the total shares into which the note is convertible, to calculate the beneficial conversion feature. The proceeds of $1,250,000 on the note were recorded net of the discount of $364,721 on account of the beneficial conversion feature and discount of $514,981 on account of the full fair value of the warrants. In conjunction with the private placement (Note 5), the debt and accrued interest was converted into 128.6318 shares of Series A Convertible Preferred Stock. The discounts on account of the beneficial conversion feature and fair value of the warrants have been recognized as additional interest expense on conversion.

5. PRIVATE PLACEMENT

On January 31, 2006, Somanta Pharmaceuticals, Inc. completed a private placement of 592.6318 shares of its Series A Convertible Preferred Stock (“Series A Preferred”) at a price of $10,000 per share, including six-year warrants to purchase an additional 4,938,598 shares of its common stock. The Series A Preferred shares consisted of 464 shares purchased by investors which are convertible into 7,733,333 shares of common stock and 128.6318 shares that gave effect to the conversion amount of $1,286,318, representing the value of the converted note of $1,250,000 (Note 4) and the associated accrued interest of $36,318. The total 592.6318 preferred shares are convertible into 9,877,197 common shares. Gross proceeds to Somanta were $4,640,000, including $3,671,209 in cash, payments to various vendors amounting $968,791, which included cash payment of $624,105 to SCO Securities, LLC, its placement agent. As of January 31, 2006, the $4,640,000 was recorded in the financial statements as a receivable from escrow.

The Series A Preferred is initially convertible into 9,877,197 shares of the Company’s common stock at a conversion price of $0.60 per share. The conversion value is subject to adjustment. The exercise price for the warrants is $0.75 per share and they are immediately exercisable upon issuance. The fair market value of these warrants, as discussed further below, was estimated to be $0.41 per share. The warrants expire on January 31, 2012. None of the warrants have been exercised as of January 31, 2006.

Holders of the Series A Preferred stock are entitled to receive dividends at 8% per annum. Dividends will accrue and will be cumulative from the date of issuance, whether or not earned or declared by the Board of Directors. Dividends can be paid at the Company’s option either in cash or shares of the Company’s common stock on April 30 and October 31 of each year. The holders of the Series A Preferred stock have full voting rights and powers, subject to the Beneficial Ownership Cap, equal to the voting rights and powers of the Common stock holders.

The Series A Preferred stockholders have a liquidation preference, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, senior to the holders of common stock in

Somanta Pharmaceuticals, Inc.

(Formerly Hibshman Optical Corp.)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

an amount equal to $10,000 per share of preferred stock plus any accumulated and unpaid dividends on the preferred stock. In the alternative, the holders of the Series A Preferred may elect to receive the amount per share that would be distributed among the holders of the preferred stock and common stock pro rata based on the number of shares of the common stock held by each holder assuming conversion of all preferred stock, if such amount is greater than the amount such holder would receive pursuant to the liquidation preference. A change of Control of the Corporation will not be deemed a liquidation.

The Series A Preferred Stock is not redeemable for cash. The holder of any share or shares of Series A Preferred can, at the holder’s option, at any time convert all or any lesser portion of such holder’s shares of Series A Preferred stock into such number of shares of common stock as is determined by dividing the aggregate liquidation preference of the shares of preferred stock to be converted plus accrued and unpaid dividends thereon by the conversion value then in effect for such Preferred Stock (“Conversion Value”). The Company can, on the occurrence of a conversion triggering event, elect to convert all of the outstanding preferred stock into common stock. A conversion triggering event is (i) a time when the registration statement covering the shares of common stock into which the Series A Preferred is convertible is effective and sales may be made pursuant thereto or all of the shares of common stock into which the Series A Preferred is convertible may be sold without restriction pursuant to Rule 144(k) promulgated by the SEC and the daily market price of the common stock, after adjusting for stock splits, reverse splits, stock dividends and the like is $5 or more for a period of 30 of the immediately preceding 60 consecutive trading days and the volume of common stock traded on the applicable stock exchange on each such trading day is not less than 100,000 shares, or (ii) a time when the Company consummates a sale of common stock in a firm commitment underwritten public offering in which the offering price before deduction of expenses of the common stock is greater than 200% of the Conversion Value and the aggregate gross proceeds of the offering to the Company are greater than $25 million.

All the outstanding preferred stock will be automatically converted to common stock upon an occurrence of a qualified change of control provided that upon consummation of a qualified change of control the holders of the shares issuable on automatic conversion shall be entitled to receive the same per share consideration as the qualified change of control transaction consideration. The holders of the Series A Preferred may require the Company to redeem the shares upon the Company’s failure or refusal to convert any shares of Preferred Stock in accordance with the terms of issue, or by providing a written notice to that effect.

The Series A Preferred has been classified as equity, as the Series A Preferred stock is not redeemable. In accordance with EITF No. 00–27, Application of Issue No. 98–5 to Certain Convertible Instruments, the Company has determined that the Series A Preferred had a beneficial conversion feature of $1,522,317 as of the date of issuance. As such, the Company recorded a non-cash deemed dividend of $1,522,317 resulting from the difference between the conversion price determined after allocation of the full fair value of the warrants of $0.45 and the fair value of common stock of $0.60. The carrying value of the Series A Preferred of $5,926,318 was recorded net of the deemed dividend of $1,522,317 and a discount of $2,048,531 on account of the full fair value of the warrants.

The holders of the Series A Preferred and warrants have registration rights which obligate the Company to file a registration statement with the Securities and Exchange Commission (“SEC”) covering the resale of the common stock issuable upon conversion of the Series A Preferred and the common stock issuable upon exercise of the warrants (as well as certain other securities of the Company) within 30 days after the closing of the private placement. In the event the registration statement is not filed within such thirty day period or if the registration statement is not effective within 120 days after the date it is filed, or a registration statement, once declared effective ceases to remain effective during the period that the securities covered by the agreement are not sold,

Somanta Pharmaceuticals, Inc.

(Formerly Hibshman Optical Corp.)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

the Company will be required to pay, in cash, liquidated damages for such failure, equal to 1% of the holders of the Series A Preferred investment amount for each thirty day period in which the registration statement is not filed or effective, or maintained effective, as the case may be. The Company has filed the registration statement with the SEC but it has not yet been declared effective. This penalty obligation expires on January 31, 2007.

In accordance with EITF Issue 05-4, The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to Issue No. 00-19, the Company believes that the effect of the liquidated damages should be treated under the first view (View A), which states that a registration rights agreement should be treated as a combined unit together with the underlying financial instruments, warrants and derivative debenture and evaluated as a single instrument under EITF Issue 00-19 and FAS 133. The Company concluded that this view is the most appropriate for the transaction. The Registration Rights Agreement and the financial instruments to which it pertains (the warrants and the preferred stock) were considered a combined instrument and accounted for accordingly. Pursuant to SFAS No. 5, the Company did not accrue any liquidated damages as of January 31, 2006 since the incurrence of damage was neither probable nor estimable.

The Company also issued six year warrants to its placement agent to purchase 987,720 common shares at $0.60 per share to SCO Securities LLC, as part of the success fees of 10% of the aggregate value of the transaction at sales price of common stock. These warrants are immediately exercisable upon issuance. The fair value of these warrants at the date of issue was estimated to be $0.44 per share and has been recorded as issuance costs and offset against the proceeds of the Series A Preferred.

The fair value of warrants issued in connection with the issue of convertible debt and convertible preferred stock, including the agent warrants, was estimated at the date of grant using a Black Scholes option pricing model with the following assumptions: a risk free interest rate of approximately 4.50%, no dividend yield, volatility factors of 81.89% and 97.24%, contractual terms of 6 and 7 years and expected terms based upon the formula prescribed in SEC Staff Accounting Bulletin 107 of 3 years and 3.5 years. These assumptions use the interest rate prevailing at the time of issuance, volatility factors calculated as the weighted average of the stock price volatility of ranked comparable public companies, and contractual terms equal to the exercise periods of the respective warrants. The fair value of the common stock as used in this calculation was $.60 per share, as negotiated between the Company and unaffiliated third party Series A investors.

The fair value of the above warrants has been classified as a liability pursuant to EITF 00-19 as described in Note 4.

The fair value of the warrants will be reassessed at the end of each reporting period, with changes in fair value reported in earnings and disclosed in the financial statements as long as these are outstanding.

Somanta Pharmaceuticals, Inc.

(Formerly Hibshman Optical Corp.)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

The following table summarizes the activity for warrants issued during the nine month period ended January 31, 2006.

	Number of shares	Weighted Average Exercise Price
Balance—April 30, 2005	—	—
Granted	6,802,838	0.64
Exercised	—	—
Forfeited	—	—
Expired	—	—

Balance—January 31, 2006	6,802,838

The following table summarizes information about warrants outstanding as of January 31, 2006.

Warrants Outstanding			Warrants Exercisable
Exercise Prices	Number Outstanding	Weighted Average Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.01	866,534	5.83	$0.01	866,534	$0.01
0.60	987,720	6.00	0.60	987,720	0.60
0.75	4,938,597	6.00	0.75	4,938,597	0.75
2.25	9,987	4.35	2.25	9,987	2.25

6. EMPLOYMENT AND CONSULTING AGREEMENTS

In January 2006, the Company entered into employment agreements with the Company’s President and Chief Executive Officer (“CEO”), and with the Company’s Executive Chairman, for one year terms. Under these agreements, the President and Executive Chairman are to be paid annual base salaries of $275,000 and $248,000, respectively. Both officers are eligible to receive annual bonuses and additional stock option grants at the discretion of the Company’s board of directors.

In January 2006, the Company entered into an employment agreement with the Company’s Chief Financial Officer (“CFO”). Under the agreement, the CFO is to be paid an annual base salary of $215,000 and also entitled to receive an annual bonus and additional stock option grants at the discretion of the Company’s board of directors.

In November 2005, the Company entered into two consulting agreements: (i) a Service Provision Agreement with Pharma Consultancy Limited, a UK company controlled by Luiz Porto, one of the Company’s stockholders pursuant to which the Company will pay Dr. Porto approximately $278,000 per year, for services rendered by Dr. Porto to the Company as an independent consultant in connection with the management of the Company’s clinical activities, that will terminate on December 31, 2006 unless extended by a mutual written agreement of the parties and may be terminated, with or without cause, by giving the other party thirty (30) days’ prior written notice; and (ii) a Service Provision Agreement with Gary Bower pursuant to which the Company will pay Mr. Bower approximately $156,000 per year for services rendered by Mr. Bower to the Company as an independent consultant in connection with the pre-clinical activities related to the manufacturing of the

Somanta Pharmaceuticals, Inc.

(Formerly Hibshman Optical Corp.)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

Company’s product candidates, that will terminate on December 31, 2006 unless extended by a mutual written agreement of the parties and that may be terminated, with or without cause, by giving the other party thirty (30) days’ prior written notice. Agreement with Mr. Bower was amended in April 2006 to include GTE Consultancy Limited, a company organized under the laws of United Kingdom and owned by Mr. Bower, as the service provider pursuant to the agreement. With the approval of the Company’s board of directors, both Dr. Porto and Mr. Bower may also be granted cash bonuses and stock options in the future.

One of the Company’s former directors and a current consultant resigned in August 2005, in connection with the closing of the share exchange agreement with Bridge Oncology. Concurrently he entered into a consulting arrangement with the Company under which he is paid $5,000 per month.

The Company’s former CFO resigned in August 2005, in connection with the closing of the share exchange agreement with Bridge Oncology. In January 2006, he entered into a consulting arrangement with the Company under which he is paid $5,000 per month retroactive to June 2005.

7. STOCK COMPENSATION

The Board of Directors adopted and the stockholders approved the 2005 Equity Incentive Plan in June 2005. The plan was adopted to recognize the contributions made by the Company’s employees, officers, consultants, and directors, to provide those individuals with additional incentive to devote themselves to its future success, and to improve the Company’s ability to attract, retain and motivate individuals upon whom the Company’s growth and financial success depends. Under the plan, stock options may be granted as approved by the Board of Directors or the Compensation Committee. There are 8,000,000 shares reserved for grants of options under the plan, of which 2,204,701 have been issued as substitutions (with exact same terms) for the 2,204,701 previously issued options outstanding as of April 30, 2005. Stock options vest pursuant to individual stock option agreements. No options granted under the plan are exercisable after the expiration of ten years (or less in the discretion of the Board of Directors or the Compensation Committee) from the date of the grant. The plan will continue in effect until terminated or amended by the Board of Directors or until expiration of the plan on August 31, 2015.

The following table summarizes activity for stock options issued to employees and directors for the nine month period ended January 31, 2006 (unaudited):

	Shares	Wtd. Avg. Exercise Price
Outstanding April 30, 2005	2,204,701	$1.23
Granted	1,773,155	$.60
Exercised	—
Forfeited	146,007	$1.23
Expired	—
Outstanding January 31, 2006	3,831,849	$.94

The following table summarizes information about Company stock options outstanding as of January 31, 2006 (unaudited):

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Wtd. Avg Remaining Contr. Life	Wtd. Avg Exercise Price	Number Exercisable	Wtd. Avg Exercise Price
$.60-$1.23	3,831,849	8.1 years	$.94	2,055,096	$1.18

Somanta Pharmaceuticals, Inc.

(Formerly Hibshman Optical Corp.)

(A Development Stage Company)

Notes to Consolidated Financial Statements—(Continued)

8. RELATED PARTY TRANSACTIONS

Due to Officer and Related Party

The Company has accrued compensation to its Executive Chairman amounting to $90,000 and $1,000 payable to an officer as of January 31, 2006.

The Company has also accrued a fee of $474,105 payable to its placement agent, who is also a major shareholder of the Company, for the issuance of the $1,250,000 convertible secured note and convertible preferred stock and has accrued fees totaling $141,870 for the advisory services and other expenses for the period ended January 31, 2006.

9. SUBSEQUENT EVENTS

Significant Contracts and Licenses

The School of Pharmacy, University of London

In February, 2006, SOP waived the condition in its patent rights agreement that the Company assign the patent back to SOP if the Company was unable to complete a substantial funding by December 31, 2005.

Immunodex / Restricted Funds

In February, 2006, the Company made another deposit of $150,000 into an escrow account based on the Patent and Know-how agreement relating to the huMc-3 mAb.(see Note 2)

Private Placement

On March 2, 2006 the Company filed a registration statement to register the shares related to the Private Placement.

Employment and Consulting Agreements

On February 27, 2006, the Company terminated the consulting arrangement it had entered into with a former director and consultant.

Related Party Transactions

In February 2006, the Company paid all its accrued compensation owing to an officer and repaid the $81,000 loan payable to its president and CEO.

BRIDGE ONCOLOGY PRODUCTS, INC.

FINANCIAL STATEMENTS

JUNE 30, 2005

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

Bridge Oncology Products, Inc.

We have audited the accompanying balance sheet of Bridge Oncology Products, Inc., as of June 30, 2005, and the related statements of income (loss), stockholders’ equity (deficit), and cash flows for the period of inception (February 10, 2005) to June 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Bridge Oncology Products, Inc. as of June 30, 2005 and the results of its operations and cash flows for the initial period then ended in conformity with U.S. generally accepted accounting principles.

/s/ COLE, SAMSEL & BERNSTEIN, LLC	Certified Public Accountants
Lodi, New Jersey
July 6, 2005

BRIDGE ONCOLOGY PRODUCTS, INC.

BALANCE SHEET

JUNE 30, 2005

ASSETS
OTHER ASSETS
Organization costs, net of amortization of $334		$3,673
Licenses		50,000

Total Assets		$53,673

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Due to SCO Financial Group		$54,370
Accrued expenses		5,100

Total Current Liabilities		59,470
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock—$0.01 par value authorized—10,000 shares issued—0 shares
Common stock—$0.01 par value authorized—100,000 shares issued—1,000 shares	$10
Additional paid in capital	49,990
Retained earnings (deficit)	(55,797)

Total Stockholders’ Equity (Deficit)		(5,797)

		$53,673

See notes to financial statements.

BRIDGE ONCOLOGY PRODUCTS, INC.

STATEMENTS OF INCOME (LOSS)

FOR THE PERIOD OF INCEPTION (FEBRUARY 10, 2005)

TO JUNE 30, 2005

OPERATING EXPENSES
Consulting fees	$50,000
Legal and professional	5,000
Amortization	334
Printing and publication	353
Miscellaneous	10

Total Operating Expenses	55,697

INCOME (LOSS) BEFORE PROVISION FOR TAXES	(55,697)
PROVISION FOR TAXES	100

NET INCOME (LOSS)	$(55,797)

See notes to financial statements.

BRIDGE ONCOLOGY PRODUCTS, INC.

STATEMENTS OF CASH FLOWS

FOR THE PERIOD OF INCEPTION (FEBRUARY 10, 2005) TO JUNE 30, 2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)		$(55,797)
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization	$334
Organization costs	(4,007)
Accrued expenses	5,100
Due to SCO Financial Group	54,370

Total Adjustments		55,797

Net Cash Provided (Used) by Operating Activities		—
CASH FLOWS FROM INVESTING ACTIVITIES
License agreement		(50,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Paid-in capital		50,000

NET INCREASE (DECREASE) IN CASH		—
CASH—BEGINNING		—

CASH—ENDING		$—

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Taxes		$—

Interest		$—

See notes to financial statements.

BRIDGE ONCOLOGY PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2005

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

Bridge Oncology Products, Inc. (the “Company”) is a Delaware corporation formed in February 2005. The Company acquired the commercialization rights outside of North America to an FDA-approved drug, sodium phenylbutyrate from a related party, Virium Pharmaceuticals, Inc. (“Virium”). Virium holds the North American commercialization rights to the drug. This drug is used to treat a rare genetic disorder in infants.

REVENUE RECOGNITION

Revenue is recognized when services rendered are completed.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

OTHER INTANGIBLE ASSETS

The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets and, as required, the Company does not amortize indefinite lived intangible assets. The License agreement acquired from a related party has an indefinite life. These are reviewed annually (or more frequently under various conditions) for impairment using a fair value approach.

Intangible assets that do not have indefinite lives are amortized over the useful lives and reviewed for impairment in accordance with SFAS no. 144.

NOTE 2—LICENSE AGREEMENT

In February 2005, the Company entered into a Phenylbutyrate (“PB”) Co-development and sub-license agreement with Virium Pharmaceuticals, Inc., a related party. The exclusive sub-license agreement entitles the Company to all of Virium’s PB technology in the worldwide territory with the exception of the United States of America and Canada including, without limitation any and all patents, patent applications, continuations, continuations-in-part, inventions, improvements, know how, trademarks, trade secrets, any and all other intellectual property or proprietary information related thereto, together with any and all commercialization rights pertaining to the PB technology.

NOTE 3—RELATED PARTY TRANSACTIONS

In March 2005, the Company entered into an agreement with SCO Financial Group LLC (“SCO”), a related party, to have SCO to act as an exclusive financial consultant and advisor in connection with the general corporate financial management and advisory needs. The Company will pay a monthly retainer fee in the amount of $12,500, payable at the beginning of each month.

SCO also paid for legal costs with regard to organization expenditures and operating expenses. A balance due to SCO in the amount of $54,370 is set forth in the financial statements.

BRIDGE ONCOLOGY PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2005

Additionally, SCO will be granted 250,000 seven-year warrants to purchase the Company’s common stock at $0.001 per share and an additional 150,000 seven-year warrants at the same exercise price every twelve month anniversary of the agreement.

NOTE 4—COMMITMENTS AND CONTINGENT LIABILITIES

SCO Financial Group

In accordance with the financial management agreement with SCO, in the event of a corporate finance transaction of licensing agreement or a merger/acquisition identified by SCO, the Company will pay SCO a success fee for its advisory services of 5% of the aggregate value of the transaction. Additionally, the Company agrees to reimburse SCO for its out-of-pocket expenses incurred in connection with the advisor’s role in the transaction in the amount of 1% of the aggregate value of the transaction.

In the event of a corporate finance transaction with public or private financing identified by SCO, the Company will pay SCO a success fee of 7% in cash (plus warrant coverage, at sale price of the common stock, of 10%) of the aggregate value of the transaction. Additionally, the Company agrees to reimburse SCO for its expenses in connection with SCO’s role in the transaction in the amount of 1% in the aggregate value of the transaction.

SCO reserves the right to receive the success fees in cash or in seven-year warrants to purchase the Company’s common stock at $0.001 per share, based upon an assumed valuation of $2.5 million.

Royalties

The Company is obligated to pay royalties to Virium on all direct sales of PB or any product incorporating the PB technology within a prescribed territory in the amount of 2%.

Acquisition

The Company is currently in negotiations to acquire one hundred percent (100%) of all the outstanding common shares of an unrelated third party in exchange for fifty (50%) of the outstanding capital stock of the Company.

NOTE 5—SUBSEQUENT EVENTS

On July 20, 2005, subsequent to the June 30, 2005 audit and in anticipation of the share exchange with Somanta Limited, the Company underwent a recapitalization via a 7078.5 for 1 forward stock split which increased the authorized shares of the Company to 15,740,000 shares consisting of (i) 15,730,000 common shares of which 7,865,000 were issued and outstanding and (ii) 10,000 preferred shares. On the date of the share exchange with Somanta Limited, 5,832,834 shares of Bridge Oncology were exchanged for the outstanding shares of Somanta Limited and 2,032,166 shares of Bridge Oncology were reserved to cover the options of Bridge Oncology issued as substitutes for the Somanta Limited options and warrants.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

9,390,320 Shares of Common Stock

Somanta Pharmaceuticals, Inc.

Part II: Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation includes a provision eliminating the personal liability of the our directors to the fullest extent permitted by applicable law.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our certificate of incorporation and bylaws include provisions that allow us to indemnify directors and officers of the corporation for actions taken in such capacity, if the actions were taken in good faith and in a manner reasonably believed to be in the best interests of the corporation and, in a criminal proceeding, the director of officer had no reasonable cause to believe that his conduct was unlawful. A director or officer who is successful in defending a claim will be indemnified for all expenses incurred in connection with his defense.

In addition, we have entered into indemnification agreements with certain of our officers and directors that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was or at any time becomes a director, an officer or an employee of ours or any of our affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We also maintain directors and officers insurance providing indemnification for certain of our directors, officers, affiliates, partners or employees for certain liabilities.

Item 25. Other Expenses of Issuance and Distribution

The expenses to be paid by us are as follows. All amounts other than the SEC registration fee are estimates. The selling stockholders will not pay any of the expenses listed below.

	Amount to be Paid
SEC registration fee	$602.86
Legal fees and expenses	$35,000	*
Accounting fees and expenses	$8,000	*
Printing and engraving	$1,500	*
Miscellaneous	$1,500	*

Total	$46,602.86	*

*	Estimates.

Item 26. Recent Sales of Unregistered Securities

On January 31, 2006, in connection with the merger with Somanta Incorporated, Somanta Pharmaceuticals, Inc., issued an aggregate of 13,697,834 shares of common stock to the 30 prior stockholders of Somanta Incorporated in exchange for all of the issued and outstanding capital stock of Somanta Incorporated.

On January 31, 2006, Somanta Pharmaceuticals, Inc., issued and sold to eight investors 464 shares of Series A Convertible Preferred Stock at a price of $10,000 per share, which are initially convertible into 7,733,334 shares of our common stock and warrants to purchase an additional 3,866,666 shares of our common stock. In connection with the private placement, SCO Capital Partners LLC also converted the entire amount of principal and interest outstanding on that certain secured convertible promissory note dated August 23, 2005, as amended, issued by Somanta Incorporated (formerly Bridge Oncology Products, Inc.) and assumed by us in connection with the merger with Somanta Incorporated. A total of $1,286,318 outstanding under the note was converted into 128.6318 shares of Series A Preferred Stock and additional warrants to purchase 2,143,863 shares of our common stock. All the warrants are immediately exercisable at an exercise price of $0.75 per share, subject to certain adjustments, and have a term of six years.

On January 31, 2006, Somanta Pharmaceuticals, Inc., assumed a warrant issued by Somanta Incorporated in favor of SCO Capital Partners LLC, dated November 8, 2005, in connection with the debt financing described above, and it thereby became a warrant to purchase 866,534 shares of Somanta Pharmaceuticals, Inc., common stock at an exercise price of $0.01 per share.

On January 31, 2006, Somanta Pharmaceuticals, Inc., issued a warrant to purchase 987,720 shares of common stock to a SCO Securities, LLC, its financial advisor in consideration for services rendered in connection with the Private Placement. These warrants are immediately exercisable at an exercise price of $0.60 per share, subject to certain adjustments, and have a term of six years.

On April 1, 2005, Somanta Pharmaceuticals, Inc. (formerly Hibshman Optical Corp.) issued 31,378,452 shares of common stock in exchange for 8% convertible notes payable totaling $62,000 plus $16,446 of accrued interest. The conversion price was $.0025 per share. The notes were issued on December 7, 1998. Hibshman Optical Corp. received an aggregate of $50,000 and issued two $25,000, 8% convertible notes payable to Hibshman Optical Corp.’s two current officers, directors and principal stockholders. The notes were due on December 7, 2001 and were convertible in whole or in part at any time prior to maturity and upon 30 days written notice from the holders into common stock of Hibshman Optical Corp. at a conversion price of $.0025 per share. These notes were extended on December 7, 2001 for three years until December 7, 2004 at the same rate of interest, conversion price and terms, and the accrued interest payable of $12,000 at that date was added to the principal increasing the balance of the convertible notes payable to $62,000. On December 7, 2004, the notes were further extended to March 31, 2005.

The offers, sales and issuances of the securities listed above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and/or Regulation D and/or Regulation S promulgated thereunder as transactions by the issuer not involving a public offering. The Company made this determination based on the representations of the recipients of these securities of their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, as well as, their respective investment experience and financial condition. Appropriate legends were affixed to the share certificates issued in such transactions. Furthermore, all recipients had adequate access to information about the registrant.

Item 27. Exhibits

Exhibit	Description
2.1	Agreement and Plan of Merger dated September 29, 2005 by and between Hibshman Optical Corp. and Somanta Pharmaceuticals, Inc. (1)

2.2	Agreement and Plan of Merger dated October 20, 2005 by and among Hibshman Optical Corp., Somanta Pharmaceuticals, Inc., Somanta Incorporated and Somanta Merger Sub, Inc. (1)

2.3	Share Exchange Agreement dated August 22, 2005 by and among Bridge Oncology Products, Inc., Somanta Limited, the shareholders of Somanta Limited and the optionholders of Somanta Limited **

3.1	Certificate of Incorporation of registrant (1)

3.2	Bylaws of registrant (1)

3.3	Certificate of Designations of Series A Preferred Stock (1)

4.1	Specimen Common Stock Certificate (1)

4.2	Form of Warrant (1)

4.3	Specimen Series A Preferred Stock Certificate (1)

5.1	Opinion of Foley & Lardner LLP **

10.1	2005 Equity Incentive Plan # (1)

10.2	Form of Option under 2005 Equity Incentive Plan # (1)

10.3	Executive Employment Agreement dated January 31, 2006 between the registrant and Agamemnon A. Epenetos # (1)

10.4	Executive Employment Agreement dated January 31, 2006 between the registrant and Terrance J. Bruggeman # (1)

10.5	Executive Employment Agreement dated January 31, 2006 between the registrant and David W. Kramer # (1)

10.6	Patent and Know-how Assignment and License Agreement dated March 20, 2003 between Somanta Limited and De Montfort University † (1)

10.7	Patent and Know-how Assignment and License Option Agreement dated March 16, 2004 between Somanta Limited and The School of Pharmacy, University of London. † (1)

10.8	Amendment to Patent and Know-how Assignment and License Option Agreement dated September 21, 2005 between Somanta Incorporated and The School of Pharmacy, University of London. † (1)

10.9	Research Collaboration and License Agreement dated August 1, 2004 between Somanta Limited and Advanced Cardiovascular Devices, Inc. † (1)

10.10	Phenylbutyrate Co-Development and Sublicense Agreement dated February 16, 2005 between Bridge Therapeutic Products, Inc. (now Virium Pharmaceuticals, Inc.) and Bridge Oncology Products, Inc. † **

10.11	Patent and Know-how Exclusive Sublicense Agreement dated August 18, 2005 between Somanta Limited and Immunodex, Inc. † (1)

10.12	Form of Indemnity Agreement (1)

10.13	Amended and Restated Letter Agreement dated November 8, 2005, by and between Somanta Incorporated and SCO Capital Partners LLC (1)

10.14	Amended and Restated Secured Convertible Promissory Note dated November 8, 2005 made by Somanta Incorporated in favor of SCO Capital Partners LLC (1)

10.15	Security Agreement dated August 24, 2005, by and between Somanta Incorporated and SCO Capital Partners LLC (1)

Exhibit	Description
10.16	Common Stock Purchase Warrant dated November 8, 2005 (1)

10.17	Preferred Stock and Warrant Purchase Agreement dated January 31, 2006 **

10.18	Investor Rights Agreement dated January 31, 2006 (1)

10.19	Collaborative Research Agreement dated March 1, 2006 by and between Somanta Incorporated and University of Bradford † (2)

10.20	Service Provision Agreement dated January 31, 2006 by and between Somanta Incorporated and Pharma Consultancy Limited UK **

10.21	Service Provision Agreement dated January 31, 2006 by and between Somanta Incorporated and Gary Bower **

10.22	Agreement Regarding Academic Clinical Study dated August 18, 2005 by and between Somanta Limited and The Cancer Research Institute of Contra Costa † **

10.23	Service Agreement dated January 10, 2005 by and between Somantis Limited and Terrance J. Bruggeman **

10.24	Amendment to Service Provision Agreement dated April 19, 2006 by and between Somanta Incorporated and Gary Bower **

10.25	Service Agreement dated October 11, 2004 by and between Somantis Limited and Balbir Brar *

10.26	Consulting Agreement dated February 11, 2006 by and between the registrant and Duncan Merritt *

10.27	License to occupy Consulting Room(s) at 80 Harley Street dated May 15, 2006 by and between HCA International Limited t/a the Harley Street Clinic and Professor Agamemnon Epenetos *

10.28	Letter Agreement dated March 1, 2005 by and between Bridge Oneology Products, Inc. and SCO Financial Group LLC *

10.29	Consulting Agreement dated July 19, 2005 by and between Somanta Limited and Balbir Brar *

16.1	Letter of Rotenberg Meril Solomon Bertiger & Guttilla, PC, to the Securities and Exchange Commission *

21.1	Subsidiaries (1)

23.1	Consent of Stonefield Josephson, Inc. *

23.2	Consent of Cole, Samsel & Bernstein, LLC *

24.1	Power of Attorney **

*	Filed herewith.
**	Filed previously.
#	Indicates a management compensation plan or agreement.
†	Indicates that portions of this agreement have been omitted pursuant to a confidential treatment request and have been filed separately with the SEC.
(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 6, 2006.
(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on March 23, 2006.

Item 28. Undertakings

(a) The undersigned registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of or used or referred to by the undersigned;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned or its securities provided by or on behalf of the undersigned; and

(iv) Any other communication that is an offer in the offering made by the undersigned to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

(8) For the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus is deemed part of and included in this registration statement;

(ii) Each prospectus require to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement shall be made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in any document incorporated or deemed incorporated by reference into the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Irvine, State of California on this 13th day of June, 2006.

Somanta Pharmaceuticals, Inc.

By:	/s/ TERRANCE J. BRUGGEMAN
Name:	Terrance J. Bruggeman
Title:	Executive Chairman

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title(s)	Date

/s/ TERRANCE J. BRUGGEMAN Terrance Bruggeman	Executive Chairman and Director	June 13, 2006

/s/ AGAMEMNON A. EPENETOS* Agamemnon A. Epenetos	Chief Executive Officer, President and Director (Principal Executive Officer)	June 13, 2006

/s/ DAVID W. KRAMER* David W. Kramer	Chief Financial Officer, Treasurer, Secretary (Principal Financial and Accounting Officer)	June 13, 2006

/s/ MICHAEL R.D. ASHTON* Michael R.D. Ashton	Director	June 13, 2006

/s/ JEFFREY B. DAVIS* Jeffrey B. Davis	Director	June 13, 2006

/s/ JOHN R. GIBSON* John R. Gibson	Director	June 13, 2006

/s/ KATHLEEN H. VAN SLEEN* Kathleen H. Van Sleen	Director	June 13, 2006

*By:	/s/ TERRANCE J. BRUGGEMAN
Terrance J. Bruggeman Attorney-in-Fact

Index to Exhibits

Exhibit	Description
2.1	Agreement and Plan of Merger dated September 29, 2005 by and between Hibshman Optical Corp. and Somanta Pharmaceuticals, Inc. (1)

2.2	Agreement and Plan of Merger dated October 20, 2005 by and among Hibshman Optical Corp., Somanta Pharmaceuticals, Inc., Somanta Incorporated and Somanta Merger Sub, Inc. (1)

2.3	Share Exchange Agreement dated August 22, 2005 by and among Bridge Oncology Products, Inc., Somanta Limited, the shareholders of Somanta Limited and the optionholders of Somanta Limited **

3.1	Certificate of Incorporation of registrant (1)

3.2	Bylaws of registrant (1)

3.3	Certificate of Designations of Series A Preferred Stock (1)

4.1	Specimen Common Stock Certificate (1)

4.2	Form of Warrant (1)

4.3	Specimen Series A Preferred Stock Certificate (1)

5.1	Opinion of Foley & Lardner LLP **

10.1	2005 Equity Incentive Plan # (1)

10.2	Form of Option under 2005 Equity Incentive Plan # (1)

10.3	Executive Employment Agreement dated January 31, 2006 between the registrant and Agamemnon A. Epenetos # (1)

10.4	Executive Employment Agreement dated January 31, 2006 between the registrant and Terrance J. Bruggeman # (1)

10.5	Executive Employment Agreement dated January 31, 2006 between the registrant and David W. Kramer # (1)

10.6	Patent and Know-how Assignment and License Agreement dated March 20, 2003 between Somanta Limited and De Montfort University † (1)

10.7	Patent and Know-how Assignment and License Option Agreement dated March 16, 2004 between Somanta Limited and The School of Pharmacy, University of London. † (1)

10.8	Amendment to Patent and Know-how Assignment and License Option Agreement dated September 21, 2005 between Somanta Incorporated and The School of Pharmacy, University of London. † (1)

10.9	Research Collaboration and License Agreement dated August 1, 2004 between Somanta Limited and Advanced Cardiovascular Devices, Inc. † (1)

10.10	Phenylbutyrate Co-Development and Sublicense Agreement dated February 16, 2005 between Bridge Therapeutic Products, Inc. (now Virium Pharmaceuticals, Inc.) and Bridge Oncology Products, Inc. † **

10.11	Patent and Know-how Exclusive Sublicense Agreement dated August 18, 2005 between Somanta Limited and Immunodex, Inc. † (1)

10.12	Form of Indemnity Agreement (1)

10.13	Amended and Restated Letter Agreement dated November 8, 2005, by and between Somanta Incorporated and SCO Capital Partners LLC (1)

10.14	Amended and Restated Secured Convertible Promissory Note dated November 8, 2005 made by Somanta Incorporated in favor of SCO Capital Partners LLC (1)

10.15	Security Agreement dated August 24, 2005, by and between Somanta Incorporated and SCO Capital Partners LLC (1)

Exhibit	Description
10.16	Common Stock Purchase Warrant dated November 8, 2005 (1)

10.17	Preferred Stock and Warrant Purchase Agreement dated January 31, 2006 **

10.18	Investor Rights Agreement dated January 31, 2006 (1)

10.19	Collaborative Research Agreement dated March 1, 2006 by and between Somanta Incorporated and University of Bradford † (2)

10.20	Service Provision Agreement dated January 31, 2006 by and between Somanta Incorporated and Pharma Consultancy Limited UK **

10.21	Service Provision Agreement dated January 31, 2006 by and between Somanta Incorporated and Gary Bower **

10.22	Agreement Regarding Academic Clinical Study dated August 18, 2005 by and between Somanta Limited and The Cancer Research Institute of Contra Costa † **

10.23	Service Agreement dated January 10, 2005 by and between Somantis Limited and Terrance J. Bruggeman **

10.24	Amendment to Service Provision Agreement dated April 19, 2006 by and between Somanta Incorporated and Gary Bower**

10.25	Service Agreement dated October 11, 2004 by and between Somantis Limited and Balbir Brar*

10.26	Consulting Agreement dated February 11, 2006 by and between the registrant and Duncan Merritt*

10.27	License to occupy Consulting Room(s) at 80 Harley Street dated May 15, 2006 by and between HCA International Limited t/a the Harley Street Clinic and Professor Agamemnon Epenetos*

10.28	Letter Agreement dated March 1, 2005 by and between Bridge Oneology Products, Inc. and SCO Financial Group LLC*

10.29	Consulting Agreement dated July 19, 2005 by and between Somanta Limited and Balbir Brar*

16.1	Letter of Rotenberg Meril Solomon Bertiger & Guttilla, PC, to the Securities and Exchange Commission *

21.1	Subsidiaries (1)

23.1	Consent of Stonefield Josephson, Inc. *

23.2	Consent of Cole, Samsel & Bernstein, LLC *

24.1	Power of Attorney. **

*	Filed herewith.
**	Filed previously.
#	Indicates a management compensation plan or agreement.
†	Indicates that portions of this agreement have been omitted pursuant to a confidential treatment request and have been filed separately with the SEC.
(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 6, 2006.
(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on March 23, 2006.